Table of Contents

Filed Pursuant to Rule 424(b)(3)
PROSPECTUS	Registration No. 333-283913

INSEEGO CORP.

UP TO 5,956,241 SHARES OF COMMON STOCK

Pursuant to this prospectus, we are registering, for potential offer and sale on a resale basis by the stockholders identified herein (the “Registering Stockholders”), an aggregate of up to 5,956,241 shares of common stock of Inseego Corp., par value $0.001 per share (“Common Stock”), consisting of (i) up to an aggregate of 2,937,937 shares of Common Stock that were issued to certain of the Registering Stockholders, and up to an aggregate of 2,468,304 shares of Common Stock that are issuable upon exercise of warrants (the “Exchange Warrants”) that were issued to certain of the Registered Holders, in each case in connection with the exchange by such Registering Stockholders of the Company’s 3.25% convertible notes due 2025 previously held by them, and (ii) up to an aggregate of 550,000 shares of Common Stock that are issuable upon exercise of warrants (the “Loan Warrants” and, together with the Exchange Warrants, the “Warrants”) that were issued to certain of the Registering Stockholders in connection with a Loan and Security Agreement, dated June 28, 2024 (the “Short-Term Loan Agreement”), entered into between us and such Registering Stockholders.

We will not receive any of the proceeds from the sale by the Registering Stockholders of shares of Common Stock. Upon any exercise of the Warrants, however, we will receive the exercise price of the Warrants, which, if exercised with respect to the 3,018,304 shares of Common Stock offered hereby that underlie the Warrants, would result in gross proceeds to us of approximately $38.0 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The Registering Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Registering Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in the section entitled “Plan of Distribution” on page 92. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Common Stock covered by this prospectus will be borne by the Registering Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Common Stock with the Securities and Exchange Commission (the “SEC”).

You should carefully read this prospectus, and any applicable prospectus supplement, before you invest in any of our securities.

The shares of Common Stock are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “INSG.” On December 30, 2024, the last sale price of the Common Stock as reported on the Nasdaq was $10.38 per share.

The shares being registered that may be offered for resale in this prospectus represent a substantial percentage of the total outstanding shares of our Common Stock as of December 19, 2024. Assuming the issuance of all of the shares being registered for resale pursuant to this prospectus, the shares would represent approximately 39.8% of the outstanding Common Stock as of December 11, 2024. The sale of the shares, or the perception that these sales could occur, pursuant to this prospectus, could result in a significant decline in the public trading price of our Common Stock.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary-Smaller Reporting Company.”

Investing in our securities involves certain risks, including those that are described in the section titled “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is  December 30, 2024.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

i

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the Registering Stockholders identified in this prospectus under the caption “Registering Stockholders,” from time to time, of up to an aggregate of 5,956,241 shares of Common Stock. We are not selling any shares of Common Stock under this prospectus, and we will not receive any proceeds from the sale of shares of Common Stock offered hereby by the Registering Stockholders, although we may receive cash from the exercise of the Warrants.

You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with any other information, and we take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects.

We are not, and the Registering Stockholders are not, making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information.”

Sources of Industry and Market Data

Where information has been sourced from a third party, the source of such information has been identified. Unless otherwise indicated, the information contained in this prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which we operate is taken from publicly available sources, including third-party sources, or reflects our estimates that are principally based on information from publicly available sources.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking

Forward-looking statements in this prospectus are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we undertake no obligations to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	our dependence on a small number of customers for a substantial portion of our revenues;

•	our ability to compete in the market for wireless broadband data access products and wireless modem products;

•	our ability to successfully develop and introduce new products and services;

•	the pace of 5G wireless network rollouts and their adoption by customers;

•	our dependence on wireless telecommunication operators delivering acceptable wireless services

•	our ability to meet the price and performance standards of the evolving 5G New Radio (“5G NR”) products and technologies;

•	our ability to develop sales channels and to onboard channel partners;

•	our relationships with and the performance of our channel partners;

•	our ability to introduce and sell new products that comply with current and evolving industry standards and government regulations;

•	our ability to develop and maintain strategic relationships to expand into new markets;

•	our ability to properly manage the growth of our business to avoid significant strains on our management and operations and disruptions to our business;

•	our reliance on third parties to manufacture our products;

•	our contract manufacturers’ ability to secure necessary supply to build our devices;

iii

•	increases in costs, disruption of supply and/or the shortage of semiconductors or other key components of our products;

•	our ability to accurately forecast customer demand and order the manufacture and timely delivery of sufficient product quantities;

•	our reliance on sole source suppliers for some products and devices used in our solutions;

•	our ability to be cost competitive while meeting time-to-market requirements for our customers;

•	our ability to meet the product performance needs of our customers in mobile broadband and fixed wireless access markets;

•	our ability to make successful investments in research and development;

•	the outcome of any pending or future litigation, including intellectual property litigation;

•	infringement claims with respect to intellectual property contained in our solutions;

•	our continued ability to license necessary third-party technology for the development and sale of our solutions;

•	the introduction of new products that could contain errors or defects;

•	our ability to make payments on or to refinance our indebtedness;

•	our ability to hire, retain and manage qualified personnel to maintain and expand our business.

•	our ability to mitigate the impact of tariffs or other government-imposed sanctions;

•	the impact of high rates of inflation and rising interest rates;

•	the continuing impact of uncertain global economic conditions on the demand for our products; and

•	the impact of geopolitical instability on our business.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus, including the information under the heading “Risk Factors” below. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate.

iv

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Overview

Inseego Corp. (“Inseego,” the “Company,” “we” or “us”) is a leader in the design and development of cloud-managed wireless broadband and intelligent edge solutions. Our 4G and 5G wireless broadband portfolio is comprised of secure and high-performance mobile broadband and fixed wireless access (“FWA”) solutions with associated cloud solutions for real time WAN visibility, monitoring, automation and control with centralized orchestration of network functions. These solutions are specifically built for the enterprise and small and medium business (“SMB”) market segments with a focus on performance, scalability, quality and enterprise grade security. Until recently, we also sold telematics solutions designed to improve business outcomes for enterprise and SMB market segments (see “Recent Developments” below). We also provide a wireless subscriber management SaaS solution for carriers to manage their government and complex enterprise customer subscriptions.

Our 5G products and associated cloud solutions are designed and developed in the U.S. and are used in mission-critical applications requiring the highest levels of security and zero unscheduled downtime. These solutions support applications such as business broadband for both mobile and fixed use cases, enterprise networking and software-defined wide area network (“SD-WAN”) failover management.

Inseego is at the forefront of providing high speed broadband through state-of-the-art 4G and 5G solutions to keep enterprise and SMB customers seamlessly connected. With multiple first-to-market innovations through several generations of 4G and 5G technologies, Inseego has been advancing wireless WAN technology and driving industry transformations for over 30 years. Our products currently operate on all major cellular networks in the US. Our mobile hotspots, sold under the MiFi® brand, have been sold to millions of end users and provide secure and convenient high-speed broadband access to the Internet on the go.

Sale of Telematics Business

On November 27, 2024, we completed the previously announced sale of our telematics business (the “Telematics Business”) pursuant to the Share Purchase Agreement, dated as of September 16, 2024 (the “Purchase Agreement”) with Light Sabre SPV Limited. Pursuant to the terms of the Purchase Agreement, Ctrack Holdings (the “Purchaser”), as assignee of Light Sabre SPV Limited, acquired the entire issued share capital of our Inseego International Holdings Limited subsidiary for $52 million in an all-cash transaction (the “Disposition”). The Purchase Agreement provides for a closing accounts mechanism, whereby, following closing of the Disposition, the Purchaser will prepare closing accounts and a closing statement, which, once agreed or deemed agreed, will form the basis of an adjustment to the initial purchase consideration as a result of changes in closing working capital and net debt. As a result of the Disposition, the Company divested the fleet management and telematics solutions business of the Company, which has operations in the United Kingdom, Europe, Australia and New Zealand.

Our decision to divest the Telematics Business was based on a review of the strategic fit of the business with our North American-centric 5G wireless solutions business and our previously stated goal to continue to significantly de-leverage our capital structure. The sale of the telematics operations further supports our streamlining of our focus and resources on the strongest growth opportunities around our core product offerings.

1

Debt Reduction and Restructuring

During 2024, we completed a series of transactions (the “Exchange Transactions”), as part of our overall capital structure management, pursuant to which we overhauled our capital structure and reduced our outstanding indebtedness by repurchasing or exchanging, for cash, long-term debt and equity, a significant portion of our outstanding 3.25% convertible notes due 2025 (the “2025 Convertible Notes”) at a discount. In total, through the date of this prospectus, we have repurchased or exchanged approximately $147 million, or 91%, of the $162 million of the 2025 Convertible Notes that were outstanding as of December 31, 2023, significantly reducing our debt level and leaving a remaining balance of approximately $15 million of the 2025 Convertible Notes outstanding.

On November 6, 2024, we completed the exchange of $91.5 million of face value of the 2025 Convertible Notes held by certain holders of the 2025 Convertible Notes (the “Exchanging Noteholders”) pursuant to separate exchange agreements entered into with each of the Exchanging Noteholders (such agreements, the “Exchange Agreements”). The consummation of these exchanges implemented the exchanges agreed to pursuant to binding term sheets (each, an “Exchange Term Sheet”) previously entered into between us and the Exchanging Noteholders, including those entered into with North Sound Partners and Golden Harbor Ltd. on or about June 28, 2024. On November 6, 2024, we issued to the Exchanging Noteholders in concurrent private placement transactions an aggregate of (i) approximately 2.4 million shares of our Common Stock, (ii) approximately $40.9 million in principal amount of new senior secured notes due in 2029 (the “New Senior Secured Notes”), and (iii) Exchange Warrants to purchase an aggregate of approximately 2.1 million shares of Common Stock.

Prior to the closing with the Exchanging Noteholders on November 6, 2024, we had previously completed discounted repurchases of an aggregate of $55.5 million principal amount of the 2025 Convertible Notes during the second and third quarters of 2024 for a combination of cash and equity. In the aggregate, in connection with all of the transactions to restructure the 2025 Convertible Notes, including the Short-Term Loan Agreement entered into on June 28, 2024, we issued approximately 2.9 million shares of Common Stock and Warrants to purchase an aggregate of approximately 3.0 million shares of Common Stock.

As of the date of this prospectus, affiliates of two of the Exchanging Noteholders, Golden Harbor Ltd. and North Sound Partners, may be deemed to beneficially own more than 5% of our outstanding Common Stock. James B. Avery, a member of our Board of Directors, currently serves as Senior Managing Director of Tavistock Group, an affiliate of Golden Harbor Ltd.

New Senior Secured Notes

The New Senior Secured Notes bear interest at 9.0% per annum, to be paid in cash, in arrears, on a semi-annual basis, and will have a maturity date of May 1, 2029. The documentation of the New Senior Secured Notes includes a Base Indenture (the “Base Indenture”) and Supplemental Indenture (the “Supplemental Indenture” and, collectively with the Base Indenture, the “New Senior Secured Notes Indenture”) entered into by us and certain of our subsidiaries, as guarantors (the “Guarantors”) and a Pledge and Security Agreement (the “Security Agreement”), pursuant to which the New Senior Secured Notes are secured by a first priority lien on substantially all our assets.

 Pursuant to the terms of the New Senior Secured Notes Indenture, we may redeem all or part of the New Senior Secured Notes at any time prior to May 1, 2029 at a redemption price equal to 100% of the principal amount of the New Senior Secured Notes to be redeemed plus the present value at such redemption of the sum of all required interest payments from such redemption date through May 1, 2029, plus accrued and unpaid interest on such New Senior Secured Note to, but excluding, the redemption date.

 If we experience a fundamental change (as defined in the New Senior Secured Notes Indenture), the holders of the New Senior Secured Notes will have the right to require us to repurchase the New Senior Secured Notes at a purchase price equal to the greater of (i) the amount that would be paid to redeem the New Senior Secured Notes as if the date of the repurchase was the redemption date and (ii) 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of such repurchase.

2

The New Senior Secured Notes Indenture contains covenants customary for such senior secured debt, which put certain restrictions on our or the Guarantors’ ability to incur liens, sell or transfer assets, incur other indebtedness, pay dividends, make investments, enter into transactions with affiliates, make other distributions or payments on account of any redemption, retirement or purchase of any capital stock or pay certain other indebtedness.

The New Senior Secured Notes Indenture also provides for customary events of default (subject in certain cases to customary grace and cure periods), which include payment defaults, a failure to pay certain judgments and certain events of bankruptcy and insolvency. These events of default are subject to a number of important qualifications, limitations and exceptions that are described in the New Senior Secured Notes Indenture.

Short-Term Loan Agreement

On June 28, 2024, we entered into the Short-Term Loan Agreement with South Ocean Funding, LLC (“South Ocean”), North Sound Ventures, LP (“North Sound Ventures”) and Philip Brace, as lenders (the “Lenders”), pursuant to which we borrowed the principal amount of $19.5 million, which amount was used to partially fund our repurchase of certain of the 2025 Convertible Notes. In connection with the closing of the Disposition in November 2024, the Company repaid all remaining amounts outstanding under the Short-Term Loan Agreement, including an exit fee equal to 4.0% of the aggregate principal amount.

Warrants

In connection with entering into the Short-Term Loan Agreement, we issued to the Lenders the Loan Warrants to purchase an aggregate of 550,000 shares of Common Stock. The Loan Warrants have an exercise price of $12.12 per share of Common Stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The Loan Warrants will expire four years from the date of issuance and are exercisable on a cash basis, and contain customary registration rights with respect to the shares of Common Stock issuable upon exercise of the Loan Warrants.

As of the date of this prospectus, affiliates of each of South Ocean and North Sound Ventures may be deemed to beneficially own more than 5% of our outstanding Common Stock, and Philip Brace is our Executive Chairman. James B. Avery, a member of the Company’s Board of Directors, currently serves as Senior Managing Director of Tavistock Group, an affiliate of South Ocean.

Registration Rights

In connection with the transactions described above, we agreed to file the registration statement of which this prospectus forms a part, to register the resale of the shares of Common Stock issued pursuant to the Exchange Transactions and the shares of Common Stock issuable upon exercise of the Loan Warrants and the Exchange Warrants.

The shares being offered for resale in this prospectus represent a substantial percentage of the total outstanding shares of our Common Stock as of December 19, 2024. Assuming the issuance of all of the shares being registered for resale pursuant to this prospectus, the shares would represent approximately 39.8% of the outstanding Common Stock as of December 11, 2024. The sale of the shares, or the perception that these sales could occur, pursuant to this prospectus, could result in a significant decline in the public trading price of our Common Stock.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following risks, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of the Common Stock and result in a loss of all or a portion of your investment:

3

Risks Related to Our Outstanding Debt

•	Our debt service requirements are significant, and we may not have sufficient cash flow from our business to pay our substantial debt.

•	Our future capital needs are uncertain, and we may need to raise additional funds in the future. We may not be able to raise such additional funds on acceptable terms or at all.

•	We are required to comply with certain financial and other covenants under our Credit Agreement (as defined below) and, if we fail to meet those covenants or otherwise suffer a default thereunder, our lender may accelerate the payment of such obligations.

Risks Related to Our Ability to Generate Revenues

•	We depend upon two customers for a substantial portion of our revenues, and our business would be negatively affected by an adverse change in our dealings with either of these customers.

•	We may not be able to retain and increase sales to our existing customers, which could negatively impact our financial results.

•	Loss of, or a significant reduction in business from, one or more significant customers could adversely affect our revenue and profitability.

•	The FWA market may take longer to materialize than we expect or, if it does materialize rapidly, we may not be able to meet the development schedule and other customer demands.

•	The marketability of our products may suffer if wireless telecommunications operators do not deliver acceptable wireless services.

•	If customers do not adopt our software, we may not be able to monetize these software assets and realize a key part of our growth and profitability strategy.

•	The market for the products and services that we offer is rapidly evolving and highly competitive. We may be unable to compete effectively.

•	If we fail to develop and maintain strategic relationships, we may not be able to penetrate new markets.

•	If we fail to develop and timely introduce new products and services or enter new markets for our products and services successfully, we may not achieve our revenue targets, or we may lose key customers or sales and our business could be harmed.

Risks Related to Developing, Manufacturing and Delivering Our Solutions

•	We rely on third parties to manufacture and warehouse many of our products, which exposes us to a number of risks and uncertainties outside our control.

•	We depend on sole source suppliers for some components used in our products. The availability and sale of those services would be harmed if any of these suppliers is not able to meet our demand and alternative suitable products are not available on acceptable terms, or at all.

4

•	Natural disasters, public health crises, political crises and other catastrophic events or other events outside of our control could damage our facilities or the facilities of third parties on which we depend, and could impact consumer spending.

•	If disruptions in our transportation network occur or our shipping costs substantially increase, we may be unable to sell or timely deliver our products, and our operating expenses could increase.

•	We may be unable to adequately control the costs or maintain adequate supply of components and raw materials associated with our operations.

•	If we do not effectively manage our sales channel inventory and product mix, we may incur costs associated with excess inventory, or lose sales from having too few products.

•	Product liability, product replacement or recall costs could adversely affect our business and financial performance.

•	We rely on third-party software and other intellectual property to develop and provide our solutions and significant increases in licensing costs or defects in third-party software could harm our business.

•	Our solutions integrate with third-party technologies and if our solutions become incompatible with these technologies, our solutions would lose functionality and our customer acquisition and retention could be adversely affected.

•	Our software may contain undetected errors, defects or other software problems, and if we fail to correct any defect or other software problems, we could lose customers or incur significant costs, which could result in damage to our reputation or harm to our operating results.

•	Our “over-the-air” transmission of firmware updates could permit a third party to disable our customers’ in-vehicle devices or introduce malware into our customers’ in-vehicle devices, which could expose us to widespread loss of service and customer claims.

Legal and Regulatory Risks

•	Evolving regulations and changes in applicable laws relating to data privacy may increase our expenditures related to compliance efforts or otherwise limit the solutions we can offer, which may harm our business and adversely affect our financial condition.

•	Enhanced United States fiscal, tax and trade restrictions and executive and legislative actions could adversely affect our business, financial condition, and results of operations.

•	The increasing focus on environmental sustainability and social initiatives could increase our costs, harm our reputation and adversely impact our financial results.

•	An assertion by a third party that we are infringing its intellectual property could subject us to costly and time-consuming litigation or expensive licenses and our business could be harmed.

•	If we are unable to protect our intellectual property and proprietary rights, our competitive position and our business could be harmed.

5

Risks Related to International Operations

•	Due to the global nature of our operations, we are subject to political and economic risks of doing business internationally.

•	Weakness or deterioration in global economic conditions or jurisdictions where we have significant foreign operations could have a material adverse effect on our results of operations and financial condition.

•	Weakness or deterioration in global political conditions where we have significant business interests could have a material adverse effect on our business, results of operations and financial condition.

•	Fluctuations in foreign currency exchange rates could adversely affect our results of operations.

•	Unionization efforts in certain countries in which we operate could materially increase our costs or limit our flexibility.

•	Our international operations may increase our exposure to potential liability under anti-corruption, trade protection, tax and other laws and regulations.

•	A governmental challenge to our transfer pricing policies or practices could impose significant costs on us.

Risks Related to Business Development Activities

•	We may acquire companies and businesses, and/or divest assets or businesses. The completion of acquisition or divestiture transactions could have an adverse effect on our financial condition.

•	If our goodwill and acquired intangible assets become impaired, we may be required to record a significant charge to earnings.

Risks Related to Owning Our Securities

•	Our share price has been highly volatile in the past and could be highly volatile in the future.

•	Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited

•	The price of our stock may be vulnerable to manipulation, including through short sales.

•	Future issuances of Common Stock upon exercise of the Warrants, or settlements of any conversion obligations with respect to the 2025 Notes, may result in dilution to existing stockholders, lower prevailing market prices for our Common Stock or require a significant cash outlay.

•	Ownership of our Common Stock is concentrated, and as a result, certain stockholders may exercise significant influence over the Company.

•	Our outstanding Series E Preferred Stock or future equity offerings could adversely affect the holders of our Common Stock in some circumstances.

•	We do not currently intend to pay dividends on our Common Stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of our Common Stock.

•	Our restated certificate of incorporation and restated bylaws and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

6

•	If financial or industry analysts do not publish research or reports about our business, or if they issue negative or misleading evaluations of our stock, our stock price and trading volume could decline.

•	If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to report our financial results timely and accurately, which could adversely affect investor confidence in us, and in turn, our results of operations and our stock price.

•	If the accounting estimates we make, and the assumptions on which we rely, in preparing our financial statements prove inaccurate, our actual results may be adversely affected.

•	Changes to the accounting systems or new accounting system implementations may be ineffective or cause delays in our ability to record transactions and/or provide timely financial results.

•	Any changes to existing accounting pronouncements or taxation rules or practices may cause adverse fluctuations in our reported results of operations or affect how we conduct our business.

•	Our quarterly operating results have fluctuated in the past and may fluctuate in the future, which could cause declines or volatility in the price of our Common Stock.

General Risk Factors

•	We may not be able to maintain and expand our business if we are not able to hire, retain and manage additional qualified personnel.

•	Our business may be adversely affected by unfavorable macroeconomic conditions

•	Adverse economic conditions or reduced spending on information technology solutions may adversely impact our revenue and profitability.

•	We may be exposed to risks related to litigation and administrative proceedings that could materially and adversely affect our business, results of operations and financial condition.

Corporate Information

We are a Delaware corporation formed in 2016 as the successor to Novatel Wireless, Inc., a Delaware corporation formed in 1996, resulting from an internal reorganization that was completed in November 2016. Our principal executive office is located at 9710 Scranton Road, Suite 200, San Diego, CA 92121, and our telephone number at that location is (858) 812-3400. Our Common Stock trades on The NASDAQ Global Select Market under the trading symbol “INSG.” Our website address is https://www.inseego.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common equity held by non-affiliates exceeds $250 million as of the last business day of the most recently completed second fiscal quarter or (ii) the market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of the most recently completed second fiscal quarter and our annual revenue in the most recent fiscal year completed before the last business day of such second fiscal quarter exceeded $100 million. To the extent we take advantage of such reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

7

THE OFFERING

The Registering Stockholders identified in this prospectus are offering on a resale basis a total of 5,956,241 shares of Common Stock, consisting of (i) up to an aggregate of 2,937,937 shares of Common Stock that were issued to certain of the Registering Stockholders, and up to an aggregate of 2,468,304 shares of Common Stock that are issuable upon exercise of Exchange Warrants that were issued to certain of the Registered Holders, in each case in connection with the exchange by such Registering Stockholders of the 2025 Convertible Notes previously held by them, and (ii) up to an aggregate of 550,000 shares of Common Stock that are issuable upon exercise of Loan Warrants that were issued to certain of the Registering Stockholders in connection with the Short-Term Loan Agreement.

Issuer	Inseego Corp.

Shares of Common Stock offered by the Registering Stockholders	Up to 5,956,241 shares of Common Stock.

Common Stock outstanding	14,959,594 shares (as of December 11, 2024).

Use of proceeds	We will not receive any proceeds from the sale of the shares of Common Stock by the Registering Stockholders. Assuming the subsequent exercise of all of the Warrants for cash, we will receive an aggregate of approximately $38.0 million in gross proceeds from the exercise of the Warrants. However, no assurance can be given that the Warrants will ever be exercised. We intend to use any proceeds received by us from the cash exercise of the Warrants, if any, for working capital, potential future acquisitions of complementary businesses, products, services or technologies, and general corporate purposes. However, we have no current understandings, agreements or commitments for any specific material acquisitions at this time. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. Our ability to continue funding our existing and future operations is not dependent upon receiving cash proceeds from the exercise of any Warrants. See “Use of Proceeds.”

NASDAQ ticker symbol	“INSG”

The number of shares of Common Stock outstanding as of December 11, 2024 excludes the following:

•	251,425 shares of Common Stock issuable upon the exercise of outstanding options under our 2018 Omnibus Incentive Compensation Plan (the “2018 Plan”);

•	1,112,779 shares of Common Stock issuable upon settlement of restricted stock units granted under the 2018 Plan;

•	2,578,838 shares of Common Stock reserved for future issuance under the 2018 Plan;

•	500,000 shares of Common Stock reserved for future issuance under our Amended and Restated 2000 Employee Stock Purchase Plan;

•	3,018,304 shares of Common Stock issuable upon exercise of outstanding Warrants) at exercise prices ranging from $11.03 to $15.77; and

•	118,546 shares of Common Stock issuable upon conversion of the outstanding 2025 Convertible Notes, at a conversion price of approximately $126.12 per share.

8

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under the section titled “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

RISKS RELATED TO OUR OUTSTANDING DEBT

Our debt service requirements are significant, and we may not have sufficient cash flow from our business to pay our substantial debt.

The outstanding principal amount of our 2025 Convertible Notes at September 30, 2024 was $106.8 million. The 2025 Convertible Notes have a maturity date of May 1, 2025. As disclosed elsewhere in this prospectus, subsequent to September 30, 2024 we completed the additional exchanges of $91.5 million in aggregate principal amount of the 2025 Convertible Notes for, among other things, approximately $40.9 million in principal amount of New Senior Secured Notes.

Our ability to make scheduled payments on, or to refinance our indebtedness, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and other fixed charges, fund working capital needs and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, refinancing or restructuring debt or obtaining additional equity capital on terms that may be onerous or dilutive. Our ability to refinance or restructure our indebtedness will depend on the condition of the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on favorable terms, which could result in a default on our debt obligations. Any default under such indebtedness could have a material adverse effect on our business, results of operations and financial condition.

Our future capital needs are uncertain, and we may need to raise additional funds in the future. We may not be able to raise such additional funds on acceptable terms or at all.

We may need to raise substantial additional capital in the future to refinance our indebtedness, fund our operations, develop and commercialize new products and solutions or acquire companies. If we require additional funds in the future, we may not be able to obtain those funds on acceptable terms, or at all. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt or additional equity financing that we raise may contain terms that are not favorable to us or our stockholders. In addition, restrictions in our existing debt agreements may limit the amount and/or type of indebtedness that we are able to incur.

If we do not have, or are not able to obtain, sufficient funds, we may have to delay development or commercialization of our products and solutions, liquidate some or all of our assets, or delay, reduce the scope of or eliminate some or all of our sales and marketing expansion programs. Any of these actions could harm our operating results.

9

We are required to comply with certain covenants under the terms of our New Senior Secured Notes and, if we fail to meet those covenants or otherwise suffer a default thereunder, our lenders may accelerate the payment of such obligations.

The Indenture that sets forth the terms of the New Senior Secured Notes (the “New Notes Indenture”) contains covenants which put certain restrictions on our ability to incur liens, sell or transfer assets, incur other indebtedness, pay dividends, make investments, enter into transactions with affiliates, make other distributions or payments on account of any redemption, retirement or purchase of any capital stock or pay certain other indebtedness. The restrictions in the New Notes impose operating and financial restrictions on us and may limit our ability to compete effectively, take advantage of new business opportunities or take other actions that may be in our, or our stockholders’, best interests. Further, various risks and uncertainties may impact our ability to comply with our obligations under the New Notes Indenture. Our obligations under the New Senior Secured Notes are secured by a continuing security interest in all property (other than certain excluded collateral) of the Company and each of the borrower parties.

Our inability to comply with any of the provisions of the New Notes Indenture could result in a default under the New Notes Indenture. If such a default under the New Notes Indenture occurs, the lenders may elect to demand payment in full of all or any portion of our obligations under the New Senior Secured Notes and, among other remedies, foreclose on our assets. The occurrence of any of these events could have a material adverse effect on our business, financial condition, results of operations and liquidity.

RISKS RELATED TO OUR ABILITY TO GENERATE REVENUES

We depend upon two customers for a substantial portion of our revenues, and our business would be negatively affected by an adverse change in our dealings with either of these customers.

Sales to Verizon Wireless and T-Mobile collectively accounted for 59% and 67% of our consolidated net revenues for the years ended December 31, 2023 and 2022, respectively. Revenues from T-Mobile generated through our wireless subscriber management solution (Inseego Subscribe) makes up a significant portion of our Services and other revenue. While we have accelerated our engagements with prospective new customers and continue to focus on growing revenue in other parts of our business, we expect that Verizon Wireless and T-Mobile will continue to account for a substantial portion of our net revenues, and any impairment of our relationship or reduction in our services with Verizon Wireless or T-Mobile would adversely affect our business and financial position. Additionally, any change in the forecasted or actual product sell-through of Verizon Wireless or T-Mobile could have a detrimental impact on our revenue, bottom line and cash position.

We may not be able to retain and increase sales to our existing customers, which could negatively impact our financial results.

We generally seek to license our software and enterprise solutions pursuant to customer agreements with multi-year terms and subscriptions. However, our customers have no obligation to renew these agreements after their initial terms expire. We also actively seek to sell additional solutions to our existing customers. If our efforts to satisfy our existing customers are not successful, we may not be able to retain them or sell additional functionality to them and, as a result, our revenue and ability to grow could be adversely affected. Customers may choose not to renew their subscriptions for many reasons, including the belief that our service is not required for their business needs or is otherwise not cost-effective, a desire to reduce discretionary spending, or a belief that our competitors’ services provide better value. Additionally, our customers may not renew for reasons entirely out of our control, such as the dissolution of their business or an economic downturn in their industry. A significant increase in our churn rate would have an adverse effect on our business, financial condition, and operating results.

10

A part of our growth strategy is to sell additional new features and solutions to our existing customers. Our ability to sell new features to customers will depend in significant part on our ability to anticipate industry evolution, practices and standards and to continue to enhance existing solutions or introduce or acquire new solutions on a timely basis to keep pace with technological developments both within our industry and in related industries, and to remain compliant with any regulations mandated by federal agencies or state-mandated or foreign government regulations as they pertain to our customers. However, we may prove unsuccessful either in developing new features or in expanding the third-party software and products with which our solutions integrate. In addition, the success of any enhancement or new feature depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or feature. Any new solutions we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. If any of our competitors implement new technologies before we are able to implement them or better anticipate the innovation and integration opportunities in related industries, those competitors may be able to provide more effective or cheaper solutions than ours.

Loss of, or a significant reduction in business from, one or more significant customers could adversely affect our revenue and profitability.

Loss of one or more of our larger customers could result in a meaningful decrease in revenue and profitability. If we lose one or more large enterprise or government customers, or if we experience a significant reduction in business from one or more large enterprise or government customers, there is no assurance that we would be able to replace those customers to generate comparable revenue over a short time period, which could harm our operating results and profitability.

The FWA market may take longer to materialize than we expect or, if it does materialize rapidly, we may not be able to meet the development schedule and other customer demands.

The FWA market and its emerging standards is continuing to develop, and this market may not see as much growth as we expect or this growth may take longer to materialize than we expect which could delay important commercial network launches. If the market does materialize at a rapid pace, we may have difficulties meeting aggressive timing expectations of our current customers and getting our products to market on time to meet the demands of our customers. The FWA market requires us to design routers and antennas that meet certain technical specifications, and we may have difficulties meeting the market and any further technical specifications and timelines. Additionally, our target customers have no guarantee that the configurations of their respective target products will be successful or that they can reach the appropriate target client base to provide a positive return on the research and development investments we are making in the FWA market. While we believe that 5G technology will provide expanded use cases and opportunities and that we are strategically placed to realize these opportunities, the development of our products and our portfolio may not prove to be as successful as we expect.

The marketability of our products may suffer if wireless telecommunications operators do not deliver acceptable wireless services.

The success of our business depends, in part, on the capacity, affordability, reliability and prevalence of wireless data networks provided by wireless telecommunications operators and on which our products and solutions operate. Currently, various wireless telecommunications operators sell our products in connection with the sale of their wireless data services to their customers. Growth in demand for wireless data access may be limited if, for example, wireless telecommunications operators cease or materially curtail operations, fail to offer services that customers consider valuable at acceptable prices, fail to maintain sufficient capacity to meet demand for wireless data access, delay the expansion of their wireless networks and services, fail to offer and maintain reliable wireless network services or fail to market their services effectively.

11

If customers do not adopt our software, we may not be able to monetize these software assets and realize a key part of our growth and profitability strategy.

A key part of our business strategy is to increase customer adoption of our software, including Inseego Connect and SD EDGE. If the markets relating to network software solutions do not develop as we anticipate, or if we are unable to commercialize, increase market awareness and gain adoption of our software and services within those markets, revenue from our software may not grow. We have a limited history in commercializing and selling these software solutions and we continue to build out the capability of our software portfolio. Moreover, the market and competitive landscape for these solutions is dynamic, and it is difficult to predict important trends, including the potential growth, if any, of this market. If the market for these software solutions does not evolve in the way we anticipate or if customers do not adopt our software, a part of our strategy for growth would be adversely affected and our financial results may suffer.

The market for the products and services that we offer is rapidly evolving and highly competitive. We may be unable to compete effectively.

The market for the products and services that we offer is rapidly evolving and highly competitive. We expect competition to continue to increase and intensify, especially in the 5G market. Many of our competitors or potential competitors have significantly greater financial, technical, operational and marketing resources than we do. These competitors, for example, may be able to respond more rapidly or more effectively than we can to new or emerging technologies, changes in customer requirements, supplier-related developments, or a shift in the business landscape. They also may devote greater or more effective resources than we do to the development, manufacture, promotion, sale, and post-sale support of their respective products and services.

Many of our current and potential competitors have more extensive customer bases and broader customer, supplier and other industry relationships that they can leverage to establish competitive dealings with many of our current and potential customers. Some of these companies also have more established and larger customer support organizations than we do. In addition, these companies may adopt more aggressive pricing policies or offer more attractive terms to customers than they currently do, or than we are able to do. They may bundle their competitive products with broader product offerings and may introduce new products, services and enhancements. Current and potential competitors might merge or otherwise establish cooperative relationships among themselves or with third parties to enhance their products, services or market position. In addition, at any time any given customer or supplier of ours could elect to enter our then existing line of business and thereafter compete with us, whether directly or indirectly. As a result, it is possible that new competitors or new or otherwise enhanced relationships among existing competitors may emerge and rapidly acquire significant market share to the detriment of our business.

Our current competitors include:

•	Mobile broadband – Companies such as Netgear, Franklin Wireless, TCL and ZTE

•	Fixed wireless access – Companies such as Nokia, Cradlepoint, ZTE, Huawei and Cisco

We expect our competitors to continue to improve the features and performance of their current products and to introduce new products, services and technologies which, if successful, could reduce our sales and the market acceptance of our products, generate increased price competition and make our products obsolete. For our products to remain competitive, we must, among other things, continue to invest significant resources (financial, human and otherwise) in, among other things, research and development, sales and marketing, and customer support. We cannot be sure that we will have or will continue to have sufficient resources to make these investments or that we will be able to make the technological advances in the marketplace, meet changing customer requirements, achieve market acceptance and respond to our competitors’ products.

12

If we fail to develop and maintain strategic relationships, we may not be able to penetrate new markets.

A key element of our business strategy is to penetrate new markets by developing new service offerings through strategic relationships with industry participants, including cellular carriers, distributors and channel partners. We are currently investing, and plan to continue to invest, significant resources to develop these relationships. We believe that our success in penetrating new markets for our products will depend, in part, on our ability to develop and maintain these relationships and to cultivate additional or alternative relationships. There can be no assurance, however, that we will be able to develop additional strategic relationships, that existing relationships will survive and successfully achieve their purposes or that the companies with whom we have strategic relationships will not form competing arrangements with others or determine to compete with us.

If we fail to develop and timely introduce new products and services or enter new markets for our products and services successfully, we may not achieve our revenue targets, or we may lose key customers or sales and our business could be harmed.

The development of new products and services can be difficult, time-consuming and costly. There are inherent risks and uncertainties associated with offering new products and services, especially when new markets are not fully developed, related technology standards are not mature, or when the laws and regulations regarding a new product or solution are not mature. Factors outside of our control, such as developing laws and regulations, regulatory orders, competitive product offerings and changes in commercial and consumer demand for products or services may also materially impact the successful implementation of new products or services. As we introduce new products or solutions, our current customers may not require or desire the features of these new offerings and may not purchase them or might purchase them in smaller quantities than we had expected. We may face similar risks that our products or solutions will not be accepted by customers as we enter new markets for our solutions.

Further, as part of our business, we may enter into contracts with some customers in which we would agree to develop products or solutions that we would sell to such customers. Our ability to generate future revenue and operating income under any such contracts would depend upon, among other factors, our ability to timely and profitably develop products or solutions that can be cost-effectively deployed and that meet required design, technical and performance specifications.

If we are unable to successfully manage these risks or meet required delivery specifications or deadlines in connection with one or more of our key contracts, we may lose key customers or orders and our business could be harmed.

RISKS RELATED TO DEVELOPING, MANUFACTURING AND DELIVERING OUR SOLUTIONS

We rely on third parties to manufacture and warehouse many of our products, which exposes us to a number of risks and uncertainties outside our control.

We currently outsource the manufacturing of many of our products to companies including Foxconn, Inventec Appliances Corporation and AsiaTelco Technologies Co. If one of these third-party manufacturers were to experience delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, product shipments to our customers could be delayed or rejected or our customers could consequently elect to change product demand or cancel the underlying subscription or service. These disruptions would negatively impact our revenues, competitive position and reputation. Further, if we are unable to manage successfully our relationship with a manufacturer, the quality and availability of products used in our services and solutions may be harmed. None of our third-party manufacturers are obligated to supply us with a specific quantity of products, except as may be provided in a particular purchase order that we have submitted to, and that has been accepted by, such third-party manufacturer. Our third-party manufacturers could, under some circumstances, decline to accept new purchase orders from us or otherwise reduce their business with us. If a manufacturer stopped manufacturing our products for any reason or reduced manufacturing capacity, we may be unable to replace the lost manufacturing capacity on a timely and comparatively cost-effective basis, which would adversely impact our operations. In addition, we generally do not enter into long-term contracts with our manufacturers. As a result, we are subject to price increases due to availability, and subsequent price volatility, in the marketplace of the components and materials needed to manufacture our products. If a third-party manufacturer were to negatively change the product pricing and other terms under which it agrees to manufacture for us and we were unable to locate a suitable alternative manufacturer, our manufacturing costs could increase.

13

Because we outsource the manufacturing of our products, the cost, quality and availability of third-party manufacturing operations is essential to the successful production and sale of our products. Our reliance on third-party manufacturers exposes us to a number of risks which are outside our control, including:

•	unexpected increases in manufacturing costs;

•	interruptions in shipments if a third-party manufacturer is unable to complete production in a timely manner;

•	inability to control quality of finished products;

•	inability to control delivery schedules;

•	inability to control production levels and to meet minimum volume commitments to our customers;

•	inability to control manufacturing yield;

•	inability to maintain adequate manufacturing capacity; and

•	inability to secure adequate volumes of acceptable components at suitable prices or in a timely manner.

Although we promote ethical business practices and our operations personnel periodically visit and monitor the operations of our manufacturers, we do not control the manufacturers or their labor and other legal compliance practices. If our current manufacturers, or any other third-party manufacturer which we may use in the future, violate U.S. or foreign laws or regulations, we may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that we are attempting to import or the loss of our import privileges. The effects of these factors could render the conduct of our business in a particular country undesirable or impractical and have a negative impact on our operating results.

We depend on sole source suppliers for some components used in our products. The availability and sale of those services would be harmed if any of these suppliers is not able to meet our demand and alternative suitable products are not available on acceptable terms, or at all.

Our services use hardware and software from various third parties, some of which are procured from single suppliers. For example our MiFi mobile hotspots and fixed wireless access devices rely substantially on chipsets from Qualcomm. From time to time, certain components used in our products or solutions have been in short supply or their anticipated commercial introduction has been delayed or their availability has been interrupted for reasons outside our control. If there is a shortage or interruption in the availability to us of any such components and we cannot timely obtain a commercially and technologically suitable substitute or make sufficient and timely design or other modifications to permit the use of such a substitute component, we may not be able to timely deliver sufficient quantities of our products or solutions to satisfy our contractual obligations and may not be able to meet particular revenue expectations. Moreover, even if we timely locate a substitute part or product, but its price materially exceeds the original cost of the component or product, then our results of operations could be adversely affected.

14

Natural disasters, public health crises, political crises and other catastrophic events or other events outside of our control could damage our facilities or the facilities of third parties on which we depend, and could impact consumer spending.

Our corporate offices in San Diego, California and the facilities of our third-party contract manufacturers are exposed to various natural hazards, including earthquake, fire, severe weather and landslides. If any of our facilities or the facilities of our third-party service providers, dealers or partners is affected by natural disasters, such as earthquakes, tsunamis, wildfires, power shortages, floods, public health crises (such as pandemics and epidemics), political crises (such as terrorism, war, political instability or other conflict) or other events outside our control, including a cyberattack, our critical business or IT systems could be destroyed or disrupted and our ability to conduct normal business operations and our revenues and operating results could be adversely affected. Moreover, these types of events could negatively impact consumer spending in the impacted regions or, depending upon the severity, globally, which could adversely impact our operating results.

If disruptions in our transportation network occur or our shipping costs substantially increase, we may be unable to sell or timely deliver our products, and our operating expenses could increase.

We are highly dependent upon the transportation systems we use to ship our products, including surface and air freight. Our attempts to closely match our inventory levels to our product demand intensify the need for our transportation systems to function effectively and without delay. The transportation network is subject to disruption or congestion from a variety of causes, including labor disputes or port strikes, acts of war or terrorism, natural disasters, pandemics like COVID-19 and congestion resulting from higher shipping volumes. Labor disputes among freight carriers and at ports of entry are common, particularly in Europe, and we expect labor unrest and its effects on shipping our products to be a continuing challenge for us. A port worker strike, work slow-down or other transportation disruption could significantly disrupt our business. Additionally, our international freight is regularly subjected to inspection by governmental entities. If our delivery times increase unexpectedly for these or any other reasons, our ability to deliver products on time would be materially adversely affected and result in delayed or lost revenue as well as customer-imposed penalties. In addition, if increases in fuel prices continue to occur, our transportation costs would likely increase. Moreover, the cost of shipping our products by air freight is greater than other methods. From time to time in the past, we have shipped products using extensive air freight to meet unexpected spikes in demand, shifts in demand between product categories, to bring new product introductions to market quickly and to timely ship products previously ordered. If we rely more heavily upon air freight to deliver our products, our overall shipping costs will increase. A prolonged transportation disruption or a significant increase in the cost of freight could severely disrupt our business and harm our operating results.

We may be unable to adequately control the costs or maintain adequate supply of components and raw materials associated with our operations.

From time to time, we may experience increases in the cost or a sustained interruption in the supply or shortage of components or raw materials associated with our operations. We expect to incur significant costs related to procuring raw materials required to manufacture and assemble our products. The prices for and availability of these raw materials fluctuate depending on factors beyond our control. For example, our business depends on the continued supply of semiconductor chips, which are integral components for our 5G and 4G products. A global semiconductor supply shortage is having wide-ranging effects across the technology industry and may negatively impact the supply of semiconductors needed for our testing and production timeline.

Any reduced availability of these raw materials or substantial increases in the prices for such materials may increase the cost of our components and consequently, the cost of our products. There can be no assurance that we will be able to recoup increasing costs of our components by increasing prices, which in turn could have a material adverse impact on our financial condition, results of operations and cash flows.

We continue to work closely with suppliers and customers to minimize the potential adverse impact of the semiconductor supply shortage and monitor the availability of semiconductor chips and other component parts and raw materials. However, if we are not able to mitigate the semiconductor shortage impact, any direct or indirect supply chain disruptions may have a material adverse impact on our financial condition, results of operations and cash flows.

15

If we do not effectively manage our sales channel inventory and product mix, we may incur costs associated with excess inventory, or lose sales from having too few products.

If we are unable to properly monitor and manage our sales channel inventory and maintain an appropriate level and mix of products with our distributors and within our sales channels, we may incur increased and unexpected costs associated with this inventory. We determine production levels based on our forecasts of demand for our products. Actual demand for our products depends on many factors, which makes it difficult to forecast. We have experienced differences between our actual and our forecasted demand in the past and expect differences to arise in the future. If we improperly forecast demand for our products, we could end up with too many products and be unable to sell the excess inventory in a timely manner, if at all, or, alternatively we could end up with too few products and not be able to satisfy demand. This problem is exacerbated because we attempt to closely match inventory levels with product demand leaving limited margin for error. If these events occur, we could incur increased expenses associated with writing off excessive or obsolete inventory, lose sales, incur penalties for late delivery or have to ship products by air freight to meet immediate demand incurring incremental freight costs above the sea freight costs, a preferred method, and suffering a corresponding decline in gross margins.

Product liability, product replacement or recall costs could adversely affect our business and financial performance.

We are subject to product liability and product recall claims if any of our products and services are alleged to have resulted in injury to persons or damage to property. If any of our products proves to be defective, we may need to recall and/or redesign them. In addition, any claim or product recall that results in significant adverse publicity may negatively affect our business, financial condition, or results of operations. We maintain product liability insurance, but this insurance may not adequately cover losses related to product liability claims brought against us. We may also be a defendant in class action litigation, for which no insurance is available. Product liability insurance could become more expensive and difficult to maintain and may not be available on commercially reasonable terms, if at all. In addition, we do not maintain any product recall insurance, so any product recall we are required to initiate could have a significant impact on our financial position, results of operations or cash flows.

We rely on third-party software and other intellectual property to develop and provide our solutions and significant increases in licensing costs or defects in third-party software could harm our business.

We rely on software and other intellectual property licensed from third parties to develop and offer our solutions. In addition, we may need to obtain future licenses from third parties to use software or other intellectual property associated with our solutions. We cannot assure you that these licenses will be available to us on acceptable terms, without significant price increases or at all. Any loss of the right to use any such software or other intellectual property required for the development and maintenance of our solutions could result in delays in the provision of our solutions until equivalent technology is either developed by us, or, if available from others, is identified, obtained, and integrated, which could harm our business. Any errors or defects in third-party software could result in errors or a failure of our solutions, which could harm our business.

Our solutions integrate with third-party technologies and if our solutions become incompatible with these technologies, our solutions would lose functionality and our customer acquisition and retention could be adversely affected.

Our solutions integrate with third-party software and devices to allow our solutions to perform key functions. Errors, viruses or bugs may be present in third-party software that our customers use in conjunction with our solutions. Changes to third-party software that our customers use in conjunction with our solutions could also render our solutions inoperable. Customers may conclude that our software is the cause of these errors, bugs or viruses and terminate their subscriptions. The inability to easily integrate with, or any defects in, any third-party software could result in increased costs, or in delays in software releases or updates to our products until such issues have been resolved, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and future prospects and could damage our reputation.

16

Our software may contain undetected errors, defects or other software problems, and if we fail to correct any defect or other software problems, we could lose customers or incur significant costs, which could result in damage to our reputation or harm to our operating results.

Although we warrant that our software will be free of defects for various periods of time, our software platform and its underlying infrastructure are inherently complex and may contain material defects or errors. We must update our solutions quickly to keep pace with the rapidly changing market and the third-party software and devices with which our solutions integrate. We have from time to time found defects in our software and may discover additional defects in the future, particularly as we continue to migrate our product offerings to new platforms or use new devices in connection with our services and solutions. We may not be able to detect and correct defects or errors before customers begin to use our platform or its applications. Consequently, our solutions could contain undetected errors or defects, especially when first introduced or when new versions are released or when new hardware or software is integrated into our solutions. We implement bug fixes and upgrades as part of our regular system maintenance, which may lead to system downtime. Even if we are able to implement the bug fixes and upgrades in a timely manner, any history of defects or inaccuracies in the performance of our software for our customers could result in damage to our reputation or harm to our operating results.

Our “over-the-air” transmission of firmware updates could permit a third party to disable our customers’ in-vehicle devices or introduce malware into our customers’ in-vehicle devices, which could expose us to widespread loss of service and customer claims.

“Over-the-air” transmission of our firmware updates may provide the opportunity for a third party, who has deep inside knowledge of our systems, to modify or disable our customers’ in-vehicle systems or introduce malware into our customers’ in-vehicle systems. No such incidents have occurred to date, but there can be no assurance that they will not occur in the future. Damage to our customers’ in-vehicle devices as a result of such incidents could only be remedied through direct servicing of their installed in-vehicle devices by trained personnel, which would impose a very significant cost on us, particularly if the incidents are widespread. Moreover, such incidents could expose us to widespread loss of service and claims by our customers under various theories of liability, the outcome of which would be uncertain. Third party interference with our over-the-air transmission of firmware, or with our customers’ in-vehicle devices during such process, could materially and adversely affect our business, financial condition and results of operations.

LEGAL AND REGULATORY RISKS

Evolving regulations and changes in applicable laws relating to data privacy may increase our expenditures related to compliance efforts or otherwise limit the solutions we can offer, which may harm our business and adversely affect our financial condition.

Our products and solutions enable us to collect, manage and store a wide range of data. Some of the data we collect or use in our business is subject to data privacy laws, which are complex and increase our cost of doing business. The U.S. federal government and various state governments have adopted or proposed limitations on the collection, distribution and use of personal information. In addition, the California Consumer Privacy Act, which took effect on January 1, 2020, provides new data privacy rights for California consumers, including the right to know what personal information is being collected about them and how it is being used. If our privacy or data security measures fail to comply, or are perceived to fail to comply, with current or future laws and regulations, we may be subject to litigation, regulatory investigations or other liabilities.

Furthermore, there can be no assurance that our employees, contractors and agents will comply with the policies and procedures we establish regarding data privacy and data security, particularly as we expand our operations through organic growth and acquisitions. While our employees may violate our policies and procedures, we remain responsible for, and obligated to implement, policies and procedures and enter into contracts with service providers that require appropriate protection. Any violations could subject us to civil or criminal penalties, including substantial fines or prohibitions on our ability to offer our products in one or more countries, and could also materially damage our reputation, our brand, our international expansion efforts, our business, results of operations and financial condition.

17

The transmission of data over the Internet and cellular networks is a critical component of our SaaS business model. Additionally, as cloud computing continues to evolve, increased regulation by federal, state or foreign agencies becomes more likely, particularly in the areas of data privacy and data security. In addition, taxation of services provided over the Internet or other charges imposed by government agencies, or by private organizations for accessing the Internet, may be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet, could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business.

Our solutions and products enable us to collect, manage and store a wide range of data related. We obtain our data from a variety of sources, including our customers and third-party providers. The United States and various state governments have adopted or proposed limitations on the collection, distribution and use of personal data, as well as requirements that must be followed if a breach of such personal data occurs. We have updated and will continue to evaluate our group data protection and security policies, charters, and procedures to assist in maintaining data privacy and data security in line with international practices.

We may also be subject to costly notification and remediation requirements if we, or a third party, determines that we have been the subject of a data breach involving personal data of individuals. Data breach notification regulations vary among the countries where we conduct business, and also vary among the states of the United States, and any breach of personal data could be subject to any number of these requirements.

As noted above, we have sought to implement internationally recognized practices regarding data privacy and data security. If our privacy or data security measures fail to comply, or are perceived to fail to comply, with current or future laws and regulations, we may be subject to litigation, regulatory investigations or other liabilities. Moreover, if future laws and regulations limit our customers’ ability to use and share this data or our ability to store, process and share data with our customers over the Internet, demand for our solutions could decrease and our costs could increase. We might also have to limit the manner in which we collect data, the types of personal data that we collect, or the solutions we offer. Any of these risks would materially and adversely affect our business, results of operations and financial condition.

Enhanced United States fiscal, tax and trade restrictions and executive and legislative actions could adversely affect our business, financial condition, and results of operations.

There is currently significant uncertainty about the future relationship between the United States and various other countries, most significantly China, with respect to trade policies, treaties, tariffs and taxes. The current and former U.S. administrations have called for substantial changes to U.S. foreign trade policy with respect to China and other countries, including significant new and increased tariffs on goods imported into the United States. In 2018, the Office of the U.S. Trade Representative (the “USTR”) enacted tariffs on imports into the U.S. from China, including communications equipment products and components manufactured and imported from China. The tariff became effective in September 2018, with an initial rate of 10% that increased to 25% in May 2019. The current U.S. administration has kept the tariffs in place, however trade negotiations between the U.S. and China continue and there is a possibility that certain product exclusions from the tariffs may be reinstated at some point in the future. Our business may also be affected by tariffs set by countries into which we sell our products, whether as a response to U.S. foreign trade policy or otherwise. In addition, changes in international trade agreements, regulations, restrictions and tariffs, including new tariffs, may increase our operating costs, reduce our margins and make it more difficult for us to compete in the U.S. and overseas markets, and our business, financial condition and results of operations could be adversely impacted.

We have taken actions to mitigate the impact of such tariffs, however, there is no assurance that all such efforts will be successful. These actions include moving our contract manufacturing out of mainland China and working directly with U.S. Customs and Border Protection (“CBP”) to address the harmonized tariff codes used for our products. The majority of our move out of mainland China has been completed in prior years. The inability to mitigate the impact of the recently enacted tariffs, including the inability to obtain favorable results from our efforts with CBP, or any similar future increases in tariffs would increase our costs, and our business, financial condition and results of operations could be adversely affected.

18

In some cases, the U.S. government’s imposition of trade restrictions involving products sold by certain Chinese manufacturers has caused U.S. wireless carriers to divert business from international providers to us, and accordingly, we have invested resources in satisfying the needs of such customers. If the U.S. government were to remove or reduce such trade restrictions, it could cause such carriers to reduce their business with us and we may be unable to recoup or attain a return on such investments.

In August 2022, the Inflation Reduction Act of 2022 was signed into law which includes provisions that will impact the U.S. federal income taxation of corporations. Among other items, this legislation includes provisions that will impose a minimum tax on the book income of certain large corporations and an excise tax on certain corporate stock repurchases that would be imposed on the corporation repurchasing such stock. It is unclear how this legislation will be implemented by the U.S. Department of the Treasury and we cannot predict how this legislation or any future changes in tax laws might affect us or purchasers of our securities.

The increasing focus on environmental sustainability and social initiatives could increase our costs, harm our reputation and adversely impact our financial results.

There has been increasing public focus by investors, environmental activists, the media and governmental and nongovernmental organizations on a variety of environmental, social and other sustainability matters. We may experience pressure to make commitments relating to sustainability matters that affect us, including the design and implementation of specific risk mitigation strategic initiatives relating to sustainability. If we are not effective in addressing environmental, social and other sustainability matters affecting our business, or setting and meeting relevant sustainability goals, our reputation and financial results may suffer. In addition, we may experience increased costs in order to execute upon our sustainability goals and measure achievement of those goals, which could have an adverse impact on our business and financial condition.

In addition, this emphasis on environmental, social and other sustainability matters has resulted and may result in the adoption of new laws and regulations, including new reporting requirements. If we fail to comply with new laws, regulations or reporting requirements, our reputation and business could be adversely impacted.

An assertion by a third party that we are infringing its intellectual property could subject us to costly and time-consuming litigation or expensive licenses and our business could be harmed.

The technology industries involving wireless data communications, software and services are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Much of this litigation involves patent holding companies or other adverse patent owners who have no relevant product revenues of their own, and against whom our own patent portfolio may provide little or no deterrence. One or more patent infringement lawsuits from non-practicing entities are brought against us or our subsidiaries each year in the ordinary course of business.

We cannot assure you that we or our subsidiaries will prevail in any current or future intellectual property infringement or other litigation given the complex technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause development delays, or require us or our subsidiaries to enter into royalty or licensing agreements. In addition, we or our subsidiaries could be obligated to indemnify our customers against third parties’ claims of intellectual property infringement based on our products or solutions. If our products or solutions violate any third-party intellectual property rights, we could be required to withdraw them from the market, re-develop them or seek to obtain licenses from third parties, which might not be available on reasonable terms or at all. Any efforts to re-develop our products or solutions, obtain licenses from third parties on favorable terms or license a substitute technology might not be successful and, in any case, might substantially increase our costs and harm our business, financial condition and operating results. Withdrawal of any of our products or solutions from the market could harm our business, financial condition and operating results.

19

In addition, we incorporate open source software into our products and solutions. Given the nature of open source software, third parties might assert copyright and other intellectual property infringement claims against us based on our use of certain open source software programs. The terms of many open source licenses to which we are subject have not been interpreted by U.S. courts or courts of other jurisdictions, and there is a risk that those licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our products and solutions. In that event, we could be required to seek licenses from third parties in order to continue offering our products and solutions, to re-develop our solutions, to discontinue sales of our solutions, or to release our proprietary software source code under the terms of an open source license, any of which could adversely affect our business.

If we are unable to protect our intellectual property and proprietary rights, our competitive position and our business could be harmed.

We rely on a combination of patent laws, trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property and proprietary rights. However, our issued patents and any future patents that may be issued may not survive a legal challenge to their scope, validity or enforceability, or provide significant protection for us. The failure of our patents to adequately protect our technology might make it easier for our competitors to offer similar products or technologies. In addition, patents may not issue from any of our current or any future applications and significant portions of our intellectual property are held in the form of trade secrets which are not protected by patents.

Monitoring unauthorized use of our intellectual property is difficult and costly. The steps we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any failure by us to meaningfully protect our intellectual property could result in competitors offering products that incorporate our most technologically advanced features, which could seriously reduce demand for our products and solutions. In addition, we may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination favorable to us.

RISKS RELATED TO INTERNATIONAL OPERATIONS

Due to the global nature of our operations, we are subject to political and economic risks of doing business internationally.

The risks inherent in global operations include:

•	difficulty managing sales, product development and logistics and support across continents;

•	limitations on ownership or participation in local enterprises;

•	lack of familiarity with, and unexpected changes in, foreign laws, regulations and legal standards, including employment laws, product liability laws, privacy laws and environmental laws, which may vary widely across the countries in which we operate;

•	increased expense to comply with U.S. laws that apply to foreign operations, including the U.S. Foreign Corrupt Practices Act (the “FCPA”) and Office of Foreign Assets Control regulations;

•	compliance with, and potentially adverse tax consequences of, foreign tax regimes;

•	fluctuations in currency exchange rates, currency exchange controls, price controls and limitations on repatriation of earnings;

20

•	transportation delays and interruptions;

•	local labor laws;

•	local economic conditions;

•	political, social and economic instability and disruptions;

•	acts of terrorism and other security concerns;

•	the escalation or continuation of armed conflict, hostilities or economic sanctions between countries or regions, including the current conflict between Russia and Ukraine;

•	government embargoes or foreign trade restrictions such as tariffs, duties, taxes or other controls;

•	import and export controls;

•	increased product development costs due to differences among countries’ safety regulations and radio frequency allocation schemes and standards;

•	longer warranty terms and broader product warranty requirements;

•	increased expense related to localization of products and development of foreign language marketing and sales materials;

•	longer sales cycles;

•	longer accounts receivable payment cycles and difficulty in collecting accounts receivable in foreign countries;

•	increased financial accounting and reporting burdens and complexities;

•	workforce reorganizations in various locations;

•	restrictive employment regulations;

•	difficulties in staffing and managing multi-national operations;

•	difficulties and increased expense in implementing corporate policies and controls;

•	international intellectual property laws, which may be more restrictive or offer lower levels of protection than U.S. law;

•	compliance with differing and changing local laws and regulations in multiple international locations, including regional data privacy laws, as well as compliance with U.S. laws and regulations where applicable in these international locations; and

•	limitations on our ability to enforce legal rights and remedies.

If we are unable to successfully manage these and other risks associated with managing and expanding our international business, the risks could have a material adverse effect on our business, results of operations or financial condition.

21

Weakness or deterioration in global economic conditions or jurisdictions where we have significant foreign operations could have a material adverse effect on our results of operations and financial condition.

As a result of weak or deteriorating economic conditions globally, or in certain jurisdictions where we have significant foreign operations, we could experience lower demand for our products, which could adversely impact our results of operations. Additionally, there could be a number of related effects on our business resulting from weak economic conditions, including the insolvency of one or more of our suppliers resulting in product launch or product delivery delays, customer insolvencies resulting in that customer’s inability to order products from us or pay for already delivered products, and reduced demand by the ultimate end-users of our products. Although we continue to monitor market conditions, we cannot predict future market conditions or their impact on demand for our products.

Weakness or deterioration in global political conditions where we have significant business interests could have a material adverse effect on our business, results of operations and financial condition.

We sell to customers throughout the world and we currently have operations and activities in Europe, China and other Asian countries. The political risks associated with our global operations include:

•	economic and commercial instability risks, corruption and changes in local government laws, regulations and policies, such as those related to tariffs and trade barriers, taxation, exchange controls, employment regulations and repatriation of earnings;

•	political instability, civil unrest, expropriation, nationalization of properties by a government, imposition of sanctions and changes to import or export regulations and fees;

•	conflicts, territorial disputes, war or terrorist activities;

•	major public health issues, such as an outbreak of a pandemic or epidemic, which could cause disruptions in our operations or workforce, or the supply of products; and

•	difficulties enforcing intellectual property and contractual rights in certain jurisdictions.

The impact of any of the foregoing factors is difficult to predict, and any one or more of them could adversely affect our business, operating results and financial condition. Existing insurance arrangements may not provide protection for the costs that may arise from such events.

Fluctuations in foreign currency exchange rates could adversely affect our results of operations.

A significant portion of our revenues are generated from sales agreements denominated in foreign currencies, and we expect to enter into additional such agreements as we expand our international customer base. In addition, we employ a significant number of employees outside the United States, and the associated employment and facilities costs are denominated in foreign currencies. As a result, we are exposed to changes in foreign currency exchange rates. Fluctuations in the value of foreign currencies will create greater uncertainty in our revenues and can significantly and adversely affect our operating results.

We do not currently employ any vehicles as a hedge against currency fluctuations, however, we may decide to use hedging vehicles in the future. At times, we may attempt to manage the risk associated with currency changes, in part, by minimizing the effects of volatility on cash flows by identifying forecasted transactions exposed to these risks, or we may decide to use hedging vehicles such as foreign exchange forward contracts. Since there is a high correlation between the hedging instruments and the underlying exposures, the gains and losses on these underlying exposures are generally offset by reciprocal changes in the value of the hedging instruments. We may use derivative financial instruments as risk management tools and not for trading or speculative purposes. Nevertheless, there can be no assurance that we will not incur foreign currency losses or that foreign exchange forward contracts we may enter into to reduce the risk of such losses will be successful.

22

Unionization efforts in certain countries in which we operate could materially increase our costs or limit our flexibility.

Efforts may be made from time to time to unionize portions of our global workforce. In addition, we may be subject to strikes or work stoppages and other labor disruptions in the future. Unionization efforts, collective bargaining agreements or work stoppages could materially increase our costs, reduce our net revenues or limit our operational flexibility.

Our international operations may increase our exposure to potential liability under anti-corruption, trade protection, tax and other laws and regulations.

The FCPA and other anti-corruption laws and regulations (“Anti-Corruption Laws”) prohibit corrupt payments by our employees, vendors or agents. From time to time, we may receive inquiries from authorities in the United States and elsewhere about our business activities outside of the United States and our compliance with Anti-Corruption Laws. While we devote substantial resources to our global compliance programs and have implemented policies, training and internal controls designed to reduce the risk of corrupt payments, our employees, vendors or agents may violate our policies.

Our failure to comply with Anti-Corruption Laws could result in significant fines and penalties, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business, and damage to our reputation. Operations outside of the United States may be affected by changes in trade protection laws, policies and measures, and other regulatory requirements affecting trade and investment.

As a result of our international operations we are subject to foreign tax regulations. Such regulations may not be clear, not consistently applied and subject to sudden change, particularly with regard to international transfer pricing. Our earnings could be reduced by the uncertain and changing nature of such tax regulations.

Our software contains encryption technologies, certain types of which are subject to U.S. and foreign export control regulations and, in some foreign countries, restrictions on importation and/or use. Any failure on our part to comply with encryption or other applicable export control requirements could result in financial penalties or other sanctions under the U.S. or foreign export regulations, including restrictions on future export activities, which could harm our business and operating results. Regulatory restrictions could impair our access to technologies needed to improve our solutions and may also limit or reduce the demand for our solutions outside of the United States.

A governmental challenge to our transfer pricing policies or practices could impose significant costs on us.

Our company has intercompany transactions with our subsidiaries and consequently closely monitors the appropriateness of our transfer pricing policies and compliance therewith. The global transfer pricing environment, including with respect to operational and reporting requirements, is continuously evolving and subject to input from multiple sources and jurisdictions. These complexities require management to closely monitor new developments, which it does.

Many countries routinely examine transfer pricing policies of taxpayers subject to their jurisdiction, and authorities challenge transfer pricing policies aggressively where there is potential non-compliance and impose interest and penalties where non-compliance is determined. Although the documentation of and support for our transfer pricing policies has not been the subject of a governmental proceeding beyond examination to date, there can be no assurance that a governmental authority will not challenge these policies more aggressively in the future or, if challenged, that we will prevail. We could suffer costs related to one or more challenges to our transfer pricing policies.

23

RISKS RELATED TO BUSINESS DEVELOPMENT ACTIVITIES

We may acquire companies and businesses, and/or divest assets or businesses. The completion of acquisition or divestiture transactions could have an adverse effect on our financial condition.

As part of our business strategy, we may review acquisition and divestiture opportunities that we believe would be advantageous or complementary to the development of our business. Based on these opportunities, we may acquire additional businesses, assets or technologies in the future. Alternatively, we may divest businesses, assets or technologies. All of these activities are subject to risks and uncertainties and could disrupt or harm our business. For example, if we divest a business or exit a product line, it could result in any one of which could adversely affect our business, financial condition, results of operations or stock price:

•	cause a substantial decrease in revenue;

•	reduce gross margins and EBITDA; and

•	take substantial charges in connection with disposed assets.

Similarly, if we make an acquisition, we could take any or all of the following actions, any one of which could adversely affect our business, financial condition, results of operations or stock price:

•	use a substantial portion of our available cash;

•	incur substantial debt, which may not be available to us on favorable terms and may adversely affect our liquidity;

•	issue equity or equity-based securities that would dilute the percentage ownership of existing stockholders;

•	assume contingent liabilities; and

•	take substantial charges in connection with acquired assets.

Acquired businesses may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition, such as:

•	failure by previous management to comply with applicable laws or regulations;

•	inaccurate representations; and

•	unfulfilled contractual obligations to customers or vendors.

If our goodwill and acquired intangible assets become impaired, we may be required to record a significant charge to earnings.

Goodwill is required to be tested for impairment at least annually. Factors that may be considered when determining if the carrying value of our goodwill or intangible assets may not be recoverable include a significant decline in our expected future cash flows or a sustained, significant decline in our stock price and market capitalization.

24

As a result of our acquisition strategy, we may have significant goodwill and intangible assets recorded on our balance sheets. In addition, significant negative industry or economic trends, such as those that have occurred as a result of the recent economic downturn, including reduced estimates of future cash flows or disruptions to our business could indicate that goodwill and intangible assets might be impaired. If, in any period our stock price decreases to the point where our market capitalization is less than our book value, this too could indicate a potential impairment and we may be required to record an impairment charge in that period. Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on projections of future operating performance. The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each reporting unit. We operate in highly competitive environments and projections of future operating results and cash flows may vary significantly from actual results. As a result, we may incur substantial impairment charges to earnings in our financial statements should an impairment of our goodwill and intangible assets be determined resulting in an adverse impact on our results of operations.

RISKS RELATED TO OWNING OUR SECURITIES

The shares being offered in this prospectus represent a substantial percentage of our outstanding Common Stock, and the sales of such securities, or the perception that these sales could occur, could cause the market price of our Common Stock to decline significantly.

This prospectus relates to the offer and sale from time to time by the Registering Stockholders of up to 5,956,241 shares of Common Stock, including shares issuable upon exercise of the. Assuming the issuance and resale of all of the shares being registered for resale pursuant to this prospectus, the shares would represent approximately 39.8% of the outstanding Common Stock as of December 11, 2024. The sale of the shares held by the Registering Stockholders pursuant to this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our shares of Common Stock.

Our share price has been highly volatile in the past and could be highly volatile in the future.

The market price of our Common Stock can be highly volatile due to the risks and uncertainties described in this report, as well as other factors, including: comments by securities analysts; announcements by us or others regarding, among other things, operating results, additions or departures of key personnel, and acquisitions or divestitures; additional equity or debt financing; technological innovations; introductions of new products; litigation; price and volume fluctuations in the overall stock market; the level of demand for our stock, including the amount of short interest in our stock, and particularly with respect to market prices and trading volumes of other high technology stocks; and our failure to meet market expectations.

In addition, the stock market has from time to time experienced extreme price and volume fluctuations that were unrelated to the operating performance of particular companies. In the past, some companies have experienced volatility that subsequently resulted in securities class action litigation. If litigation were instituted on this basis, it could result in substantial costs and a diversion of management’s attention and resources.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

At December 31, 2023, the Company had U.S. federal net operating loss carryforwards (“NOLs”) related to tax years 2021 and prior of approximately $405.1 million. Approximately $106.9 million of these NOLs have no expiration date. The remainder began to expire in 2024, unless previously utilized. Some of these NOLs may be limited by either past or future changes in control events. The Company had California NOLs at December 31, 2023 of approximately $64.2 million, which begin to expire in 2028, unless previously utilized, and foreign NOLs for its active foreign subsidiaries of approximately $25.5 million, which generally have no expiration date. At December 31, 2023, the Company had federal research and development tax credit carryforwards of approximately $10.9 million, which begin to expire in 2026, unless previously utilized, and California research and development tax credit carryforwards of approximately $10.9 million, which have no expiration date. It is possible that we will not generate taxable income in time to use these NOLs before their expiration and additional NOLs will expire unused.

25

Under legislative changes made in December 2017, as modified by federal tax law changes enacted in March 2020, U.S. federal net operating losses incurred in tax years beginning after December 31, 2017 and in future years may be carried forward indefinitely, but, for tax years beginning after December 31, 2020, the deductibility of such net operating losses is limited. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, or the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an "ownership change," the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an "ownership change" will occur if there is a cumulative change in our ownership by "5-percent shareholders" that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have completed a Section 382 review and have determined that none of the operating losses will expire solely due to Section 382 limitation(s). However, we may experience ownership changes in the future as a result of future shifts in our stock ownership, some of which may be outside of our control. If an ownership change occurs and our ability to use our net operating loss carryforwards and tax credits is materially limited, it would harm our business by effectively increasing our future tax obligations.

The price of our stock may be vulnerable to manipulation, including through short sales.

We believe there has been and may continue to be substantial off-market transactions in derivatives of our stock, including short selling activity or related similar activities, which are beyond our control and which may be beyond the full control of the SEC and Financial Institutions Regulatory Authority (“FINRA”). Short sales are transactions in which a market participant sells a security that it does not own. To complete the transaction, the market participant must borrow the security to make delivery to the buyer. The market participant is then obligated to replace the security borrowed by purchasing the security at the market price at the time of required replacement. If the price at the time of replacement is lower than the price at which the security was originally sold by the market participant, then the market participant will realize a gain on the transaction. Thus, it is in the market participant’s interest for the market price of the underlying security to decline as much as possible during the period prior to the time of replacement. While SEC and FINRA rules prohibit some forms of short selling and other activities that may result in stock price manipulation, such activity may nonetheless occur without detection or enforcement. Significant short selling or other types of market manipulation could cause our stock trading price to decline, to become more volatile, or both.

Previous short selling efforts have impacted, and may in the future continue to impact, the value of our stock in an extreme and volatile manner to our detriment and the detriment of our stockholders. In addition, market participants with admitted short positions in our stock have published, and may in the future continue to publish, negative information regarding us and our management team on internet sites or blogs that we believe is inaccurate and misleading. We believe that the publication of this negative information may in the future lead to significant downward pressure on the price of our stock to our detriment and the further detriment of our stockholders. These and other efforts by certain market participants to manipulate the price of our Common Stock for their personal financial gain may cause our stockholders to lose a portion of their investment, may make it more difficult for us to raise equity capital when needed without significantly diluting existing stockholders, and may reduce demand from new investors to purchase shares of our stock.

Future issuances of Common Stock upon exercise of the Warrants, or settlements of any conversion obligations with respect to the 2025 Convertible Notes, may result in dilution to existing stockholders, lower prevailing market prices for our Common Stock or require a significant cash outlay.

The Warrants are currently exercisable at the option of the holders, at exercise prices ranging from $11.03 to $15.77 per share. The 2025 Convertible Notes are currently convertible at the option of the holders at any time until close of business on the business day immediately preceding the maturity date. The 2025 Convertible Notes are convertible into shares of the Company’s Common Stock at a conversion rate of 7.92896 shares of Common Stock per $1,000 principal amount of 2025 Convertible Notes (which is equivalent to an initial conversion price of $126.12 per share of Common Stock). The conversion rate is subject to adjustment if certain events occur, but in no event will the conversion rate exceed 9.51474 shares of Common Stock per $1,000 principal amount of 2025 Convertible Notes (which is equivalent to a conversion price of $105.10 per share of Common Stock). Holders of the 2025 Convertible Notes who convert may also be entitled to receive, under certain circumstances, an interest make-whole payment payable in, at our election, either cash or shares of Common Stock. If holders of the Warrants exercise their warrants or holders of the 2025 Convertible Notes elect to convert their 2025 Convertible Notes into Common Stock, we elect to settle any interest make-whole payments due upon conversion of the 2025 Convertible Notes with shares of Common Stock, or we issue shares of Common Stock in connection with a future refinancing of the 2025 Convertible Notes, this may cause significant dilution to our existing stockholders. Any sales in the public market of the Common Stock issued upon such exercises or conversions could adversely affect prevailing market prices of our Common Stock. If we do elect to settle any interest make-whole payments due upon conversion of the 2025 Convertible Notes with cash, such payments could adversely affect our liquidity.

26

Certain provisions in the indenture governing the 2025 Convertible Notes (as amended or supplemented, the “Indenture”) could make it more difficult or more expensive for a third party to acquire us and could delay or prevent an otherwise beneficial takeover or takeover attempt. For example, if a takeover would constitute a fundamental change (as defined in the Indenture), holders of the 2025 Convertible Notes will have the right to require us to repurchase their notes in cash. In addition, if a takeover constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their 2025 Convertible Notes in connection with such takeover. In either case, and in other cases, our obligations under the 2025 Convertible Notes and the related Indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us.

Ownership of our Common Stock is concentrated, and as a result, certain stockholders may exercise significant influence over the Company.

As of December 11, 2024, Golden Harbor Ltd. and North Sound Management, Inc. (together the “Investors”) and their affiliates beneficially owned an aggregate of approximately 19.3% and 19.9%, respectively, for an aggregate of approximately 39.2%, of the outstanding shares of our Common Stock. As a result, the Investors have the ability to significantly influence the outcome of any matter submitted for the vote of the holders of our Common Stock.

The concentration of voting power could exert substantial influence over our business. For example, the concentration of voting power could delay, defer or prevent a change of control, entrench our management and the board of directors or delay or prevent a merger, consolidation, takeover or other business combination involving us on terms that other security holders may desire. In addition, conflicts of interest could arise in the future between us on the one hand, and either or both of the Investors on the other hand, concerning potential competitive business activities, business opportunities, capital financing, the issuance of additional securities and other matters.

Our outstanding Series E Preferred Stock or future equity offerings could adversely affect the holders of our Common Stock in some circumstances.

As of December 31, 2023, there were 25,000 shares of Series E Fixed-Rate Cumulative Perpetual Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”) outstanding with an aggregate liquidation preference of $25 million. The Series E Preferred Stock is senior to our shares of Common Stock in right of payment of dividends and other distributions. In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series E Preferred Stock will be entitled to receive, after satisfaction of liabilities to creditors and subject to the rights of holders of any senior securities, but before any distribution of assets is made to holders of Common Stock or any other junior securities, the Series E Base Amount (as defined below) in Note 7 – Preferred Stock and Common Stock in the Notes to the Consolidated Financial Statements) plus (without duplication) any accrued and unpaid dividends. In the future, we may offer additional shares of Series E Preferred Stock or other equity, equity-linked or debt securities, which may have rights, preferences or privileges senior to our Common Stock. Because our decision to issue debt or equity securities or incur other borrowings in the future will depend on market conditions and other factors beyond our control, the amount, timing, nature or success of our future capital raising efforts is uncertain. Thus, holders of our Common Stock bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings may negatively affect the market price of our Common Stock.

We do not currently intend to pay dividends on our Common Stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of our Common Stock.

We have never declared or paid any cash dividend on our Common Stock. We currently anticipate that we will retain any future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, the terms of our debt agreements and any future debt agreements may preclude us from paying dividends. Any return to stockholders will therefore be limited to the appreciation of their stock. There is no guarantee that shares of our Common Stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

27

Our restated certificate of incorporation and restated bylaws and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our restated certificate of incorporation and restated bylaws contain provisions that could delay or prevent a change in control of us. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include: providing for a classified board of directors with staggered, three-year terms; authorizing the board of directors to issue, without stockholder approval, preferred stock with rights senior to those of our Common Stock; providing that vacancies on our board of directors be filled by appointment by the board of directors; prohibiting stockholder action by written consent; requiring that certain litigation must be brought in Delaware; limiting the persons who may call special meetings of stockholders; and requiring advance notification of stockholder nominations and proposals. In addition, we are subject to Section 203 of the Delaware General Corporation Law which may prohibit large stockholders, in particular those owning fifteen percent or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our board of directors. These and other provisions in our restated certificate of incorporation and our restated bylaws and under the Delaware General Corporation Law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our Common Stock and result in the market price of our Common Stock being lower than it would be without these provisions.

If financial or industry analysts do not publish research or reports about our business, or if they issue negative or misleading evaluations of our stock, our stock price and trading volume could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts, or the content and opinions included in their reports. If one or more of the analysts who cover us were to adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price could decline. If one or more of the analysts who cover us cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to report our financial results timely and accurately, which could adversely affect investor confidence in us, and in turn, our results of operations and our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and operate successfully as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 requires that companies evaluate and report on their systems of internal control over financial reporting. In addition, our independent registered public accounting firm must report on its evaluation of those controls.

Any failure to maintain effective internal controls could cause a delay in compliance with our reporting obligations, SEC rules and regulations or Section 404 of the Sarbanes-Oxley Act of 2002, which could subject us to a variety of administrative sanctions, including, but not limited to, SEC enforcement action, ineligibility for short form registration, the suspension or delisting of our Common Stock from the stock exchange on which it is listed and the inability of registered broker-dealers to make a market in our Common Stock, which could adversely affect our business and the trading price of our Common Stock.

If the accounting estimates we make, and the assumptions on which we rely, in preparing our financial statements prove inaccurate, our actual results may be adversely affected.

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments about, among other things, allowance for credit losses, provision for excess and obsolete inventory, valuation of intangible and long-lived assets, valuation of goodwill, royalty costs, accruals relating to litigation and restructuring, income taxes, share-based compensation expense and our ability to continue as a going concern. These estimates and judgments affect the reported amounts of our assets, liabilities, revenues and expenses, the amounts of charges accrued by us, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances and at the time they are made. If our estimates or the assumptions underlying them are not correct, actual results may differ materially from our estimates and we may need to, among other things, accrue additional charges that could adversely affect our results of operations, which in turn could adversely affect our stock price. In addition, new accounting pronouncements and interpretations of accounting pronouncements have occurred and may occur in the future that could adversely affect our reported financial results.

28

Changes to the accounting systems or new accounting system implementations may be ineffective or cause delays in our ability to record transactions and/or provide timely financial results.

A change in our accounting systems or new accounting system implementations could cause trial balances to be out of balance or hinder the reconciliation of items which are time consuming to diagnose, impacting our ability to provide timely audited and unaudited financial results. Any such change could have a significant impact on the effectiveness of our system of internal controls and could cause a delay in compliance with our reporting obligations, which could adversely affect our business and the trading price of our Common Stock.

Any changes to existing accounting pronouncements or taxation rules or practices may cause adverse fluctuations in our reported results of operations or affect how we conduct our business.

A change in accounting pronouncements or taxation rules or practices can have a significant effect on our reported results and may affect our reporting of transactions completed before the change is effective. New accounting pronouncements, taxation rules and varying interpretations of accounting pronouncements or taxation rules have occurred in the past and may occur in the future. The change to existing rules, future changes, if any, or the need for us to modify a current tax position may adversely affect our reported financial results or the way we conduct our business.

Our quarterly operating results have fluctuated in the past and may fluctuate in the future, which could cause declines or volatility in the price of our Common Stock.

Our quarterly operating results have fluctuated in the past and may fluctuate in the future as a result of a variety of factors, many of which are outside of our control. If our quarterly operating results or guidance fall below the expectations of research analysts or investors, the price of our Common Stock could decline substantially. The following factors, among others, could cause fluctuations in our quarterly operating results:

•	our ability to attract new customers and retain existing customers;

•	our ability to accurately forecast revenue and appropriately plan our expenses;

•	our ability to accurately predict changes in customer demand due to matters beyond our control;

•	our ability to introduce new features, including integration of our existing solutions with third-party software and devices;

•	the actions of our competitors, including consolidation within the industry, pricing changes or the introduction of new services;

•	our ability to effectively manage our growth;

•	our ability to attract and retain key employees, given intense competition for qualified personnel;

•	our ability to successfully manage and realize the anticipated benefits of any future divestitures or acquisitions of businesses, solutions or technologies;

•	our ability to successfully launch new services or solutions or sell existing services or solutions into additional geographies or vertical markets;

29

•	the timing and cost of developing or acquiring technologies, services or businesses;

•	the timing, operating costs, and capital expenditures related to the operation, maintenance and expansion of our business;

•	service outages or security breaches and any related occurrences which could impact our reputation;

•	the impact of worldwide economic, industry, and market conditions, including disruptions in financial markets and the deterioration of the underlying economic conditions in some countries, rises in inflation and interest rates, and those conditions specific to Internet usage and online businesses;

•	the emergence of global events, which could extend lead times in our supply chain and lengthen sales cycles with our customers;

•	fluctuations in currency exchange rates;

•	trade protection measures (such as tariffs and duties) and import or export licensing requirements;

•	costs associated with defending intellectual property infringement and other claims; and

•	changes in laws and regulations affecting our business.

We believe that our quarterly revenue and operating results may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of any quarter as an indication of future performance.

GENERAL RISK FACTORS

We may not be able to maintain and expand our business if we are not able to hire, retain and manage additional qualified personnel.

Our success in the future depends in part on the continued contribution of our executive, technical, engineering, sales, marketing, operations and administrative personnel. Recruiting and retaining skilled personnel in the industries in which we operate, including engineers and other technical staff and skilled sales and marketing personnel, is highly competitive. In addition, in the event that we acquire another business or company, the success of any acquisition will depend in part on our retention and integration of key personnel from the acquired company or business.

Although we may enter into employment agreements with members of our senior management and other key personnel, these arrangements do not prevent any of our management or key personnel from leaving the Company. If we are not able to attract or retain qualified personnel in the future, or if we experience delays in hiring required personnel, particularly qualified technical and sales personnel, we may not be able to maintain and expand our business.

30

Our business may be adversely affected by unfavorable macroeconomic conditions

Our business, our results of operations and our financial condition could be adversely affected by various macroeconomic factors and the current and future conditions in the global financial markets. The global credit and financial markets have recently experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, rising interest rates, inflation, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflicts, including the conflict between Russia and Ukraine, terrorism or other geopolitical events. Sanctions imposed by the U.S. and other countries in response to such conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by affected countries and others could exacerbate market and economic instability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price.

In addition, these macroeconomic factors could affect the ability of our current or potential future third-party manufacturers or sole source suppliers to remain in business, or otherwise maintain our manufacturing or supply demands, which could result in potential supply chain disruptions. This, along with any of the foregoing factors, could impact our financial conditions, results of operations and cash flows. We cannot anticipate all of the ways in which the current and future economic climate and financial market conditions could adversely impact our business.

Adverse economic conditions or reduced spending on information technology solutions may adversely impact our revenue and profitability.

Uncertainty about future economic conditions makes it difficult for us to forecast operating results and to make decisions about future investments. We are unable to predict the likely duration and severity of adverse economic conditions in the United States and other countries, but the longer the duration, the greater risks we face in operating our business. We cannot assure you that current economic conditions, worsening economic conditions or prolonged poor economic conditions will not have a significant adverse impact on the demand for our solutions, and consequently on our results of operations and prospects.

We may be exposed to risks related to litigation and administrative proceedings that could materially and adversely affect our business, results of operations and financial condition.

In addition to intellectual property and other claims mentioned above, our business may expose us to litigation and administrative proceedings relating to labor, regulatory, tax proceedings, governmental investigations, tort claims, contractual disputes and criminal prosecution, among other matters, that could materially and adversely affect our business, results of operations, and financial condition. In the context of these proceedings, we may not only be required to pay fines or monetary damages but also be subject to sanctions or injunctions affecting our ability to continue our operations. While we may contest these matters vigorously and make insurance claims when appropriate, litigation and other proceedings are inherently costly and unpredictable, making it difficult to accurately estimate the outcome of actual or potential litigation or proceedings. Although we will establish provisions in accordance with the requirements of GAAP, the amounts that we reserve could vary significantly from any amounts we actually pay due to the inherent uncertainties in the estimation process. In addition, litigation and administrative proceedings can involve significant management time and attention and be expensive, regardless of outcome. During the course of any litigation and administrative proceedings, there may be announcements of the results of hearings and motions and other interim developments. If securities analysts or investors regard these announcements as negative, the trading price of our Common Stock may decline.

31

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Common Stock by the Registering Stockholders. Certain of the shares offered hereby are issuable upon the exercise of the Warrants. Upon exercise of such Warrants, we will receive the applicable cash exercise price paid by the holders of the Warrants for gross proceeds of approximately $38.0 million (assuming the full exercise of the Warrants). However, we cannot predict when and in what amounts or if the Warrants will be exercised and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

We intend to use any proceeds received by us from the cash exercise of the Warrants, if any, for working capital, potential future acquisitions of complementary businesses, products, services or technologies, and general corporate purposes. However, we have no current understandings, agreements or commitments for any specific material acquisitions at this time. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. Our ability to continue funding our existing and future operations is not dependent upon receiving cash proceeds from the exercise of any Warrants.

32

MARKET PRICE OF THE COMMON STOCK AND DIVIDENDS

Market Price of the Common Stock

Shares of our Common Stock are currently quoted and traded on The Nasdaq Global Select Market under the symbol “INSG.”

On December 30, 2024, the last sale price of the Common Stock as reported on Nasdaq was $10.38 per share.

As of December 11, 2024, there were 14,959,594 shares of Common Stock outstanding held of record by 21 holders. Because many of the shares of our Common Stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Dividend Policy

We have never paid any cash dividends on the Common Stock. The payment of cash dividends in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition from time to time. The payment of any cash dividends will be within the discretion of the Board. It is presently expected that we will retain all earnings for use in our business operations and, accordingly, it is not expected that the Board will declare any dividends in the foreseeable future.

33

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On September 16, 2024, the Company and its subsidiary Inseego SA (Pty) Ltd (“Seller”) entered into the Purchase Agreement) with Light Sabre SPV Limited (which subsequently novated its benefits and obligations under the Purchase Agreement to the Purchaser, Ctrack Holdings), pursuant to which they agreed to sell the Telematics Business, which has operations in the United Kingdom, the European Union, Australia and New Zealand to the Purchaser (the “Disposition”). On November 27, 2024, the Company completed the Disposition.

The accompanying unaudited pro forma financial information should be read in conjunction with our historical consolidated financial statements and the accompanying notes for the years ended December 31, 2023 and 2022 and with our historical condensed consolidated financial statements and the accompanying notes for the three and nine month periods ended September 30, 2024, appearing elsewhere in this prospectus.

The below unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2023 and 2022 have been prepared giving effect to the Disposition as if the transaction had occurred on January 1, 2022. The pro forma consolidated statement of operations for the nine months ended September 30, 2024 is not included below as the statement of comprehensive income included within the unaudited condensed consolidated statements for the period ended September 30, 2024, appearing elsewhere in this prospectus, already presents the results of the Telematics Business as discontinued operations, and therefore reflects the impact of the transaction for the period. The below unaudited pro forma condensed consolidated balance sheet gives effect to the Disposition as if the transaction had occurred on September 30, 2024.

The unaudited pro forma condensed consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available as of November 27, 2024.

The unaudited pro forma financial information is based on financial statements prepared in accordance with U.S. generally accepted accounting principles, which are subject to change and interpretation. The unaudited pro forma condensed consolidated financial statements were based on and derived from our historical consolidated financial statements, adjusted for those amounts which were determined to be directly attributable to the Disposition, factually supportable, and with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on our consolidated results. Actual adjustments, however, may differ materially from the information presented. Pro forma adjustments do not include allocations of corporate costs, as those are not directly attributable to the Disposition. In addition, the unaudited pro forma financial information is based upon available information and assumptions that management considers to be reasonable, and such assumptions have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the SEC. The unaudited pro forma financial information is not necessarily indicative of what the financial position or income statement results would have actually been had the Disposition occurred on the dates indicated. To note, the unaudited pro forma consolidated statement of operations included within does not include any adjustment to hypothetically reduce interest expense as the use of proceeds as of a hypothetical disposition date of January 1, 2022 is unknown. As a result of the factors above, these unaudited pro forma condensed consolidated financial statements should not be considered to be indicative of our future consolidated financial performance or results.

34

INSEEGO CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2023

(In thousands, except share and per share data)

	As Reported	Pro Forma Adjustments	Pro Forma Inseego
	(a)	(e)	Corp.
Revenues:
Mobile solutions	$80,498	$–	$80,498
Fixed wireless access solutions	54,900	–	54,900
Product revenues	135,398	–	135,398
Services and other	60,290	28,402	31,888
Total revenues	195,688	28,402	167,286
Cost of revenues:
Product	127,157	–	127,157
Services and other	16,077	11,724	4,353
Total cost of revenues	143,234	11,724	131,510
Gross profit	52,454	16,678	35,776
Operating costs and expenses:
Research and development	21,513	1,788	19,725
Sales and marketing	21,504	4,872	16,632
General and administrative	20,721	4,868	15,853
Depreciation and amortization	19,759	1,351	18,408
Impairment of capitalized software	5,239	4,124	1,115
Total operating costs and expenses	88,736	17,003	71,733
Operating loss	(36,282)	(325)	(35,957)
Other income (expense):
Interest (expense) income, net	(9,072)	14	(9,086)
Other income (expense), net	54	(16)	70
Loss before income taxes	(45,300)	(327)	(44,973)
Income tax provision	885	842	43
Net loss	(46,185)	(1,169)	(45,016)
Series E preferred stock dividends and deemed dividends	(2,991)	–	(2,991)
Net loss attributable to common stockholders	$(49,176)	$(1,169)	$(48,007)
Per share data:
Net loss per common share:
Basic and diluted	$(4.32)		$(4.22)
Weighted-average shares used in computation of net loss per common share:
Basic and diluted	11,372,069		11,372,069

35

INSEEGO CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2022

(In thousands, except share and per share data)

	As Reported	Pro Forma Adjustments	Pro Forma Inseego
	(a)	(e)	Corp.
Revenues:
Mobile solutions	$143,524	$–	$143,524
Fixed wireless access solutions	43,602	–	43,602
Product revenues	187,126	–	187,126
Services and other	58,197	26,922	31,275
Total revenues	245,323	26,922	218,401
Cost of revenues:
Product	161,943	–	161,943
Services and other	16,471	12,718	3,753
Total cost of revenues	178,414	12,718	165,696
Gross profit	66,909	14,204	52,705
Operating costs and expenses:
Research and development	38,290	1,886	36,404
Sales and marketing	32,825	6,634	26,191
General and administrative	26,208	5,132	21,076
Depreciation and amortization	24,490	1,390	23,100
Impairment of capitalized software	3,014	–	3,014
Total operating costs and expenses	124,827	15,042	109,785
Operating loss	(57,918)	(838)	(57,080)
Other income (expense):
Interest (expense) income, net	(8,606)	101	(8,707)
Other income (expense), net	(1,910)	(2,131)	221
Loss before income taxes	(68,434)	(2,868)	(65,566)
Income tax provision (benefit)	(465)	(585)	120
Net loss	(67,969)	(2,283)	(65,686)
Series E preferred stock dividends and deemed dividends	(2,736)	–	(2,736)
Net loss attributable to common stockholders	$(70,705)	$(2,283)	$(68,422)
Per share data:
Net loss per common share:
Basic and diluted	$(6.59)		$(6.38)
Weighted-average shares used in computation of net loss per common share:
Basic and diluted	10,726,933		10,726,933

36

INSEEGO CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2024

(In thousands)

	As Reported	Pro Forma		Pro Forma Inseego
	(a)	Adjustments		Corp.
ASSETS
Current assets:
Cash and cash equivalents	$11,972	$43,500	(b)	$55,472
Accounts receivable, net	15,612	–		15,612
Inventories	18,118	–		18,118
Prepaid expenses and other	3,627	–		3,627
Current assets held for sale	35,771	(35,771	)(c)	–
Total current assets	85,100	7,729		92,829
Property, plant and equipment, net	1,303	–		1,303
Intangible assets, net	19,465	–		19,465
Goodwill	3,949	–		3,949
Operating lease right-of-use assets	3,117	–		3,117
Other assets	456	–		456
Total assets	$113,390	$7,729		$121,119
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$35,457	$–		$35,457
Accrued expenses and other current liabilities	31,147	–		31,147
Short-term loan	6,000	–		6,000
2025 Convertible Notes, net	106,250	–		106,250
Current liabilities held for sale	10,000	(10,000	)(c)	–
Total current liabilities	188,854	(10,000)		178,854
Long-term liabilities:
Operating lease liabilities	2,979	–		2,979
Deferred tax liabilities, net	121	–		121
Other long-term liabilities	6,499	–		6,499
Total liabilities	198,453	(10,000)		188,453
Stockholders’ deficit:
Preferred stock, par value $0.001	–	–		–
Common stock, par value $0.001	13	–		13
Additional paid-in capital	825,851	–		825,851
Accumulated other comprehensive loss	(6,712)	–		(6,712)
Accumulated deficit	(904,215)	17,729	(d)	(886,486)
Total stockholders’ deficit	(85,063)	17,729		(67,334)
Total liabilities and stockholders’ deficit	$113,390	$7,729		$121,119

37

INSEEGO CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2023 and 2022 give effect to the Disposition as if it were completed on January 1, 2022. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 gives effect to the Disposition as if it were completed on September 30, 2024.

The pro forma financial statements have been derived from the historical consolidated financial statements of the Company. The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Disposition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on the Company’s consolidated operating results.

2. Pro Forma Adjustments

The following is a summary of the pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements based on preliminary estimates, which may change as additional information is obtained.

(a)	Reflects the Company’s consolidated statement of operations for the years end December 31, 2023 and 2022, as contained in the financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2024, and the Company’s condensed consolidated balance sheet as of September 30, 2024, as contained in the financial statements presented in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024, filed with the SEC on November 13, 2024.

(b)	Reflects the estimated cash proceeds from the Disposition, net of $8.5 million of estimated transaction costs and estimated related tax expenses in connection with the Disposition, as if the transaction were completed on September 30, 2024. These transaction costs have not been reflected in the unaudited pro forma condensed consolidated statements of operations as they will not have an ongoing impact on the Company.

(c)	Reflects the acquired assets and liabilities assumed by the Purchaser in the Disposition.

(d)	Reflects the estimated after-tax gain on the Disposition, which was calculated as follows (in thousands):

Estimated proceeds of the Disposition, net of $8.5 million of estimated transaction related fees and expenses, taxes, and working capital adjustments	$43,500
Assets of the Telematics Business	(35,771)
Liabilities of the Telematics Business	10,000
After-tax gain of the Disposition	$17,729

(e)	Reflects the elimination of revenues and expenses representing the historical results of the Telematics Businesses as a result of the Disposition.

38

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the audited and unaudited financial statements and the related notes thereto included in this prospectus. Certain information included in this discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results may differ materially from those projected or implied by the forward-looking statements. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of factors that could cause our actual results to differ from those expressed or implied by forward-looking statements.

Overview

Inseego Corp. is a leader in the design and development of cloud-managed wireless broadband and intelligent edge solutions. Our 4G and 5G wireless broadband portfolio is comprised of secure and high-performance mobile broadband and fixed wireless access (“FWA”) solutions with associated cloud solutions for real time WAN visibility, monitoring, automation and control with centralized orchestration of network functions. These solutions are specifically built for the enterprise and small and medium business (“SMB”) market segments with a focus on performance, scalability, quality and enterprise grade security. Until recently, we also offered telematics solutions designed to improve business outcomes for enterprise and SMB market segments (see “Recent Developments” below). We also provide a wireless subscriber management SaaS solution for carriers to manage their government and complex enterprise customer subscriptions.

Our 5G products and associated cloud solutions are designed and developed in the U.S. and are used in mission-critical applications requiring the highest levels of security and zero unscheduled downtime. These solutions support applications such as business broadband for both mobile and fixed use cases, enterprise networking and software-defined wide area network (“SD-WAN”) failover management.

Inseego is at the forefront of providing high speed broadband through state-of-the-art 4G and 5G solutions to keep enterprise and SMB customers seamlessly connected. With multiple first-to-market innovations through several generations of 4G and 5G technologies, Inseego has been advancing wireless WAN technology and driving industry transformations for over 30 years. Our products currently operate on all major cellular networks in the US. Our mobile hotspots, sold under the MiFi® brand, have been sold to millions of end users and provide secure and convenient high-speed broadband access to the Internet on the go.

Recent Developments

On November 27, 2024, we completed the previously announced sale of our Telematics Business pursuant to the Purchase Agreement with Light Sabre SPV Limited. Pursuant to the terms of the Purchase Agreement, Ctrack Holdings, the Purchaser (as assignee of Light Sabre SPV Limited), acquired the entire issued share capital of our Inseego International Holdings Limited subsidiary for $52 million in an all-cash transaction. Cash proceeds net of estimated transaction costs and estimated related tax expenses in connection with the Disposition are expected to be $43.5 million. The Purchase Agreement provides for a closing accounts mechanism, whereby, following closing of the Disposition, the Purchaser will prepare closing accounts and a closing statement, which, once agreed or deemed agreed, will form the basis of an adjustment to the initial purchase consideration as a result of changes in closing working capital and net debt. As a result of the Disposition, the Company divested the fleet management and telematics solutions business of the Company, which has operations in the United Kingdom, Europe, Australia and New Zealand.

39

Our decision to divest the Telematics Business was based on a review of the strategic fit of the business with our North American-centric 5G wireless solutions business and our previously stated goal to continue to significantly de-leverage our capital structure. The sale of the telematics operations further supports our streamlining of our focus and resources on the strongest growth opportunities around our core product offerings.

The assets and liabilities of the Telematics Business have been classified as held for sale within the Condensed Consolidated Balance Sheet as of September 30, 2024 and its operations have been classified as discontinued operations within the Condensed Consolidated Statements of Operations and Comprehensive Income for the three and nine month periods ended September 30, 2024 and 2023. Refer to the Unaudited Pro Forma Condensed Consolidated Financial Information and Note 2 – Discontinued Operations and Held for Sale to the Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus for further discussion regarding the divestiture.

Business Segment Reporting

We operate as one business segment. Our principal executive officer, who is also our Chief Operating Decision Maker, evaluates the business as a single entity and reviews financial information and makes business decisions based on the overall results of the business. As such, our operations constitute a single operating segment and one reportable segment.

Financial Statement Presentation

During the fourth quarter of 2023 the Company reclassified revenues in order to align with how management reviews revenue results. Historically, the Company classified revenues from products and services into two categories, IoT & Mobile Solutions and Enterprise SaaS Solutions. The Company is now classifying revenues into the following two categories: Product Revenue, which consists of our Mobile Solutions and Fixed Wireless Access Solutions, and Services and Other. See the Supplemental disclosure of quarterly revenues and cost of revenues section below for a table of revenues and related costs of revenues under the current classification for each of the four quarters during the years ended December 31, 2023 and 2022.

Additionally, during 2023 the Company reclassified all depreciation and amortization expense previously recorded in the operating expense line items of research and development, sales and marketing, and general and administrative expenses into a separate line labeled Depreciation and amortization. All prior periods have been reclassified to conform to the current period presentation for these changes.

Factors Which May Influence Future Results of Operations

Revenues. We classify our revenues from the sale of our products and services into two categories: Product Revenue, which consists of our Mobile Solutions and Fixed Wireless Access Solutions, and Services and Other. Historically, the Company classified revenues from products and services into two different categories, IoT & Mobile Solutions and Enterprise SaaS Solutions. All prior periods have been reclassified to conform to the current period presentation for this change. A description of each of the current revenue classifications is as follows:

Mobile solutions: Our mobile broadband solutions, sold under the MiFi brand, are actively used by millions of end users to provide secure and convenient high-speed access to corporate, public and personal information through the Internet and enterprise networks. Our mobile portfolio is supported by our cloud offerings - Inseego Connect for device management, and 5G SD EDGE for secure networking enabling corporate managed mobile remote workforce. Our Mobile Solutions portfolio also includes 4G VoLTE products and 4G USB modems. Our Mobile Solutions customer base is primarily comprised of mobile operators. These mobile operators include Verizon Wireless, T-Mobile and U.S. Cellular in the United States, Rogers and Telus in Canada, Telstra in Australia, as well as other international wireless operators, distributors and various companies in other vertical markets and geographies.

40

Fixed wireless access solutions: Our fixed wireless access solutions are deployed by enterprise and SMB customers for their distributed sites and employees as a fully secure and corporate managed wireless WWAN solution. The portfolio consists of indoor, outdoor and industrial routers and gateways supported by our cloud solutions – Inseego Connect for device management and 5G SD Edge for secure cloud networking. These solutions, sold under the Wavemaker and Skyus brands, are sold by mobile operators such as T-Mobile, U.S. Cellular and Verizon Wireless along with distribution and channel partners.

Services and other: We sell certain other types of SaaS solutions. First, we provide a wireless subscriber management solution (Inseego Subscribe) for carrier’s management of their government and complex enterprise customer subscriptions. We also categorize non-recurring engineering services we provide to our customers as Service and other revenue.

We believe that our future revenues will be influenced by a number of factors including:

•	deployment of 5G infrastructure equipment;

•	adoption of 5G end point products;

•	competition in the area of 5G technology;

•	acceptance of our products by new vertical markets;

•	rate of change to new products;

•	economic environment and related market conditions;

•	product pricing; and

•	changes in technologies.

Our revenues are also significantly dependent upon the availability of materials and components used in our hardware products.

Cost of Revenues. Cost of revenues includes all costs associated with our contract manufacturers, distribution, fulfillment and repair services, delivery of SaaS services, warranty costs, amortization of intangible assets, depreciation of rental assets for telematics services, royalties, operations overhead, costs associated with cancellation of purchase orders and costs related to outside services. Also included in cost of revenues are costs related to inventory adjustments, as well as any write downs for excess and obsolete inventory and abandoned product lines. Inventory adjustments are impacted primarily by demand for our products, which is influenced by the factors discussed above.

Operating Costs and Expenses. Our operating costs consist of four primary categories: research and development, sales and marketing, general and administrative, and depreciation and amortization costs,.

Research and development is at the core of our ability to produce innovative, leading-edge products. These expenses consist primarily of engineers and technicians who design and test our highly complex products and the procurement of testing and certification services.

41

Sales and marketing expenses consist primarily of our sales force and product-marketing professionals. In order to maintain strong sales relationships, we provide co-marketing, trade show support and product training. We are also engaged in a wide variety of marketing activities, such as awareness and lead generation programs as well as product marketing. Other marketing initiatives include public relations, seminars and co-branding with partners.

General and administrative expenses include primarily corporate functions such as accounting, human resources, legal, administrative support, information technology, and professional fees. This category includes the expenses needed to operate as a publicly traded company, including compliance with the Sarbanes-Oxley Act of 2002, as amended, SEC filings, stock exchange fees and investor relations expense. Although general and administrative expenses are not directly related to revenue levels, certain expenses such as legal expenses and provisions for bad debts may cause significant volatility in future general and administrative expenses.

Depreciation and amortization expenses. Our depreciation and amortization expenses primarily include depreciation on our property, plant, and equipment, amortization of capitalized software projects, and amortization of intangibles purchased through acquisitions. Depreciation related to rental assets of our telematics services are included in Cost of Revenues as noted above.

Impairment of capitalized software. Impairment expenses can be recorded on capitalized software intended for internal and external use. Impairments of capitalized software intended for internal use are recorded when the carrying value of the asset group to which the software belongs is not recoverable and exceeds its fair value. Impairments of capitalized software intended for external use are recorded when the net realizable value of the asset falls below its carrying value.

Operating Results. Our results are affected by numerous macroeconomic factors including inflation, consumer spending confidence and global supply chains. The existence of inflation in the U.S. and global economy has resulted in, and may continue to result in, higher interest rates and capital costs, increased costs of labor, fluctuating exchange rates and other similar effects. If the inflation rate continues to increase, it could affect our expenses, especially employee compensation expense. Inflation and related increases in interest rates could also increase our customers' operating costs, which could result in reduced operating budgets. To the extent our products are perceived by customers and potential customers as discretionary, our revenue may be disproportionately affected by delays or reductions in general information technology spending. Such delays or reductions in technology spending are often associated with enhanced budget scrutiny by our customers including additional levels of approvals, cloud optimization efforts and additional time to evaluate and test our products, which can lead to long and unpredictable sales cycles. Such increases have, and may continue to have, a negative impact on the Company’s revenue and profit margins, if the selling prices of products do not increase with the increased costs.

Results of Operations

Three Months Ended September 30, 2024 Compared to Three Months Ended September 30, 2023

Revenues. Revenues for the three months ended September 30, 2024 were $54.0 million, compared to $41.4 million for the same period in 2023.

The following table summarizes revenues by our two product categories (in thousands):

	Three Months Ended September 30,		Change
Product Category	2024	2023	$	%
Mobile solutions	$32,282	$22,534	$9,748	43.3%
Fixed wireless access solutions	9,723	11,114	(1,391)	(12.5)
Product	42,005	33,648	8,357	24.8
Services and other	12,027	7,709	4,318	56.0
Total revenues	$54,032	$41,357	$12,675	30.6

42

Mobile solutions. The $9.7 million increase in mobile solutions revenues is primarily due to increased sales of our higher margin premium 5G MiFi hotspot at multiple carriers, including a promotional offer at one of our carrier partners.

Fixed wireless access solutions. The $1.4 million decrease in fixed wireless access solutions revenues is primarily due to decreased sales with one of our carrier partners, partially offset by sales from our channel program, that began in 2024, as initiatives in that space are beginning to drive revenue.

Services and other The $4.3 million increase in services and other revenues is primarily due to increased Inseego Subscribe revenues related to the terms of a two-year service contract renewal with a major customer that was executed in April 2024.

Cost of revenues. Cost of revenues for the three months ended September 30, 2024 was $35.2 million, or 65.2% of revenues, compared to $43.5 million, or 105.2% of revenues, for the same period in 2023.

The following table summarizes cost of revenues by category (in thousands):

	Three Months Ended September 30,		Change
Product Category	2024	2023	$	%
Product	$33,592	$42,788	$(9,196)	(21.5)%
Services and other	1,640	734	906	123.4
Total cost of revenues	$35,232	$43,522	$(8,290)	(19.0)

Product. The $9.2 million decrease in product cost of revenues is primarily due to significant inventory reserves and related charges of $14.4 million recorded in the three months ended September 30, 2023, partially offset by the impact of increased product revenues.

Services and other. The $0.9 million increase in services and other cost of revenues is primarily due to increased Inseego Subscribe revenues and the related increase in costs incurred to provide these services.

Gross profit. Gross profit for the three months ended September 30, 2024 was $18.8 million, or a gross margin of 34.8%, compared to a loss of $2.2 million, or a gross margin of (5.2)%, for the same period in 2023. The increase in gross profit is primarily due to significant inventory reserves recorded in the three months ended September 30, 2023 and higher revenues in the three months ended September 30, 2024. The increase in gross profit margin is primarily due to the inventory reserves recorded in the three months ended September 30, 2023 and a larger proportion of higher margin service revenues as a percentage of total revenues and increased margins on the Company’s premium 5G MiFi hotspot offerings in the current year in comparison to the lower margin products offered in the prior year.

Operating costs and expenses. The following table summarizes operating costs and expenses (in thousands):

	Three Months Ended September 30,		Change
Operating costs and expenses	2024	2023	$	%
Research and development	$5,176	$5,200	$(24)	(0.5)%
Sales and marketing	4,125	3,893	232	6.0
General and administrative	4,822	3,429	1,393	40.6
Depreciation and amortization	3,154	3,848	(694)	(18.0)
Impairment of capitalized software	507	611	(104)	(17.0)
Total	$17,784	$16,981	$803	4.7

43

Research and development expenses. Research and development expenses for the three months ended September 30, 2024 were $5.2 million, or 9.6% of revenues, compared to $5.2 million, or 12.6% of revenues, for the same period in 2023. The decrease in research and development expenses was primarily due to lower research and development personnel-related costs as a result of a decrease in overall research and development headcount, partially offset by increased annual incentive bonus accruals for current year performance.

Sales and marketing expenses. Sales and marketing expenses for the three months ended September 30, 2024 were $4.1 million, or 7.6% of revenues, compared to $3.9 million, or 9.4% of revenues, for the same period in 2023. The increase in sales and marketing expenses was primarily due to increased sales commissions and higher advertising and marketing costs, partially offset by lower sales personnel-related costs as a result of a decrease in overall sales headcount and a decrease in consulting and outside services in relation to cost reduction efforts.

General and administrative expenses. General and administrative expenses for the three months ended September 30, 2024 were $4.8 million, or 8.9% of revenues, compared to $3.4 million, or 8.3% of revenues, for the same period in 2023. The increase in general and administrative expense was primarily due to an increase in legal and consulting expenses related to our capital structure management efforts and planned divestiture of our Telematics Business, as well as increased annual incentive bonus accruals for current year performance, partially offset by a decreased share-based compensation.

Depreciation and amortization expenses. Depreciation and amortization expenses for the three months ended September 30, 2024 were $3.2 million, or 5.8% of revenues, compared to $3.8 million, or 9.3% of revenues, for the same period in 2023. The decrease in depreciation and amortization expenses was primarily due to lower balances of capitalized software projects and property, plant and equipment during the three months ended September 30, 2024 compared to the same period in 2023.

Impairment of capitalized software. For the three months ended September 30, 2024 and 2023, we recorded impairments of $0.5 million and $0.6 million, respectively.

Other (expense) income. The following table summarizes other (expense) income (in thousands):

	Three Months Ended September 30,		Change
Other (expense) income	2024	2023	$	%
Interest expense, net	$(5,731)	$(2,894)	$(2,837)	98.0%
Gain on debt restructurings, net	12,366	–	12,366	*
Other income (expense), net	(72)	45	(117)	*
Total	$6,563	$(2,849)	$9,412	*

* Percentage not meaningful

Interest expense, net. The $2.8 million increase in interest expense, net for the three months ended September 30, 2024 over the same period in 2023 was primarily a result of amortization of the debt discount and coupon interest on the Short-Term Loan (as defined below) received in June 2024, partially offset by reductions in the principal balance of the 2025 Convertible Notes (as defined below) and termination of the Company’s Credit Facility (as defined in Note 5 – Debt in the accompanying condensed consolidated financial statements) in April 2024.

Gain on debt restructurings, net The $12.4 million net gain on debt restructurings for the three months ended September 30, 2024 is a result of the Company’s various 2025 Convertible Notes restructurings entered into during 2024 as part of our overall capital structure management efforts, as described below.

44

Other income (expense), net. Other income (expense), net for the three months ended September 30, 2024 and 2023 was $0.1 million and $0.0 million, respectively.

Income from discontinued operations, net of tax. Income from discontinued operations, net of tax for the three months ended September 30, 2024 and 2023 was $1.4 million and $0.2 million, respectively. The increase was primarily due to increased sales of telematics services.

Preferred stock dividends. During the three months ended September 30, 2024 and 2023, we recorded dividends of $0.8 million and $0.8 million, respectively, on our Preferred Stock.

Nine Months Ended September 30, 2024 Compared to Nine Months Ended September 30, 2023

Revenues. Revenues for the nine months ended September 30, 2024 were $143.2 million, compared to $131.4 million for the same period in 2023.

The following table summarizes revenues by our two product categories (in thousands):

	Nine Months Ended September 30,		Change
Product Category	2024	2023	$	%
Mobile solutions	$73,431	$64,469	$8,962	13.9%
Fixed wireless access solutions	37,222	42,489	(5,267)	(12.4)
Product	110,653	106,958	3,695	3.5
Services and other	32,504	24,409	8,095	33.2
Total revenues	$143,157	$131,367	$11,790	9.0

Mobile solutions. The $9.0 million increase in mobile solutions revenues is primarily due to increased sales of our premium 5G MiFi hotspots with one of our carrier partners.

Fixed wireless access solutions. The $5.3 million decrease in fixed wireless access solutions revenues is primarily due to higher sales in the nine months ended September 30, 2023 relating to pre-launch sales of our indoor FWA solution in preparation for the release that occurred in the third quarter of 2023 and reduced sales of our indoor router category during the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023.

Services and other The $8.1 million increase in services and other revenues is primarily due to increased Inseego Subscribe revenues related to the terms of a two-year service contract renewal with a major customer that was executed in April 2024.

Cost of revenues. Cost of revenues for the nine months ended September 30, 2024 was $92.3 million, or 64.5% of revenues, compared to $104.9 million, or 79.9% of revenues, for the same period in 2023.

The following table summarizes cost of revenues by category (in thousands):

	Nine Months Ended September 30,		Change
Product Category	2024	2023	$	%
Product	$86,812	$101,375	$(14,563)	(14.4)%
Services and other	5,492	3,559	1,933	54.3
Total cost of revenues	$92,304	$104,934	$(12,630)	(12.0)

45

Product. The $14.6 million decrease in Product cost of revenues is primarily due to significant inventory reserves recorded in the nine months ended September 30, 2023, partially offset partially offset by the impact of increased product revenues.

Services and other. The $1.9 million increase in Services and other cost of revenues is primarily due to increased Inseego Subscribe revenues and the related increase in costs incurred to provide said services.

Gross profit. Gross profit for the nine months ended September 30, 2024 was $50.9 million, or a gross margin of 35.5%, compared to $26.4 million, or a gross margin of 20.1%, for the same period in 2023. The increase in gross profit is primarily due to the inventory reserves recorded in the nine months ended September 30, 2023 and higher revenues in the nine months ended September 30, 2024. The increase in gross profit margin is primarily due to the inventory reserves recorded in the three months ended September 30, 2023 and a larger proportion of higher margin service revenues as a percentage of total revenues and increased margins on the Company’s premium 5G MiFi hotspot offerings in the current year in comparison to the lower margin products offered in the prior year.

Operating costs and expenses. The following table summarizes operating costs and expenses (in thousands):

	Nine Months Ended September 30,		Change
Operating costs and expenses	2024	2023	$	%
Research and development	$15,032	$14,369	$663	4.6%
Sales and marketing	12,176	13,703	(1,527)	(11.1)
General and administrative	12,695	12,326	369	3.0
Depreciation and amortization	10,098	13,125	(3,027)	(23.1)
Impairment of capitalized software	927	1,115	(188)	(16.9)
Total	$50,928	$54,638	$(3,710)	(6.8)

Research and development expenses. Research and development expenses for the nine months ended September 30, 2024 were $15.0 million, or 10.5% of revenues, compared to $14.4 million, or 10.9% of revenues, for the same period in 2023. The increase in research and development expenses was primarily due to fewer research and development projects that were capitalizable during the nine months ended September 30, 2024, which resulted in a higher percentage of research and development costs being recorded as operating expenses, and increased annual incentive bonus accruals for current year performance, partially offset by lower personnel-related costs as a result of a decrease in overall sales headcount and a decrease in consulting and outside services in relation to cost reduction efforts.

Sales and marketing expenses. Sales and marketing expenses for the nine months ended September 30, 2024 were $12.2 million, or 8.5% of revenues, compared to $13.7 million, or 10.4% of revenues, for the same period in 2023. The decrease in sales and marketing expenses was primarily due to lower sales personnel-related costs as a result of a decrease in overall sales headcount and a decrease in consulting and outside services in relation to cost reduction efforts.

General and administrative expenses. General and administrative expenses for the nine months ended September 30, 2024 were $12.7 million, or 8.9% of revenues, compared to $12.3 million, or 9.4% of revenues, for the same period in 2023. The increase in general and administrative expense was primarily due to an increase in legal and consulting expenses related to our capital structure management efforts and planned divestiture of our Telematics Business, as well as increased annual incentive bonus accruals for current year performance, partially offset by a decrease in share-based compensation expense and temporary employment costs as part of cost reduction efforts.

46

Depreciation and amortization expenses. Depreciation and amortization expenses for the nine months ended September 30, 2024 were $10.1 million, or 7.1% of revenues, compared to $13.1 million, or 10.0% of revenues, for the same period in 2023. The decrease in depreciation and amortization expenses was primarily due to lower balances of capitalized software projects and property, plant and equipment during the nine months ended September 30, 2024 compared to the same period in 2023.

Impairment of capitalized software. For the nine months ended September 30, 2024 and 2023, we recorded impairments of $0.9 million and $1.1 million, respectively.

Other (expense) income. The following table summarizes other (expense) income (in thousands):

	Nine Months Ended September 30,		Change
Other (expense) income	2024	2023	$	%
Interest expense, net	$(9,686)	$(6,910)	$(2,776)	40.2
Loss on extinguishment of revolving credit facility	(788)	–	(788)	*
Gain on debt restructurings, net	13,690	–	13,690	*
Other income (expense), net	(864)	50	(914)	*
Total	$2,352	$(6,860)	$9,212	*

* Percentage not meaningful

Interest expense, net. The $2.8 million decrease in interest expense, net for the nine months ended September 30, 2024 over the same period in 2023 was primarily a result of amortization of the debt discount and coupon interest on the Short-Term Loan (as defined below) received in June 2024, partially offset by reductions in the principal balance of the 2025 Convertible Notes (as defined below) and termination of the Company’s Credit Facility (as defined in Note 5 – Debt in the accompanying condensed consolidated financial statements) in April 2024.

Loss on extinguishment of revolving credit facility The $0.8 million loss on extinguishment of revolving credit facility for the nine months ended September 30, 2024 relates to the terminations of the Company’s Credit Facility in April 2024.

Gain on debt restructurings, net The $13.7 million net gain on troubled debt restructurings for the nine months ended September 30, 2024 is a result of the Company’s various 2025 Convertible Notes restructurings entered into during 2024 as part of our overall capital structure management efforts.

Other income (expense), net. Other income (expense), net for the nine months ended September 30, 2024 and 2023 was $(0.9) million and $0.1 million, respectively.

Income tax provision. Income tax provision for the nine months ended September 30, 2024 and 2023 was a provision of $0.2 million and $0.0 million, respectively.

Income from discontinued operations, net of tax. Income from discontinued operations, net of tax for the nine months ended September 30, 2024 and 2023 was $3.0 million and $3.3 million, respectively. The decrease was primarily due to increased sales of telematics services.

Preferred stock dividends. During the nine months ended September 30, 2024 and 2023, we recorded dividends of $2.4 million and $2.2 million, respectively, on our Preferred Stock.

47

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

The following table sets forth our consolidated statements of operations in dollars (in thousands) and expressed as a percentage of revenues, derived from the accompanying consolidated financial statements for the periods indicated.

	Year Ended December 31,
	2023		2022
Revenues:
Mobile solutions	$80,498	41.1%	$143,524	58.5%
Fixed wireless access solutions	54,900	28.1	43,602	17.8
Product revenues	135,398	69.2	187,126	76.3
Services and other	60,290	30.8	58,197	23.7
Total revenues	195,688	100.0	245,323	100.0
Cost of revenues:
Product	127,157	65.0	161,943	66.0
Services and other	16,077	8.2	16,471	6.7
Total cost of revenues	143,234	73.2	178,414	72.7
Gross profit	52,454	26.8	66,909	27.3
Operating costs and expenses:
Research and development	21,513	11.0	38,290	15.6
Sales and marketing	21,504	11.0	32,825	13.4
General and administrative	20,721	10.6	26,208	10.7
Depreciation and amortization	19,759	10.1	24,490	10.0
Impairment of capitalized software	5,239	2.7	3,014	1.2
Total operating costs and expenses	88,736	45.3	124,827	50.9
Operating loss	(36,282)	(18.5)	(57,918)	(23.6)
Other income (expense):
Interest expense, net	(9,072)	(4.6)	(8,606)	(3.5)
Other income (expense), net	54	–	(1,910)	(0.8)
Loss before income taxes	(45,300)	(23.1)	(68,434)	(27.9)
Income tax provision (benefit)	885	0.5	(465)	(0.2)
Net loss	(46,185)	(23.6)	(67,969)	(27.7)
Series E preferred stock dividends	(2,991)	(1.5)	(2,736)	(1.1)
Net loss attributable to common stockholders	$(49,176)	(25.1)%	$(70,705)	(28.8)%

48

Revenues. Revenues for the year ended December 31, 2023 were $195.7 million, a decrease of $49.6 million, or 20.2%, compared to the same period in 2022.

The following table summarizes net revenues by category (dollars in thousands):

	Year Ended December 31,		Change
Product Category	2023	2022	$	%
Mobile solutions	$80,498	$143,524	$(63,026)	(43.9)%
Fixed wireless access solutions	54,900	43,602	11,298	25.9
Product revenues	135,398	187,126	(51,728)	(27.6)
Services and other	60,290	58,197	2,093	3.6
Total	$195,688	$245,323	$(49,635)	(20.2)

Mobile solutions. The $63.0 million decrease in mobile solutions revenues is primarily due to decreases in our carrier offerings and lower sales of LTE gigabit hotspots as we transition from 4G products to 5G product offerings, partially offset by sales of 5G hotspots related to our MiFi hotspot business (launched in the second half of 2022).

Fixed wireless access solutions. The $11.3 million increase in fixed wireless access solutions revenues is primarily due increased adoption of fixed wireless access products, specifically sales of a 5G Fixed Wireless Access device that we launched in the second quarter of 2023.

Services and other. The $2.1 million increase in services and other net revenues is primarily due to increased telematics subscription revenues.

Cost of revenues. Cost of revenues for the year ended December 31, 2023 was $143.2 million, or 73.2% of net revenues, compared to $178.4 million, or 72.7% of net revenues, for the same period in 2022.

The following table summarizes cost of revenues by category (dollars in thousands):

	Year Ended December 31,		Change
Product Category	2023	2022	$	%
Product	$127,157	$161,943	$(34,786)	(21.5)%
Services and other	16,077	16,471	(394)	(2.4)
Total	$143,234	$178,414	$(35,180)	(19.7)

Product. The $34.8 million decrease in Product cost of revenues is primarily is a result of lower sales of LTE gigabit hotspots, partially offset by an increase in inventory and contract manufacturer reserves as further described below.

Services and other. The $0.4 million decrease in Services and other cost of revenues is primarily due to reduced costs associated with providing our telematics services.

Gross profit. Gross profit for the year ended December 31, 2023 was $52.5 million, or a gross margin of 26.8%, compared to $66.9 million, or a gross margin of 27.3%, for the same period in 2022. The decrease in gross profit is primarily due to lower revenues. The slight decrease in gross profit margin is due to an increase in inventory and contract manufacturer reserves discussed below, which were partially offset by a higher percentage of high margin service revenues, higher margins in our Telematics Business, and various initiatives to improve efficiencies in production.

49

As discussed in Part IV Item 15 Note 2 – Financial Statement Details, in the year ended December 31, 2023, the Company recorded a write-down of $9.6 million to reflect inventories at net realizable value, in addition to a $1.3 million write-off of capitalized inventory order fees. Further, management accrued an additional $6.8 million in net charges for contract manufacturing liabilities (whose remaining balance is accrued in the Accrued Expenses and Other Current Liabilities) related to excess materials at the contract manufacturers’ sites. All $17.7 million of these charges were recorded in cost of product revenues during the year ended December 31, 2023 and thereby negatively impacted Gross Profit. Management’s analysis was based on new information that became available during the year, updated sales projections and other dynamics in the market.

Supplemental disclosure of quarterly revenues and cost of revenues. As noted above, the Company has elected to classify revenues into two categories: Product Revenue, which consists of our Mobile Solutions and Fixed Wireless Access Solutions, and Services and Other. The company has reclassified all prior periods to conform to the current period presentation for this change. Below is a supplemental disclosure of revenues and costs of revenues under the current classification for the each quarter in the years ended December 31, 2023 and 2022 (in thousands):

	Year Ended	Three Months Ended
	December 31, 2023	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Revenues:
Mobile solutions	$80,498	$16,029	$22,534	$18,895	$23,040
Fixed wireless access solutions	54,900	12,411	11,114	19,505	11,870
Product revenues	135,398	28,440	33,648	38,400	34,910
Services and other	60,290	14,314	14,935	15,157	15,884
Total revenues	195,688	42,754	48,583	53,557	50,794
Cost of revenues:
Product	127,157	25,782	42,788	30,620	27,967
Services and other	16,077	3,496	3,900	4,041	4,640
Total cost of revenues	143,234	29,278	46,688	34,661	32,607
Gross profit	$52,454	$13,476	$1,895	$18,896	$18,187

	Year Ended	Three Months Ended
	December 31, 2022	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Revenues:
Mobile solutions	$143,524	$21,469	$40,292	$37,469	$44,294
Fixed wireless access solutions	43,602	16,467	14,173	9,935	3,027
Product revenues	187,126	37,936	54,465	47,404	47,321
Services and other	58,197	14,980	14,702	14,452	14,063
Total revenues	245,323	52,916	69,167	61,856	61,384
Cost of revenues:
Product	161,943	33,021	46,777	39,953	42,192
Services and other	16,471	4,082	4,434	4,011	3,944
Total cost of revenues	178,414	37,103	51,211	43,964	46,136
Gross profit	$66,909	$15,813	$17,956	$17,892	$15,248

50

Operating costs and expenses. The following table summarizes operating costs and expenses (dollars in thousands):

	Year Ended December 31,		Change
Operating costs and expenses	2023	2022	$	%
Research and development	$21,513	$38,290	$(16,777)	(43.8)%
Sales and marketing	21,504	32,825	(11,321)	(34.5)
General and administrative	20,721	26,208	(5,487)	(20.9)
Depreciation and amortization	19,759	24,490	(4,731)	(19.3)
Impairment of capitalized software	5,239	3,014	2,225	73.8
Total	$88,736	$124,827	$(36,091)	(28.9)

Research and development expenses. Research and development expenses for the year ended December 31, 2023 were $21.5 million, or 11.0% of net revenues, compared to $38.3 million, or 15.6% of net revenues, for the same period in 2022. The decrease in research and development expenses was primarily due to a reduction in headcount and lower consulting and outside service fees, in pursuit of cost reduction efforts, compared to the same period in 2022.

Sales and marketing expenses. Sales and marketing expenses for the year ended December 31, 2023 were $21.5 million, or 11.0% of net revenues, compared to $32.8 million, or 13.4% of net revenues, for the same period in 2022. The decrease in sales and marketing expenses was primarily due to lower professional fees and reduction in sales headcount compared to the same period in 2022.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2023 were $20.7 million, or 10.6% of net revenues, compared to $26.2 million, or 10.7% of net revenues, for the same period in 2022. The decrease in general and administrative expenses was primarily due to a decrease in share-based compensation expense due to lower restricted stock unit (“RSU”) based bonuses during the year ended December 31, 2023 compared to the same period in 2022.

Depreciation and amortization expenses. Depreciation and amortization expenses for the years ended December 31, 2023 was $19.8 million, or 10.1% of net revenues, compared to $24.5 million, or 10.0% of net revenues, for the same period in 2022. The decrease in depreciation and amortization expenses was primarily due to lower amortization related to capitalized software projects during the year ended December 31, 2023 compared to the same period in 2022.

Impairment of capitalized software. For the years ended December 31, 2023 and 2022, we recorded impairments of $5.2 million and $3.0 million, respectively. The impairments during 2023 were primarily related to the decision to discontinue a software project related to our Telematics Business in the fourth quarter of 2023.

Other income (expense). The following table summarizes other income (expense) (dollars in thousands):

	Year Ended December 31,		Change
Other income (expense)	2023	2022	$	%
Interest expense, net	(9,072)	(8,606)	(466)	5.4
Other income (expense), net	54	(1,910)	1,964	(102.8)
Total	$(9,018)	$(10,516)	$1,498	(14.2)

51

Interest expense, net. The $0.5 million increase in interest expense, net for the year ended December 31, 2023 over the same period in 2022 was primarily due higher interest rates in 2023 and the Credit Agreement which commenced in the second half of 2022.

Other income (expense), net. The $2.0 million increase in other income, net over the same period in 2022 was primarily due to favorable changes in foreign exchange rates in the current period.

Income tax provision (benefit). Income tax provision for the years ended December 31, 2023 and 2022 was a provision of $0.9 million and a benefit of $0.5 million, respectively. This $1.4 million increase in income tax expense was driven by an increase in pre-tax profits at certain foreign subsidiaries for the current year period compared to a loss in the prior year period.

Series E Preferred Stock dividends and deemed dividend from the preferred stock exchange. During the years ended December 31, 2023 and 2022, we recorded dividends of $3.0 million and $2.7 million, respectively, on our Series E Preferred Stock.

Reverse Stock Split

On January 24, 2024, the Company completed a 1-for-10 reverse stock split of its issued and outstanding Common Stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, each share of Common Stock issued and outstanding immediately prior to January 24, 2024 were automatically converted into one-tenth (1/10) of a share of Common Stock. The Reverse Stock Split did not change the par value of the Common Stock or the authorized number of shares of Common Stock. All outstanding convertible notes, stock options and RSUs entitling their holders to purchase or obtain or convert into shares of our Common Stock were adjusted, as required by the terms of these securities. All applicable common share and per share amounts have been retrospectively restated to show the effect of the reverse split.

Liquidity and Capital Resources

During 2024, the Company entered into a series of agreements, as part of its overall capital structure management, to reduce its total debt and restructure its outstanding 2025 Convertible Notes, some of which are summarized in Note 5 – Debt in the unaudited financial statements included elsewhere in this prospectus, as follows:

(1) Convertible Debt Repurchases and Exchanges Completed prior to September 30, 2024 (the “Completed Repurchases and Exchanges”):

(a) the Company repurchased, for cash, all of the $45.9 million principal amount of the 2025 Convertible Notes held by certain entities managed by Highbridge Capital Management, LLC (such entities, “Highbridge”), the second largest note holder as of the date of such purchase, at a discount of 30% to face value, plus accrued interest;

(b) the Company repurchased, for cash, $3.0 million in principal amount of the 2025 Convertible Notes from a separate single holder at discount of 45% to face value, plus accrued interest;

(c) the Company repurchased from a holder approximately $4.7 million in principal amount of the 2025 Convertible Notes in exchange for 349,740 shares of the Company’s Common Stock and warrants to purchase an aggregate of 236,074 shares of the Company’s Common Stock, plus accrued interest. See Note 8 – Stockholders' Equity (Deficit) in the accompanying unaudited financial statements for further details regarding these warrants;

(d) the Company repurchased from two related holders approximately $1.5 million in aggregate principal amount of the 2025 Convertible Notes in exchange for 137,533 shares of the Company’s Common Stock and warrants to purchase an aggregate of 88,534 shares of the Company’s Common Stock, plus accrued interest. See Note 8 – Stockholders' Equity (Deficit) in the accompanying unaudited financial statements for further details regarding these warrants;

52

(2) Short-Term Loan Agreement: to finance a portion of the Completed Repurchases and Exchanges, the Company agreed to a $19.5 million loan (“Short-Term Loan”) from (i) South Ocean Funding, LLC (“South Ocean”), which is an affiliate of Golden Harbor Ltd. (“Golden Harbor”), and Tavistock Financial, LLC, and (ii) certain participant lenders (the “Participating Lenders”). The Short-Term Loan was originally scheduled to mature on September 30, 2024 but maturity has subsequently been extended to November 30, 2024. Borrowings under the Short-Term Loan bear interest at 12.0% per annum. Upon any repayment or prepayment of the amounts borrowed under the Short-Term Loan (including at maturity), the Company will be required to pay an exit fee equal to 4.0% of the aggregate principal amount prepaid or repaid. See Note 5 – Debt in the accompanying condensed consolidated financial statements for further details regarding the Short-Term Loan; and

(3) Convertible Debt Repurchases and Exchanges Completed Subsequent to September 30, 2024 (the “Subsequently Completed Repurchases and Exchanges”): On November 6, 2024 the Company completed the previously-announced privately-negotiated exchanges of $91.5 million in aggregate principal amount of the 2025 Convertible Notes held by certain holders of the 2025 Convertible Notes pursuant to binding term sheets that were previously entered into with such holders, including the binding term sheets entered into on June 28, 2024 with North Sound Partners and Golden Harbor Ltd.. In connection with the Subsequently Completed Repurchases and Exchanges, the Company issued to these noteholders in concurrent private placement transactions an aggregate of (i) approximately 2.4 million shares of the Company’s Common Stock, (ii) approximately $40.9 million in principal amount of new senior secured notes due in 2029 (the “New Senior Secured Notes”), and (iii) warrants to purchase an aggregate of approximately 2.1 million shares of the Company’s Common Stock. See Part 1 Item 1 Note 12 – Subsequent Events in this Quarterly Report on Form 10-Q for further details regarding the Subsequently Completed Repurchases and Exchanges, including information about the warrants and New Senior Secured Notes issued in relation to these transactions.

As of September 30, 2024, the Company had available cash and cash equivalents totaling $12.0 million. During the three-months ended September 30, 2024, the Company voluntarily prepaid $13.5 million of the outstanding principal under the Short-Term Loan Agreement, so that on September 30, 2024, the outstanding principal under the Short-Term Loan was $6.0 million.

The 2025 Convertible Notes had a principal balance of $106.8 million as of September 30, 2024 and mature on May 1, 2025. Taking into account the Completed Repurchases and Exchanges and the Subsequently Completed Repurchases and Exchanges, the Company has subsequently repurchased and/or exchanged approximately $146.9 million, or 90.8%, of the face value of the 2025 Convertible Notes that was outstanding as of December 31, 2023.

The Company generated positive cash flow from operations both for the year ended December 31, 2023 and in the nine months ended September 30, 2024. In April 2024, the Company received a $15.0 million upfront payment from a customer in connection with a two-year service contract. Based on the factors above, and to reduce financing costs, the Company voluntarily paid-off and terminated its Credit Facility effective April 18, 2024. These factors have had a positive impact on our liquidity.

While the Company’s liquidity and financial results have had several positive developments recently, as noted above, the Company has a history of operating and net losses and overall usage of cash from operating and investing activities. The Company’s ability to maintain profitable operations and continue to generate positive cash flows is dependent upon achieving a level and mix of revenues adequate to support its evolving cost structure. In order to effect the restructuring or refinancing of the Company’s obligations, or if events or circumstances occur such that the Company does not meet its operating plan as expected, or if the Company becomes obligated to pay unforeseen expenditures, the Company may be required to raise capital, reduce planned research and development activities, incur additional restructuring charges or reduce other operating expenses and capital expenditures, which could have an adverse impact on the Company’s ability to achieve its intended business objectives.

Our liquidity could be compromised if there is any interruption in our business operations, a material failure to satisfy our contractual commitments or a failure to generate revenue from new or existing products. If additional funds are raised by the issuance of equity securities, or in connection with any restructuring or refinancing of the 2025 Convertible Notes, Company stockholders could experience significant dilution of their ownership interests and securities issued may have rights senior to those of the holders of the Company’s Common Stock.

53

During the previous two quarters, the Company had disclosed that there was substantial doubt about its ability to continue as a going concern within one year of the issuance dates of the quarterly reports on Form 10-Q for those quarters, primarily as a result of the outstanding balance and due date of the 2025 Convertible Notes. In performing this assessment for the current quarter, taking into account the Company’s liquidity position as a whole, including the repurchases and exchanges of 2025 Convertible Notes noted above, the liquidity to be provided from the sale of the Telematics Business, and cash inflows expected to be provided by its continuing operations, the Company has concluded that there is no longer substantial doubt about the Company’s ability to continue as a going concern within one year of issuance of these financial statements.

Contractual Obligations and Commitments

As of September 30, 2024, our material contractual obligations consisted of the following:

•	To mitigate the risk of material shortages and price increases, we enter into non-cancellable purchase obligations with certain key contract manufacturers for the purchase of goods and services in the three to four quarters following the balance sheet date. Our purchase obligations consist of agreements to purchase goods and services entered into in the ordinary course of business. As of September 30, 2024, our future payments under these noncancellable purchase obligations were approximately $64.3 million.

•	$106.8 million and $6.0 million in outstanding principal amount of 2025 Convertible Notes and Short-Term Loan, respectively, with required interest payments; see Note 5 – Debt in the accompanying condensed consolidated financial statements; and

•	Operating lease liabilities that are included on our consolidated balance sheet.

There were no material changes in our other contractual obligations during the three or nine months ended September 30, 2024.

Historical Cash Flows

The following table summarizes our unaudited condensed consolidated statements of cash flows for the periods indicated (in thousands):

	Nine Months Ended September 30,
	2024	2023
Net cash provided by operating activities	$45,375	$22,403
Net cash used in investing activities	(3,654)	(6,517)
Net cash used in financing activities	(32,811)	(2,026)
Effect of exchange rates on cash	(1,682)	(2,057)
Net increase in cash and cash equivalents	7,228	11,803
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	2,409	3,241
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	5,110	3,902
Cash and cash equivalents, beginning of period	7,519	7,143
Cash, cash equivalents and restricted cash from continuing operations, end of period	11,972	14,424
Cash, cash equivalents and restricted cash from discontinued operations, end of period	2,775	4,522
Cash, cash equivalents, and restricted cash, end of period	$14,747	$18,946

54

Operating activities.

Net cash provided by operating activities for the nine months ended September 30, 2024 is primarily comprised of $5.1 million net income earned during the period, net cash provided by working capital of $31.0 million, and non-cash charges, including depreciation and amortization of $13.2 million, amortization of debt discount and debt issuance costs of $4.4 million, and share-based compensation expense of $2.8 million, partially offset by a non-cash gain on debt restructurings of $13.7 million.

Net cash provided by operating activities for nine months ended September 30, 2023 is comprised of a $31.8 million net loss incurred during the period, which was offset by and net cash provided by working capital of $20.6 million and non-cash charges, including depreciation and amortization of $16.3 million, share-based compensation expense of $6.0 million, and amortization of debt discount and debt issuance costs of $2.0 million.

Investing activities.

Net cash used in investing activities during the nine months ended September 30, 2024 is comprised of $3.6 million of cash outflows related to the development of software in support of our products and services.

Net cash used in investing activities for the nine months ended September 30, 2023 is primarily comprised of $6.1 million of cash outflows related to the development of software in support of our products and services and $0.4 million of property, plant and equipment purchases.

Financing activities.

Net cash used in financing activities during the nine months ended September 30, 2024 is comprised of cash outflows of $33.8 million from the repurchases of a portion of our convertible notes and $4.9 million from the termination and repayment of the Credit Facility, partially offset by net cash inflows of $5.9 million from the issuance and partial repayment of our short-term loan and Common Stock warrants.

Net cash used in financing activities for the nine months ended September 30, 2023 is primarily comprised of $7.9 million of cash outflow related to net repayments of the Credit Facility, partially offset by $6.1 million in proceeds from the ATM offering (as defined in Note 8 – Stockholders' Equity (Deficit) in the accompanying condensed consolidated financial statements).

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues, expenses and disclosures of contingent assets and liabilities. Actual results could differ from these estimates.

Software Development Costs for External Use

Software development costs for external use are expensed as incurred until technological feasibility has been established, at which time those costs are capitalized as intangible assets until the software is available for general release to customers.

The establishment of technological feasibility and the ongoing assessment for recoverability of capitalized computer software development costs requires considerable judgment by us with respect to certain external factors including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. Capitalized software development costs are comprised primarily of salaries, other direct payroll-related costs and payments to third party vendors.

55

Capitalized software development costs are amortized on a straight-line basis over the estimated economic life. Costs incurred to enhance existing software or after the software is available for general release to customers are expensed in the period they are incurred and included in research and development expense in our consolidated statements of operations. The straight-line recognition method approximates the manner in which the expected benefit will be derived. At each balance sheet date, the unamortized capitalized software development costs for external use is compared to the net realizable value of that product by analyzing critical inputs such as expected future lifetime revenue. The amount by which unamortized software costs exceed the net realizable value, if any, is recognized as a charge to amortization expense in the period it is determined.

Inventories and Provision for Excess and Obsolete Inventory

Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. The valuation of inventory requires significant judgment and estimates, including evaluating the need for any adjustments to net realizable value related to excess or obsolete inventory to ensure that the inventory is reported at the lower of cost or net realizable value. The Company reviews the components of its inventory and its inventory purchase commitments on a regular basis for excess and obsolete inventory based on estimated future usage and sales. Write-downs in inventory value or losses on inventory purchase commitments depend on various items, including factors related to customer demand, economic and competitive conditions, technological advances or new product introductions by the Company or its customers that vary from its current expectations.

56

BUSINESS

Overview

Inseego Corp. is a leader in the design and development of cloud-managed WAN and intelligent edge solutions. Our 4G and 5G WAN portfolio is comprised of secure and high-performance mobile broadband and FWA solutions with associated cloud solutions for real time WAN visibility, monitoring, automation and control with centralized orchestration of network functions. These solutions are specifically built for the enterprise and SMB market segments with a focus on performance, scalability, quality and enterprise grade security. Our intelligent edge telematics solutions are designed to improve business outcomes for enterprise and SMB market segments. We also provide a wireless subscriber management solution for carrier’s management of their government and complex enterprise customer subscriptions.

Our 5G products and associated cloud solutions are designed and developed in the U.S. and are used in mission-critical applications requiring the highest levels of security and zero unscheduled downtime. These solutions support applications such as business broadband for both mobile and fixed use cases, enterprise networking and SD-WAN failover management.

Inseego is at the forefront of providing high speed broadband through state-of-the-art 4G and 5G solutions to keep enterprise and SMB customers seamlessly connected. With multiple first-to-market innovations through several generations of 4G and 5G technologies, Inseego has been advancing wireless WAN technology and driving industry transformations for over 30 years.

Sale of Telematics Business

On November 27, 2024, we completed the previously announced sale of our Telematics Business pursuant to the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, the Purchaser, Ctrack Holdings, acquired the entire issued share capital of our Inseego International Holdings Limited subsidiary for $52 million in an all-cash transaction. The Purchase Agreement provides for a closing accounts mechanism, whereby, following closing of the Disposition, the Purchaser will prepare closing accounts and a closing statement, which, once agreed or deemed agreed, will form the basis of an adjustment to the initial purchase consideration as a result of changes in closing working capital and net debt. As a result of the Disposition, the Company divested the fleet management and telematics solutions business of the Company, which has operations in the United Kingdom, Europe, Australia and New Zealand.

Our decision to divest the Telematics Business was based on a review of the strategic fit of the business with our North American-centric 5G wireless solutions business and our previously stated goal to continue to significantly de-leverage our capital structure. The sale of the telematics operations further supports our streamlining of our focus and resources on the strongest growth opportunities around our core product offerings.

Industry Trends

As the largest technology platform in the world, mobile connectivity has changed the way we work, the way we live and the way we connect with each other. The scale and pace of innovation in mobile networks, especially around broadband speeds and network capacity, is expanding the market beyond traditional wireless which was predominantly focused on smartphones. The new capabilities of 5G technology and additional capacity provided by recent mid-band spectrum auctions is allowing mobile operators to enter the home and business broadband markets. These network enhancements will allow enterprise and SMB customers to enable a multitude of business applications to all their distributed sites and employees in an economical way. It is also expected that 5G will enable a variety of new low latency use cases once the complete mid band and core networks are built out. These use cases include telemedicine, industrial automation, robotics, AR/VR, edge computing, cloud gaming, and other applications.

57

We believe that 5G mid band networks will bring a number of enhanced benefits not available on 4G networks, including the capacity to add significant numbers of broadband connections to either bring primary or alternative broadband options to a large number of consumer and business users. It is expected that these newly evolving 5G networks will also enable low latency use cases including manufacturing automation, augmented and virtual reality, video AI, and distributed networking.

The adoption of 5G and the cloud continues to grow as companies across a wide range of industries are leveraging digital transformation technologies to increase efficiency, gain better customer insights, facilitate compliance and build new business models. We believe this growth will be initially driven by fixed wireless access with the new low latency enterprise use cases to follow.

Our Strategy

Our objective is to be a leader in high performance 5G broadband solutions for mobile broadband and fixed wireless access applications for enterprise and SMBs. We expect to meet this objective through our innovations in 5G hotspots, routers and gateways and our cloud solutions that enable ease of deployment and corporate policy orchestration for network wide distributed deployments. We believe that we have a competitive advantage in the market that is rooted in deep technological differentiation in the 4G/5G modem technology that we design in-house.

The key elements of our strategy are to:

•	Capitalize on our direct relationships with mobile operators, infrastructure vendors, 5G chipset vendors and component suppliers. We intend to continue to capitalize on our direct and long-standing relationships with the key ecosystem players to strengthen our market position within the enterprise and SMB market segments.

•	Keep enhancing our 5G WWAN solutions portfolio by leveraging our core mobile technologies and platforms. We intend to keep enhancing our 5G WWAN portfolio in partnership with our key carrier customers to bring the latest 5G capabilities to the enterprise and SMB market segments.

•	Expand our go-to-market to enterprise and SMB customers. We will continue to enhance our routes to market through mobile operators, channel partners, system integrators and OEM partners who sell into these market segments.

•	Improve SaaS solution penetration. We are focused on continuing to improve our recurring subscription revenue by providing value added capabilities to our customers through the four different types of cloud solutions that we develop.

◦	Our cloud management solution (Inseego Connect) manages all of the 4G and 5G gateways and routers deployed at distributed locations with a single pane of glass for ease of deployment and monitoring of all the connections.

◦	Our newly built 5G SD Edge solution provides real time WAN visibility, monitoring, automation and control. It provides central orchestration of network functions such as SD WAN routing, firewall and cloud security services.

◦	Our wireless subscriber management solution (Inseego Subscribe) is specifically built for carrier servicing of government and is enterprise customers and is currently deployed in North America with a large carrier with several million end users.

58

Our Business

We provide a portfolio of high performance 4G and 5G WAN solutions as well as several types of cloud solutions for the enterprise and SMB market segments. Our 4G and 5G solutions connect end users with high performance broadband for both mobile and fixed wireless use cases. These solutions include “MiFi"® hotspots, routers, and gateways for a wide variety of end user deployments. We also offer several types of cloud solutions that are used for managing edge devices including security, SD WAN routing and corporate management of all customer locations. We also provide a wireless subscriber management solution that is used to manage a carrier’s government and complex enterprise customer subscriptions. Prior to the closing of the Disposition in November 2024, in international markets we provided a comprehensive end-to-end telematics solution that provided customers with actionable insights and workflow efficiencies.

Our products currently operate on all major cellular networks in the US. Our mobile hotspots, sold under the MiFi® brand, have been sold to millions of end users and provide secure and convenient high-speed broadband access to the Internet on the go.

As the 5G networks continue to expand both coverage and capacity, new enterprise and SMB market opportunities are opening up. The largest initial opportunity is for enterprise and SMBs to provide primary or alternate broadband access to their distributed sites and employees through 5G fixed wireless access offerings. Mobile operators are now providing fixed wireless access specific broadband plans that allow businesses to deploy 5G technology broadly without waiting for the availability of wired connections at those locations.

We classify our revenues from the sale of our products and services into two categories: Product Revenue, which consists of our Mobile Solutions and Fixed Wireless Access Solutions, and Services and Other. Mobile Solutions and Fixed Wireless Access Solutions revenues include both the hardware and software required for the respective solution.

Mobile Solutions

Our 5G and 4G mobile broadband (MiFi) business has been driving advanced wireless mobile technologies for a multitude of consumer and enterprise applications for over 20 years. In the 2000s, Inseego invented mobile hotspots sold under the MiFi® brand. During the 2010s, Inseego was a leader in the 4G mobile hotspot market—delivering the highest 4G mobile hotspot performance in the market. In 2019, Inseego developed and produced the world’s first 5G mobile hotspot. In 2022, we launched our third generation 5G mobile hotspot with Telstra, Verizon, and T-Mobile.

Our customer base for MiFi hotspots is primarily comprised of mobile operators. These mobile operators include Verizon Wireless, T-Mobile and U.S. Cellular in the United States, Rogers and Telus in Canada, Telstra in Australia, as well as other international wireless operators, distributors and various companies in other vertical markets and geographies.

Our mobile broadband solutions, sold under the MiFi brand, are actively used by millions of end users to provide secure and convenient high-speed access to corporate, public and personal information through the Internet and enterprise networks. Our mobile portfolio is supported by our cloud offerings - Inseego Connect for device management, and 5G SD EDGE for secure networking enabling corporate managed mobile remote workforce. Our Mobile Solutions portfolio also includes 4G VoLTE products and 4G USB modems.

Fixed Wireless Access Solutions

Our Fixed Wireless Access solutions are deployed by enterprise and SMB customers for their distributed sites and employees as a fully secure and corporate managed wireless WAN solution. The portfolio consists of indoor, outdoor and industrial routers and gateways supported by our cloud solutions – Inseego Connect for device management and 5G SD Edge for secure cloud networking. These solutions, sold under the Wavemaker and Skyus brands, are sold by mobile operators such as T-Mobile, U.S. Cellular and Verizon Wireless along with distribution and channel partners.

59

Services and Other

We sell certain other types of SaaS solutions. First, we provide a wireless subscriber management solution (Inseego Subscribe) for carrier’s management of their government and complex enterprise customer subscriptions. We also categorize non-recurring engineering services we provide to our customers as Service and other revenue.

Sales and Marketing

We engage in a wide variety of sales and marketing activities, driving market leadership and global demand through integrated marketing campaigns. This includes product marketing, corporate communications, brand marketing and demand generation.

Competition

The market for our 5G mobile and fixed wireless access solutions is rapidly evolving and highly competitive. It is likely to continue to be affected by new product introductions and industry participants.

We believe the principal competitive factors impacting the market for our products are features and functionality, performance, quality and brand. To maintain and improve our competitive position, we must continue to expand our customer base, invest in research and development, grow our distribution network, and leverage our strategic relationships.

Our products compete with a variety of solutions providers in different market segments. Our current competitors include:

•	Mobile broadband – Companies such as Netgear, Franklin Wireless, TCL and ZTE

•	Fixed wireless access – Companies such as Nokia, Cradlepoint, ZTE, Huawei and Cisco

As the market for our solutions and services expands, other entrants may seek to compete with us either directly or indirectly.

Research and Development

Our research and development efforts are focused on developing innovative 4G and 5G mobile broadband and fixed wireless access solutions that includes mobile hotspots, gateways and routers. We also develop associated cloud management and enterprise networking cloud solutions to provide an end-to-end solution to our customers. We will continue to improve the functionality, design and performance of our current products and solutions.

We intend to continue to identify and respond to our customers’ needs by introducing new 5G designs that meet the needs of the market and our customers.

We manage our research and development through a structured life-cycle process, from identifying initial customer requirements through development and commercial introduction to eventual phase-out. During product development, emphasis is placed on quality, reliability, performance, time-to-market, meeting industry standards and customer-product specifications, ease of integration, cost reduction, and manufacturability.

Intellectual Property

Our solutions rely on and benefit from our portfolio of intellectual property, including patents and trademarks. We currently own 46 patents and have one patent application pending. The patents that we currently own will expire at various times between 2026 and 2042.

60

We, along with our subsidiaries, also hold a number of trademarks or registered trademarks including “Inseego”, “Inseego Subscribe”, “Inseego Manage”, “Inseego Secure”, “Inseego Vision”, the Inseego logo, “MiFi”, “MiFi Intelligent Mobile Hotspot”, “Wavemaker” and “Skyus.”

Key Partners and Customers

We have strategic technology, development and marketing relationships with several of our carrier customers and partners. Our strong carrier, enterprise, and partner relationships provide us with the opportunity to expand our market reach and sales. We partner with leading OEMs, mobile operators, value-added resellers and distributors which allows us to offer our customers integrated solutions.

Customers for our products include transportation companies, industrial companies, governmental agencies, manufacturers, mobile operators, system integrators, distributors, and enterprises in various industries, including fleet and vehicle transportation, finance, accounting, legal, insurance, energy and industrial automation, security and safety, medical monitoring and government.

Our customers for our 4G and 5G products include EnerNOC, Thermo Fisher Scientific, US Army, Fastenal, T-Mobile and Verizon Wireless, amongst others. Customers for our device management solutions include mobile operators such as T-Mobile.

A significant portion of our revenue during the year ended December 31, 2023 came from two customers, Verizon and T-Mobile, which together represented approximately 59% of our total revenues for the year ended December 31, 2023. It is our intention to continue to diversify our customer base.

Manufacturing and Operations

The hardware used in our solutions is produced by contract manufacturers. Our primary contract manufacturers include Hon Hai Precision Industry Co., Ltd. (“Foxconn”) and Inventec Appliance Corporation (“IAC”), each of whom manufactures our product outside of mainland China. Under our manufacturing agreements, such contract manufacturers provide us with services including component procurement, product manufacturing, final assembly, testing, quality control and fulfillment. These contract manufacturers are located in Asia and are able to produce our products using modern state-of-the-art equipment and facilities with relatively low-cost labor.

We outsource our manufacturing in order to:

•	focus on our core competencies of design, development and marketing;

•	minimize our capital expenditures and lease obligations;

•	realize manufacturing economies of scale;

•	achieve production scalability by adjusting manufacturing volumes to meet changes in demand; and

•	access best-in-class component procurement and manufacturing resources.

Our operations team manages our relationships with the contract manufacturers as well as other key suppliers. Our operations team focuses on supply chain management and logistics, product quality, inventory and cost optimization, customer fulfillment and new product introduction. We develop and control the software that goes on our devices.

Employees

At December 31, 2023, we had 345 employees of which 331 were full-time employees. We also use the services of consultants and temporary workers from time to time. Our employees are not represented by any collective bargaining unit and we consider our relationship with our employees to be good.

61

Human Capital Resources

Our Culture: Culture is critically important to our growth and performance. We are driven by our values of Accountability, Sense of Urgency, Market Driven Innovation, Customer Focus, and Integrity. We are committed to creating a world class employee experience through leadership development, career planning, open two-way communications, total compensation, and a positive work environment.

Diversity & Inclusion: Our people are our most important asset. At Inseego, we embrace an inclusive culture because good ideas come from everywhere. Diversity comes in all forms, from different backgrounds and experiences to different perspectives and skill sets. It is this diversity that fuels innovation. It is this common passion to innovate that makes Inseego an equal opportunity employer. Inseego does not unlawfully discriminate in any employment decisions, including hiring, compensation, promotion, discipline, or termination on the basis of race, religion, color, national origin, sex, sexual orientation, gender identity, age, protected veteran status or disability. Inseego is also committed to providing reasonable accommodations to qualified individuals with disabilities and individuals with sincerely held religious beliefs and practices.

Talent: We believe that talent is key to our success. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating our existing and new employees. Our company size and culture allows employees to build and expand their skill set in ways that will enrich their careers. Our goal setting and performance evaluation process enables the company to focus on accelerating development for those who are top performers and strengthening the talent pipeline.

Employee Health and Wellness: As the success of our business is fundamentally connected to the well-being of our employees, we are committed to their health, safety and wellness. We provide our employees and their families with access to convenient health and wellness programs. These programs include benefits that provide protection and security to help give our employees peace of mind concerning events that may require time away from work or that may impact their financial well-being. We offer choice where possible so employees can customize their benefits to meet their needs and the needs of their families. We also sponsor various Health & Wellness Initiatives in the U.S. to help employees find ways to create more balance in their lives.

Governmental Regulations

Environmental Laws: Our products and manufacturing process are subject to numerous governmental regulations, which cover both the use of various materials as well as environmental concerns. Environmental issues such as pollution and climate change have had significant legislative and regulatory effects on a global basis, and there are expected to be additional changes to the regulations in these areas. These changes could directly increase the cost of energy, which may have an impact on the way we manufacture products or utilize energy to produce our products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials we use in our products and the cost of compliance. Other regulations in the environmental area may require us to continue to monitor and ensure proper disposal or recycling of our products. To the best of our knowledge, we maintain compliance with all current government regulations concerning our production processes for all locations in which we operate. Since we operate on a global basis, this is a complex process that requires continual monitoring of regulations and compliance effort to ensure that we and our suppliers are in compliance with all existing regulations.

Other Regulations: As a company with global operations, we are subject to complex foreign and U.S. laws and regulations, including trade regulations, tariffs, import and export regulations, anti-bribery and corruption laws, antitrust or competition laws, data privacy laws, such as the EU General Data Protection Regulation (the “GDPR”), and environmental regulations, among others. We have policies and procedures in place to promote compliance with these laws and regulations. To date, our compliance actions and costs relating to these laws, rules and regulations have not resulted in a material cost or effect on our capital expenditures, earnings or competitive position. Government regulations are subject to change, and accordingly we are unable to assess the possible effect of compliance with future requirements or whether our compliance with such regulations will materially impact our business in the future.

62

MANAGEMENT

Executive Officers and Directors

The following sets forth certain information, as of the date of this prospectus, concerning each of our executive officers and directors.

Name	Age	Title
Executive Officers
Philip G. Brace	54	Executive Chairman
Steven Gatoff	57	Chief Financial Officer
Non-Employee Directors
James B. Avery	60	Director
Christopher Harland	67	Director
Jeffrey Tuder	51	Director

Philip G. Brace.    Mr. Brace was appointed to the Board in September 2023 and has served as Executive Chairman, on an interim basis, since February 2024. Mr. Brace has 30 years of experience in the semiconductor, server, IoT and storage industries and has served in multiple roles across various disciplines, including software, hardware, engineering, marketing, and sales. His most recent role was as President and CEO of Sierra Wireless Inc. from July 2021 to January 2023, until its acquisition by Semtech. Prior to this, Mr. Brace served as Executive Vice President of Veritas Technologies from 2019 to 2021 and President of Cloud Systems and Electronic Solutions at Seagate Technology from 2015 to 2017. Mr. Brace began his career at Intel Corporation and LSI Corporation, holding various engineering and management roles. Mr. Brace received his Bachelor of Applied Science degree in Computer Engineering from the University of Waterloo and his Master’s degree in Electrical Engineering from California State University, Sacramento. Mr. Brace is also a member of the Board of Directors at Lantronix, Inc. and Blackberry, Inc. Mr. Brace’s extensive executive experience in the semiconductor, server, IoT and storage industries provide a valuable background for him to serve as a member of our Board.

Steven Gatoff.    Mr. Gatoff has served as the Company’s Chief Financial Officer since September 2023. Before joining Inseego, Mr. Gatoff, served as chief financial officer ("CFO") of Edge Case Research, Inc. from early 2023 to September 2023. Before that, he worked as CFO of each of the following corporations: HALO Dx, Inc. in 2022; Absolute Software Corporation from 2020 to 2022; 8x8, Inc. from 2018 to 2020; PagerDuty, Inc. from 2016 to 2018; Rapid7, Inc. from 2013 to 2016; and iPass, Inc. from 2009 to 2013. Prior to these positions, Mr. Gatoff held senior finance roles at United Online, Inc., Sterling Commerce, Inc. and VeriSign Inc. Earlier in his career, Mr. Gatoff worked as an investment banker at several Wall Street firms including Bear Stearns & Co., Credit Suisse First Boston and Morgan Stanley. He began his career as an auditor with Deloitte & Touche. Mr. Gatoff earned a Master of Business Administration (MBA) degree from Columbia University and a Bachelor of Science (BS) degree from the University of Vermont. He is a certified public accountant (CPA).

James B. Avery.    Mr. Avery was appointed to the Board in August 2018 pursuant to the terms of that certain Securities Purchase Agreement, dated August 6, 2018, by and among the Company, North Sound Trading, L.P. and Golden Harbor Ltd. Mr. Avery joined Tavistock Group in July 2014 and is currently a Senior Managing Director. From 2003 to June 2014, Mr. Avery was a Managing Director and Co-Founder of GCA Savvian, a boutique investment bank, in addition to holding the position of Representative Director for GCA Corporation, GCA Savvian’s parent company publicly traded on the Tokyo Stock Exchange. Prior to GCA Savvian, Mr. Avery spent 10 years at Morgan Stanley, working in the New York and Silicon Valley offices where he advised clients across a number of industries on strategy, merger & acquisitions and capital market transactions. Mr. Avery has also held roles at Edward M. Greenberg Associates, Burson-Marsteller, Westdeutsche Landesbank, and Republic National Bank of New York. Mr. Avery is currently a member of the board of directors of FrontWell Capital Partners. Mr. Avery received his Bachelor of Science in Finance from Miami University. Mr. Avery’s management background and expertise in strategic corporate matters and capital markets provide a valuable background for him to serve as a member of our Board, as Chairman of our Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), and as a member of the Compensation Committee of the Board (the “Compensation Committee”) and the Audit Committee of the Board (the “Audit Committee”).

63

Jeffrey Tuder.    Mr. Tuder was appointed to the Board in June 2017. Mr. Tuder is the Founder and Managing Member of Tremson Capital Management, LLC since April 2015. Mr. Tuder is also Chief Executive Officer of Concord Acquisition Corp II. Prior to founding Tremson, he held investment roles at KSA Capital Management, LLC and at JHL Capital Group, LLC. Previously, Mr. Tuder was a Managing Director of CapitalSource Finance, LLC, and was a member of the private equity investment team at Fortress Investment Group, LLC. Mr. Tuder began his career in various investment capacities at Nassau Capital and ABS Capital Partners. Mr. Tuder currently serves on the board of directors of GCT Semiconductor Holding, Inc. (NASDAQ: GCTS). Mr. Tuder previously served on the board of directors of MRV Communications, Inc., Seachange International, Unico American, and NamTai Property. Mr. Tuder also has served as a director of a number of privately held companies. Mr. Tuder received a Bachelor of Arts degree from Yale College. Mr. Tuder’s private equity and hedge fund investment experience, his expertise in evaluating both public and private investment opportunities across numerous industries, and his ability to think creatively in considering ways to maximize long-term shareholder value provide a valuable background for him to serve as a member of our Board, as Chair of our Audit Committee, Chair of the Compensation Committee, and as a member of the Nominating and Corporate Governance Committee.

Corporate Governance

Director Independence

Under the NASDAQ listing requirements, a majority of the members of our Board must be independent. The Board has determined that Messrs. Avery, Harland and Tuder are each “independent” of the Company and management within the meaning of the NASDAQ listing requirements. Mr. Brace is not currently “independent” under the NASDAQ listing requirements because he is currently serving as Executive Chairman on an interim basis.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serve, or in the past year have served, as members of the Board or compensation committee of any entity that has one or more executive officers serving on the Board.

Board Committees

The Board currently has three standing committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee. The Board also appoints various ad hoc committees from time to time, as necessary. Each standing committee operates under written charters adopted by the Board, which are publicly available on our website at investor.inseego.com under “Corporate Governance.” You may also obtain a copy of these charters by sending a written request to our Secretary at our principal executive offices.

 Upon the recommendation of the Nominating and Corporate Governance Committee, the Board appoints committee members annually. The table below sets forth the current composition of our standing Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James B. Avery	Member	Member	Chair
Christopher Harland	Member
Jeffrey Tuder	Chair	Chair	Member

64

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements and internal control over financial reporting.

The functions and responsibilities of the Audit Committee include:

•	engaging our independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	reviewing with management and the independent registered public accounting firm the scope and the planning of the annual audit;

•	reviewing the annual audited financial statements and quarterly unaudited financial statements with management and the independent registered public accounting firm;

•	reviewing the findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of that firm;

•	discussing with management and the independent registered public accounting firm, as appropriate, the Company’s policies with respect to financial risk assessment and financial risk management;

•	overseeing compliance with applicable legal and regulatory requirements, including ethical business standards;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	preparing the Audit Committee Report to be included in our annual proxy statement;

•	monitoring ethical compliance, including review of related party transactions; and

•	periodically reviewing the adequacy of the Audit Committee charter.

Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee must have the ability to read and understand fundamental financial statements and at least one member must have past employment experience in finance or accounting, and the requisite professional certification in accounting or another comparable experience or background. The Board has determined that each member of the Audit Committee is “independent” as defined by the NASDAQ listing requirements and SEC rules. The Board has also determined that Mr. Tuder, the Chair of the Audit Committee, meets the requirements of an “audit committee financial expert” as defined by SEC rules.

Compensation Committee

The Compensation Committee establishes, administers and oversees compliance with our policies, programs and procedures for compensating our executive officers and the Board.

65

The functions and responsibilities of the Compensation Committee include:

•	establishing and reviewing our general compensation policies and levels of compensation applicable to our executive officers and our non-management directors

•	evaluating the performance of, and determining the compensation for, our executive officers, including our Chief Executive Officer

•	reviewing regional and industry-wide compensation practices in order to assess the adequacy and competitiveness of our executive compensation programs; and

•	periodically reviewing the adequacy of the Compensation Committee charter.

The Board has determined that each member of the Compensation Committee is “independent” as defined by the NASDAQ listing requirements and SEC rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee considers, evaluates and nominates director candidates, including the members of the Board eligible for re-election and the recommendations of potential director candidates from stockholders.

•	The functions and responsibilities of the Nominating and Corporate Governance Committee include:

•	developing and recommending a set of corporate governance guidelines applicable to the Company;

•	identifying and evaluating candidates to serve on the Board, including determining whether incumbent directors should be nominated for re-election to the Board, and reviewing and evaluating director nominees submitted by stockholders;

•	reviewing possible conflicts of interest of prospective Board members;

•	recommending director nominees;

•	establishing procedures and guidelines for individuals to be considered to become directors;

•	recommending the appropriate size and composition of the Board and each of its committees;

•	overseeing periodic evaluations of the performance of the Board, the Board committees and the directors;

•	monitoring the continued legal compliance of our established principles and policies; and

•	periodically reviewing the adequacy of the Nominating and Corporate Governance Committee charter.

The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined by the NASDAQ listing requirements.

66

Code of Conduct and Ethics

The Board has adopted a Code of Conduct and Ethics that is applicable to all of our directors, officers and employees. The purpose of the Code of Conduct and Ethics is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report concerns regarding possible unethical or unlawful conduct and to help enhance and formalize our culture of integrity, respect and accountability. We distribute copies of the Code of Conduct and Ethics to, and conduct periodic training sessions regarding its content for, our newly elected directors and newly hired officers and employees. We will post information regarding any amendment to, or waiver from, our Code of Conduct and Ethics on our website as required by applicable law. A copy of our Code of Conduct and Ethics is available on our website at investor.inseego.com under “Corporate Governance”.

67

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following information describes the material elements of compensation for the Company’s named executive officers for the year ended December 31, 2023, which consist of: (1) Ashish Sharma, our former President and Chief Executive Officer; (2) Steven Gatoff, our Chief Financial Officer; (3) Doug Kahn, our former Executive Vice President of Operations; and (4) Robert Barbieri, our former Chief Financial Officer.

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Ashish Sharma(4)	2023	500,000	–	–	–	12,500	512,500
Former Chief Executive Officer & President	2022	482,308	–	1,225,999	3,741,983	12,056	5,462,346
Steven Gatoff (5)	2023	96,923	–	–	83,475	–	180,398
Chief Financial Officer
Robert Barbieri(6)	2023	292,307	–	–	–	101,076	393,384
Former Chief Financial Officer	2022	400,000	–	–	–	10,154	410,154
Doug Kahn(7)	2023	281,250	–	–	–	82,968	364,218
Former Executive Vice President, Operations	2022	325,000	–	–	–	9,000	334,000

____________________

(1)	No bonuses were earned with respect to the Company’s performance for fiscal 2022 or 2023.
(2)	Represents the aggregate grant date fair value of the stock and option awards granted in the respective fiscal year as computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 8, Share-based Compensation, in the Original Form 10-K.
(3)	See the All Other Compensation table below for additional information.
(4)	Mr. Sharma served as the Company’s Chief Executive Officer until February 24, 2024.
(5)	Mr. Gatoff joined as the Company’s Chief Financial Officer starting September 14, 2023.
(6)	Mr. Barbieri served as the Company’s Chief Financial Officer until September 14, 2023.
(7)	Mr. Kahn served as the Company’s Executive Vice President, Operations until November 4, 2023.

68

All Other Compensation

The following table sets forth information concerning All Other Compensation in the table above:

Name	Year	401(k) Employer Match ($)	Other Compensation ($)		Total ($)
Ashish Sharma	2023	12,500	–		12,500
	2022	12,056	–		12,056
Steven Gatoff	2023	–	–		–
Robert Barbieri	2023	8,769	92,307	(1)	101,076
	2022	10,154	–		10,154
Doug Kahn	2023	8,437	74,531	(2)	82,968
	2022	9,000	–		9,000

(1)	Represents severance pay pursuant to Mr. Barbieri’s change in control and severance agreement, as described below under “Narrative Discussion of Summary Compensation Table - Severance and Change-in-Control Arrangements.”
(2)	Represents (1) severance pay of $50,000 pursuant to Mr. Kahn’s change in control and severance agreement, as described below under “Narrative Discussion of Summary Compensation Table - Severance and Change-in-Control Arrangements”; and (2) accrued vacation paid upon termination of $24,531.

Narrative Discussion of Summary Compensation Table

Components of Executive Compensation

The elements of the Company’s compensation program are base salaries, bonus compensation based upon incentive goals and objectives and stock-based equity awards. Our compensation program is designed to balance our need to provide our named executive officers with incentives to achieve our short- and long-term performance goals with the need to pay competitive base salaries. There is no pre-established policy for allocating between cash and non-cash or short-term or long-term compensation. Each named executive officer’s current and prior compensation is considered in setting future compensation.

Base Salaries. Base salary is the guaranteed element of employees’ annual cash compensation. Base salaries are generally based on relative responsibility and are targeted to provide competitive guaranteed cash compensation. The value of base salary reflects the employee’s long-term performance, skill set and the market value of that skill set. Base salaries for our named executive officers are reviewed on an annual basis and adjustments are made to reflect performance-based factors, as well as competitive conditions.

The base salaries for each of the named executive officers for 2023 are shown in the following table.

Name	2023 Base Salary
Ashish Sharma	$500,000
Steven Gatoff	$350,000
Robert Barbieri	$400,000
Doug Kahn	$325,000

69

Annual Incentive Bonuses. Each of our named executive officers is eligible to earn an incentive bonus each fiscal year, with such bonuses awarded based on achievement of corporate financial goals established by the Compensation Committee. Each named executive officer has a target bonus expressed as a percentage of the named executive officer’s base salary. We require that participants continue to be employed through the payment date to receive a bonus. Participants hired during the year are eligible to receive a pro rata bonus based on the portion of the year that they were employed by the Company. For 2023, the target annual bonuses for our named executive officers were as follows:

Target Bonus
Name	% of Salary
Ashish Sharma	65%
Steven Gatoff	50%
Robert Barbieri	50%
Doug Kahn	40%

In 2023, the Company failed to meet the performance measures established by the Compensation Committee, and no bonuses were awarded to the named executive officers. Based on individual performance, the Compensation Committee has discretion to adjust bonus payouts – either up or down – to reflect the individual performance of each named executive officer during the year. No discretionary bonuses were awarded during 2023 to the named executive officers.

Equity Compensation. We offer stock options and restricted stock units to our employees, including our named executive officers, as the long-term incentive component of our compensation program. Our stock options allow our employees to purchase shares of our Common Stock at a price equal to the fair market value of our Common Stock on the date of grant. Generally, our stock options granted to new hires have vested as to 25% of the total number of option shares on the first anniversary of the award and in equal monthly installments over the following 36 months. Restricted stock units generally vest at a rate of 25% of the total number of shares on each anniversary of the grant date.

Perquisites and Other Benefits. The Company does not provide significant perquisites or personal benefits to our named executive officers. Our named executive officers are eligible to participate in our health and welfare plans to the same extent as all full-time employees generally.

Retirement Plans. We currently maintain a 401(k) retirement savings plan that allows eligible employees to defer a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax or after-tax basis through contributions to the plan. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees generally. Currently, we match contributions made by participants in the 401(k) plan at $0.50 for each $1.00 contributed on up to 6% an employee’s eligible compensation. We believe that providing a vehicle for retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Severance and Change-in-Control Arrangements. We generally enter into offer letters, rather than formal employment agreements, with our named executive officers. The letters set forth the initial salary and bonus targets for each named executive officer. In addition, each of the named executive officers, as well as certain other key employees, is a party to a change in control and severance agreement with the Company. The principal purpose of the agreements is to protect the Company from certain business risks (e.g., threats from loss of confidentiality or trade secrets, disparagement, solicitation of customers and employees) and to define the Company’s right to terminate the employment relationship. In return, the executive officers are provided assurances with regard to salary and other compensation and benefits, as well as certain severance benefits.

The Company entered into Change-in-Control and Severance Agreements with Messrs. Sharma, Gatoff, Barbieri and Kahn - all with substantially identical provisions - to provide severance benefits in the event the executive’s employment is terminated. A description of the material terms of the agreements, including the severance benefits payable under these agreements is set forth below.

70

Under the terms of the agreements, if the employment of a named executive officer is terminated by the Company without cause or by the named executive officer for good reason not in connection with a Change-in-Control, then the named executive officer is entitled to the following severance benefits:

•	an amount equal to the named executive officer’s unpaid base salary and incentive pay through the date of termination and any other amounts owed to the named executive officer under our compensation plans

•	an amount equal to six months of the named executive officer’s base salary, payable in cash in the form of salary continuation;

•	immediate vesting of the portion of the named executive officer’s outstanding equity awards under our compensation plans that would have vested or become exercisable had his employment continued through the next vesting date;

•	a lump-sum bonus payment equal to the pro-rated portion of the target bonus in the year of termination based on actual achievement of corporate performance goals and assumed full achievement of any individual performance goals; and

•	continued participation for up to nine months by the named executive officer and his dependents in our group health plan, at the same benefit and contribution levels in effect immediately prior to the termination;

provided, however, that in order to receive the aforementioned severance benefits (other than the named executive officer’s unpaid base salary and incentive pay through the date of termination and any other amounts owed to the named executive officer under our compensation plans), the named executive officer must execute a general release of claims. Each of Messrs. Sharma, Barbieri and Kahn became entitled to receive the foregoing severance and other benefits in connection with their departures from the Company.

Under the agreements, subject to the executive’s execution of a general release of claims (other than with respect to the first severance benefit noted below), the named executive officer is entitled to the following severance benefits, in lieu of the benefits described above, if the named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason during a Change-in-Control Period:

•	an amount equal to the named executive officer’s unpaid base salary and incentive pay through the date of termination and any other amounts owed to the named executive officer under our compensation plans;

•	an amount equal to the sum of 18 months of the named executive officer’s base salary;

•	an amount equal to 12 months of the named executive officer’s target annual bonus opportunity;

•	immediate vesting of outstanding equity awards under our compensation plans; and

•	continued participation for up to 18 months by the named executive officer and his dependents in our group health plan, at the same benefit and contribution levels in effect immediately before the termination.

71

The Change-in-Control and Severance Agreements described above utilize the following definitions:

•	“Cause” means:

•	any act of material misconduct or material dishonesty by the named executive officer in the performance of his or her duties;

•	any willful failure, gross neglect or refusal by the named executive officer to attempt in good faith to perform his or her duties to the Company or to follow the lawful instructions of the Board (except as a result of physical or mental incapacity or illness) which is not promptly cured after written notice;

•	the named executive officer’s commission of any fraud or embezzlement against the Company (whether or not a misdemeanor);

•	any material breach of any written agreement with the Company, which breach has not been cured by the named executive officer (if curable) within 30 days after written notice thereof to the named executive officer by the Company;

•	the named executive officer’s being convicted of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; and/or

•	the named executive officer’s failure to materially comply with the material policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of the named executive officer’s fiduciary duties to the Company, which failure or breach is or could reasonably be expected to be materially injurious to the business or reputation of the Company.

•	“Good Reason” means the occurrence, without the named executive officer ’s consent, for more than 30 days after such named executive officer provides the Company a written notice detailing such conditions of:

•	a material diminution in his or her base compensation;

•	a material diminution in his or her job responsibilities, duties or authorities; or

•	a relocation of his or her principal place of work by more than 50 miles.

•	“Change-in-Control” means:

•	a transaction after which an individual, entity or group owns 50% or more of the outstanding shares of our Common Stock, subject to limited exceptions;

•	a sale of all or substantially all of the Company’s assets; or

•	a merger, consolidation or similar transaction, unless immediately following such transaction (a) the holders of our Common Stock immediately prior to the transaction continue to beneficially own more than 50% of the combined voting power of the surviving entity in substantially the same proportion as their ownership immediately prior to the transaction, (b) no person becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding shares of the voting securities eligible to elect directors of the surviving entity and (c) at least a majority of the members of the board of directors of the surviving entity immediately following the transaction were also members of the Board at the time the Board approved the transaction.

•	“Change-in-Control Period” means the period commencing 30 days prior to a Change-in-Control and ending on the 12-month anniversary of such Change-in-Control.

72

2023 Say-On-Pay Vote. At our 2023 annual meeting of stockholders, our stockholders approved, on a non-binding, advisory basis, the compensation paid to our named executive officers described in our 2023 proxy statement. Approximately 90.6% of the votes cast on the matter were voted in favor of this “say-on-pay” approval. The Board and the Compensation Committee considers the voting results when establishing our executive compensation programs.

Clawback Policy. On October 24, 2023, the Compensation Committee of the Board adopted an Executive Officer Clawback Policy (the “Clawback Policy”). The Clawback Policy, which became effective immediately, is administered by the Compensation Committee. The Clawback Policy provides that in the event that the Company is required to prepare an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (collectively, a “Restatement”), the Company shall recover erroneously awarded incentive-based compensation from its Officers. The recovery of such compensation applies regardless of (i) whether an Officer engaged in misconduct or otherwise caused or contributed to the requirement for a Restatement, and (ii) whether or when the Company files restated financial statements.

Tax Considerations. Section 162(m) of the Internal Revenue Code generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by our stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.

The Compensation Committee notes this deductibility limitation as one of the factors in its consideration of compensation matters. However, the Compensation Committee generally has the flexibility to take any compensation-related actions that it determines are in the Company’s and its stockholders’ best interest, including designing and awarding compensation for our executive officers that is not fully deductible for tax purposes.

Stock Ownership Requirements. The Board has historically encouraged its members and members of senior management to acquire and maintain stock in the Company to link the interests of such persons to the stockholders. However, neither the Board nor the Compensation Committee has established stock ownership guidelines for members of the Board or the executive officers of the Company.

Securities Trading Policy/Hedging Prohibition. Officers and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with all insider trading rules.

Indemnification Agreements. The Company has entered into indemnification agreements with each of its directors and executive officers (each, an “Indemnitee”). In general, the indemnification agreements provide that, subject to certain limitations, the Company will indemnify and hold harmless each Indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee or on such Indemnitee’s behalf, in connection with certain pending, completed or threatened proceedings, as defined in the indemnification agreements, if the Indemnitee acted in good faith and reasonably in the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

73

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the stock options and RSUs held by our named executive officers that were outstanding at December 31, 2023.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1) (2)		Option Exercise Price ($)(1)	Option Expiration Date	Number of shares of stock that have not vested (#)(1)(3)	Market value of shares of stock that have not vested ($)(4)
Ashish Sharma	3/1/2022	–	–		–	–	15,000	33,000
	3/1/2022	–	25,000	(5)	47.80	3/1/2032
	3/1/2022	–	25,000	(5)	75.00	3/1/2032
	3/1/2022	–	25,000	(5)	100.00	3/1/2032
	3/1/2022	–	25,000	(5)	150.00	3/1/2032
	3/1/2022	–	25,000	(5)	200.00	3/1/2032
	6/6/2021	15,625	9,375		96.60	6/6/2031
	2/5/2020	23,958	1,042		77.00	2/5/2030
	7/30/2018	25,000	–		18.00	7/30/2028
	9/25/2017	15,000	–		13.80	9/25/2027

Steven Gatoff	09/14/2023	–	25,000		4.73	9/14/2033

Robert Barbieri	–	–	–		–	–

Doug Kahn	06/30/2021	4,960	–		100.90	06/30/2031
	7/29/2020	2,032	–		137.20	7/29/2030
	10/4/2019	3,334	–		47.80	10/4/2029
	2/13/2019	10,005	–		48.40	2/13/2029

______________________________________

(1)	Number of shares and shares prices are presented on a split-adjusted basis, following the Company’s 1-for-10 reverse stock split, effective January 23, 2024.
(2)	Unless otherwise indicated, stock options are scheduled to vest over a four-year period, with one-fourth vesting on the first anniversary of the grant date and the remainder vesting ratably on a monthly basis thereafter through the fourth anniversary of the grant date.
(3)	Represents RSU awards. RSUs are scheduled to vest over a four-year period, with one-fourth vesting on the first anniversary of the grant date and the remainder vesting ratably on a monthly basis thereafter through the fourth anniversary of the grant date.
(4)	Calculated based on the closing price per share of our Common Stock on December 30, 2023.
(5)	Twenty-five percent (25%) of the shares subject to the options shall be first eligible to vest and become exercisable on the first anniversary of the grant date and (b) 1/48 of the shares vest on each monthly anniversary thereafter (such options which have become so eligible, "Eligible Options"), such that one hundred percent (100%) of the options shall become Eligible Options on the four-year anniversary of the Grant Date. The options shall vest and become only if (a) they have become Eligible Options; and (b) the average of the per-share closing price of the Company's Common Stock as reported on the principal exchange on which the shares are listed has equaled or exceeded the exercise price for ten (10) trading days within any 30 day period prior to the date of exercise.

74

Pay Versus Performance

The following table presents information regarding our executive compensation pay relative to corporate performance of our principal executive officers (“PEO”) and non-PEO named executive officers (“NEOs”) for 2021, 2022 and 2023. This table and the accompanying disclosures are prescribed by SEC rules. Those rules require amounts included in the “compensation actually paid” columns of the table to be calculated according to a particular formula intended to demonstrate the relationship between “compensation actually paid” to a company’s NEOs and the company’s performance. The formula reflects a number of fair value adjustments to equity awards intended to show the change in value of those awards from one year to another. They do not reflect, however, the precise amounts actually earned by or paid to our executives during the years shown in the table.

Year (1)	Summary Compensation Table Total for PEO		Compensation Actually Paid to PEO (2)		Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Total Shareholder Return (3)	Net Income (Loss) (in thousands) (4)
	PEO1 (Mondor)	PEO2 (Sharma)	PEO1 (Mondor)	PEO2 (Sharma)
2023	–	512,500	–	(239,254)	312,667	238,520	$1.42	(46,185)
2022	1,100,516	5,462,347	1,048,917	389,531	584,577	(81,888)	$5.43	(67,969)
2021	5,862,494	–	453,320	–	2,520,607	1,016,130	$37.69	(47,911)

(1)	Dan Mondor served as PEO in 2020, 2021 and through February 28, 2022. Ashish Sharma served as PEO from March 1, 2022 through February 23, 2024. The other NEOs for those years were as follows: for 2023, Steven Gatoff, Robert Barbieri and Doug Kahn; for 2022, Robert Barbieri and Doug Kahn; and for 2021, Ashish Sharma, Robert Barbieri, Doug Kahn, Craig Foster, and Wei Ding.
(2)	The Summary Compensation Table (“SCT”) totals reported for the PEOs and the average of the other NEOs for each year were subject to the adjustments summarized in the two tables below as required by Regulation S-K Item 402(v)(2)(iii) to calculate “compensation actually paid.” Equity values are calculated in accordance with FASB ASC Topic 718. Valuation assumptions used to calculate fair values at the times indicated in the two tables below did not materially differ from those disclosed at the time of grant except for the stock price, percentage of volatility, risk free rate and the term used to calculate the valuations. The following table shows the adjustments made to the SCT totals to calculate “compensation actually paid”:

	2023		2022			2021
	PEO $	Average Non-PEO NEOs $	PEO1 (Mondor) $	PEO2 (Sharma) $	Average Non-PEO NEOs $	PEO $	Average Non-PEO NEOs $
Total Compensation from Summary Compensation Table	512,500	312,667	1,100,516	5,462,347	584,577	5,862,494	2,520,607
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	–	(27,825)	(949,997)	(4,967,983)	(212,500)	(5,299,333)	(1,061,526)
Year-end fair value of unvested awards granted in the current year	–	16,536	–	555,500	28,350	304,300	904,301
Year-over-year difference of year-end fair values for unvested awards granted in prior years	(758,715)	(62,156)	–	(545,589)	(467,304)	–	(1,010,564)
Fair values at vest date for awards granted and vested in current year	–	–	949,998	269,999	212,500	469,333	178,827
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	6,961	(702)	(51,600)	(384,742)	(227,512)	(883,474)	(515,515)
Total Adjustments for Equity Awards	(751,754)	(74,147)	(51,599)	(5,072,815)	(666,466)	(5,409,174)	(1,504,477)
Compensation Actually Paid (as calculated)	(239,254)	238,520	1,048,917	389,531	(81,888)	453,320	1,016,130

(3)	Represents the value of a $100 investment in the Company’s shares as of December 31, 2020, valued again on each of December 31, 2021, 2022 and 2023.
(4)	Net income (loss) as reported in the Company’s audited financial statements.

75

Equity Compensation Plan Information

As of December 31, 2023, the ESPP and the Incentive Plan were the only compensation plans under which securities of the Company were authorized for grant. The ESPP and the Incentive Plan were approved by our stockholders. In 2019, the Board terminated the Company’s 2015 Incentive Compensation Plan (the “2015 Incentive Plan”), which was adopted by the Board without stockholder approval pursuant to NASDAQ Listing Rule 5635. The following table provides information as of December 31, 2023 regarding the Company’s existing and predecessor plans. Number of shares and exercise prices are presented on a split-adjusted basis, following the Company’s 1-for-10 reverse stock split, effective January 23, 2024:

Plan category	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of options outstanding(1)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	491,593		$48.49	921,749	(2)
Equity compensation plans not approved by security holders	54,302	(3)	$4.96	–

(1)	Amount is based on the weighted-average exercise price of vested and unvested outstanding stock options. RSUs, which have no exercise price, are excluded from this calculation.
(2)	Represents shares available for future issuance under the ESPP and the Incentive Plan. As of December 31, 2023, there were 26,107 shares of our Common Stock available for issuance under the ESPP (all of which were eligible to be purchased during the offering period in effect on such date) and 895,642 shares of our Common Stock available for issuance under the Incentive Plan.
(3)	Represents outstanding options under the 2015 Incentive Plan and inducement options were issued as employment inducement awards in accordance with NASDAQ Listing Rule 5635(c)(4). The 2015 Incentive Plan, which includes the same material terms as the Incentive Plan, could only be used for inducement grants to individuals to induce them to become employees of the Company or any of its subsidiaries, or, in conjunction with a merger or acquisition, to convert, replace or adjust outstanding stock options or other equity compensation awards, or for any other reason for which there is an applicable exception from the stockholder approval requirements of NASDAQ Listing Rule 5635, in each such case, subject to the applicable requirements of the NASDAQ Listing Rules.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. Upon the recommendation of the Compensation Committee, the Board makes all compensation decisions for our non-management directors. In recommending director compensation, the Compensation Committee considers, among other things, the amount of time required of directors to fulfill their duties. A director who is also an employee of the Company does not receive additional compensation for serving as a director.

76

Cash Compensation. The Board has approved the following components of the annual cash retainer fee to our non-management directors for Board and Board committee service in 2023 (which amounts are prorated for directors who only served for a portion of the year):

	Chair		Member
Board of Directors	$80,000	(1)	$40,000
Audit Committee	$20,000		$10,000
Compensation Committee	$14,000		$6,000
Nominating and Corporate Governance Committee	$10,000		$5,000

__________________________

(1)	For independent directors only. If the Chair is also an employee or officer of the Company they will not receive payment for service as Board Chair beyond their salary (other than the arrangement regarding Mr. Brace’s service as Executive Chairman on an interim basis, described below). Effective June 1, 2023, the Board approved an temporary increase in Mr. Tuder’s compensation through June 30, 2024 to a monthly fee of $35,000 per month (in lieu of any other cash compensation) as compensation for various special projects Mr. Tuder has been engaged in at the request and direction of the Board, with a goal of achieving sustainable positive free cash flow, including but not limited to: (i) assisting management to identify and implement cost savings and operational efficiencies; (ii) overseeing initiatives to improve the Company’s balance sheet and optimize the Company’s capital structure; (iii) reviewing and assessing the Company’s strategy and consideration of strategic alternatives; and (iv) optimizing the Company’s management and organizational structure. In February 2024, in connection with Mr. Brace’s appointment as Executive Chairman on an interim basis, the Board approved a temporary increase in Mr. Brace’s director compensation to $20,000 per month for so long as he serves in such capacity. In addition, on July 30, 2024 the Board awarded Mr. Brace 32,397 fully vested RSUs as compensation for his service as Executive Chairman of the Company through such date, and 100,000 RSUs, which shall vest 50% in six months and 50% in 12 months, subject to Mr. Brace’s continued service as Executive Chairman.

Equity-Based Compensation. The Board approved the following components for equity compensation to be awarded to each non-management director of the Company for fiscal 2023.

•	An initial equity award upon joining the Board in the form of RSUs with an economic value of $145,000. The RSUs vest in three equal annual installments beginning with the first anniversary of the grant date.

•	Thereafter, an annual equity award in the form of RSUs with an economic value of $125,000 that vests in full on the first anniversary of the grant date.

Director Compensation Table. The table below summarizes the compensation paid to our non-management directors for service on the Board for the fiscal year ended December 31, 2023. In addition to the payments below, the Company reimburses directors for reasonable out-of-pocket expenses incurred in connection with attending Board and Board committee meetings.

Name	Fees Earned in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
James B. Avery(3)	66,000	125,000	–	191,000
Stephanie Bowers	45,000	125,000	–	170,000
Philip Brace(4)	11,087	145,000	–	156,087
Christopher Harland	50,000	125,000	–	175,000
Christopher Lytle	40,000	125,000	–	165,000
Jeffrey Tuder	324,333	125,000	–	449,333

_____________________

(1)	Represents the aggregate grant date fair value of the equity awards granted in 2022 as computed in accordance with Accounting Standards Codification (“ASC”) Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 8, Share-based Compensation, in the 2023 Annual Report.
(2)	The following table shows, for each of our non-management directors, the aggregate number of shares subject to stock options and unvested stock awards outstanding as of December 31, 2023. The number of shares are presented on a split-adjusted basis, following the Company’s 1-for-10 reverse stock split, effective January 23, 2024.

77

Name	Stock Awards (#)	Option Awards (#)
James B. Avery (issued to Tavistock Financial LLC)	21,551	–
Stephanie Bowers	22,013	–
Philip Brace	35,365
Christopher Harland	21,551	–
Christopher Lytle	21,551	–
Jeffrey Tuder	21,551	5,690

(3)	As required by the terms of his employment with Tavistock Financial, LLC, all cash director fees earned by Mr. Avery are paid to Tavistock Foundation, Inc., a non-profit incorporated and existing under the laws of the State of Florida, and all equity awards to which he would be entitled for service as a director of the Company are issued to Tavistock Financial LLC.
(4)	Mr. Brace was appointed to the Board effective as of September 19, 2023.
(5)	As noted above, effective June 1, 2023, Board approved an temporary increase in Mr. Tuder’s compensation through June 30, 2024 to a monthly fee of $35,000 per month (in lieu of any other cash compensation) as compensation for various special projects Mr. Tuder has been engaged in at the request and direction of the Board, with a goal of achieving sustainable positive free cash flow, including but not limited to: (i) assisting management to identify and implement cost savings and operational efficiencies; (ii) overseeing initiatives to improve the Company’s balance sheet and optimize the Company’s capital structure; (iii) reviewing and assessing the Company’s strategy and consideration of strategic alternatives; and (iv) optimizing the Company’s management and organizational structure.

78

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. The full text of our amended and restated certificate of incorporation, as amended, including the certificate of designation of our Series E fixed-rate cumulative perpetual preferred stock (the “Series E Preferred Stock”), as amended (collectively, the “Charter”), and our amended and restated bylaws (the “Bylaws”) have been filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated herein by reference. We urge you to read our Charter and Bylaws in their entirety for a complete description of the rights and preferences of our capital stock.

Authorized and Outstanding Stock

Our Charter authorizes the issuances of 152,000,000 shares, par value $0.001 per share, consisting of 150,000,000 shares of Common Stock and 2,000,000 shares of preferred stock (“Preferred Stock”), of which 39,500 shares have been designated as Series E Preferred Stock.

As of December 11, 2024, there were 14,959,594 shares of Common Stock outstanding, 25,000 shares of Series E Preferred Stock, and no other shares of Preferred Stock outstanding.

Common Stock

Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock are entitled to receive such dividends, if any, as may from time to time be declared by our Board out of funds legally available for that purpose. Pursuant to our Charter, holders of Common Stock are entitled to one vote per share and are entitled to vote upon such matters and in such manner as may be provided by law. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, holders of Common Stock, upon the liquidation, dissolution or winding up of the Company, are entitled to share equally and ratably in the assets of the Company. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights, preferences and privileges of any series of Preferred Stock that we have issued or we may issue in the future.

Preferred Stock

Our Charter provides that we may issue shares of Preferred Stock from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series of Preferred Stock. The Board may, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock, which may have the effect of decreasing the market price of the Common Stock. The ability of the Board to issue Preferred Stock without stockholder approval could have anti-takeover effects, including by delaying, deferring or preventing a change of control or the removal of our existing management. The General Corporation Law of the State of Delaware (the “DGCL”), the state of our incorporation, provides that the holders of Preferred Stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that Preferred Stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

79

Series E Preferred Stock

Each share of Series E Preferred Stock entitles the holder thereof to receive, when, as and if declared by the Board out of assets legally available therefor, cumulative cash dividends at an annual rate of 9.00% payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on October 1, 2019. If dividends are not declared and paid in any quarter, or if such dividends are declared but holders of the Series E Preferred Stock elect not to receive them in cash, the quarterly dividend will be deemed to accrue and will be added to the Series E Base Amount. The Series E Preferred Stock has no voting rights unless otherwise required by law. The Series E Preferred Stock is perpetual and has no maturity date. However, Inseego may, at its option, redeem shares of the Series E Preferred Stock, in whole or in part, on or after July 1, 2022, at a price equal to 110% of the Series E Base Amount plus (without duplication) any accrued and unpaid dividends. The “Series E Base Amount” means $1,000 per share, plus any accrued but unpaid dividends, whether or not declared by our Board, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock. In the event of a liquidation, dissolution or winding up of Inseego, the holders of the Series E Preferred Stock will be entitled to receive, after satisfaction of liabilities to creditors and subject to the rights of holders of any senior securities, but before any distribution of assets is made to holders of Common Stock or any other junior securities, the Series E Base Amount plus (without duplication) any accrued and unpaid dividends.

Warrants

As of December 11, 2024, there were Warrants to purchase an aggregate of 3,018,304 shares of Common Stock outstanding. The Warrants were issued on various dates in 2024, at exercise prices ranging from $11.03 to $15.77 per share, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, and expire four years from their dates of issuance.

Anti-Takeover Effects of Some Provisions of Delaware Law

Provisions of Delaware law and our Charter and Bylaws could make the acquisition of the Company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with our Board. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•	upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

80

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, the Company has not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire the Company.

Anti-Takeover Effects of Our Charter and Bylaws

Our Charter provides for the Board to be divided into three classes serving staggered terms. Approximately one-third of the Board will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual or special meeting of our stockholders, including proposed nominations of persons for election to the Board. Among other requirements, the advance notice provisions provide that (a) a stockholder must provide to the secretary of the Company timely notice (generally 90-120 days prior to the one-year anniversary of the previous year’s annual meeting of stockholders) of any business, including director nominations, proposed to be brought before the annual or special meeting, which notice must conform to the substantive requirements set forth in the Bylaws, (b) a stockholder must deliver certain information regarding the person(s) making the proposal, and in the case of any nominee for election to the Board, information regarding such nominee, in each case as set forth in the Bylaws, and (c) any nominee for election to the Board must provide both an executed questionnaire regarding his or her background, qualifications, stock ownership and independence, and an executed representation agreement regarding voting commitments, indemnification or similar arrangements and compliance with Company policies applicable to members of the Board. These provisions may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

81

Our Bylaws provide that our Board, our chairperson of the Board or our chief executive officer may call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the Board by calling a special meeting of stockholders prior to such time as a majority of the Board believed the matter should be considered or until the next annual meeting provided that the requestor met the notice and other requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the Board also could be delayed until the next annual meeting.

Our Charter provides that our Bylaws may be altered or amended or new bylaws adopted by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock entitled to vote.

Our Board is expressly authorized to adopt, amend or repeal our Bylaws. This provision may not be repealed, amended or altered in any respect without the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock entitled to vote.

Our Charter does not allow stockholders to act by written consent without a meeting. Without the availability of stockholder action by written consent, a holder of the requisite number of shares of our capital stock would not be able to amend our Bylaws or remove directors without holding a stockholders’ meeting. The holder would have to obtain the consent of a majority of our Board, our chairperson of the Board or our chief executive officer to call a stockholders’ meeting and satisfy the notice periods determined by our Board.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, MA 02021, and its telephone number is (877) 290-2245.

82

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

A person who has beneficially owned restricted Common Stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months preceding the sale.

Persons who have beneficially owned restricted Common Stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the then outstanding shares of Common Stock; or

•	the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Registration Rights

In connection with Short-Term Loan Agreement and the Exchange Transactions we granted certain registration rights to the Registering Stockholders, pursuant to which we agreed to file the registration statement of which this prospectus forms a part. In particular, the Loan Warrants and the agreements governing the issuance of shares of Common Stock and Exchange Warrants issued prior to November 6, 2024, each contained provisions requiring us to file a registration statement to register the resale of such shares of Common Stock, and the shares of Common Stock issuable upon exercise of such Warrants, within six months of the date of the applicable agreements. In addition, on November 6, 2024, we entered into a registration rights agreement with certain of the Registering Stockholders pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission, within six months following such date, in order to effect a registration for the resale by such Registering Stockholders of the shares issued to such Registering Stockholders, and any shares of Common Stock issuable upon exercise of the Exchange Warrants, in connection with the Exchange Transactions. Such registration rights agreement also provides such Registering Stockholders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

83

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below provide information regarding the beneficial ownership of our Common Stock as of December 11, 2024 by: (i) each of our directors; (ii) each of our NEOs; (iii) all directors and executive officers as a group; and (iv) each beneficial owner of more than five percent of our Common Stock.

Beneficial ownership is determined in accordance with SEC rules and regulations, and generally includes voting power or investment power with respect to securities held. Unless otherwise indicated and subject to applicable community property laws, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares shown as beneficially owned. Securities that may be beneficially acquired within 60 days after December 11, 2024 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person.

The address for directors and executive officers is 9710 Scranton Road, Suite 200, San Diego, California 92121. The tables below list the number and percentage of shares beneficially owned based on 14,959,594 shares of Common Stock outstanding as of December 11, 2024. The Company is not aware of any arrangements that have resulted, or may at a subsequent date result, in a change of control of the Company.

Directors and Named Executive Officers

	Shares Owned	Right to Acquire	Total Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	(#)	(#)(1)	(#)	Percentage
Ashish Sharma	–	–	–	*
Steven Gatoff	–	8,333	8,333	*
Robert Barbieri	–	–	–	*
Doug Kahn	–	–	–	*
James B. Avery(2)	–	–	–	*
Philip Brace	55,585	78,205	133,790	*
Christopher Harland	37,180	–	37,180	*
Jeffrey Tuder	51,633	5,690	57,323	*
All directors and executive officers as a group (eight persons)	144,398	99,228	228,293	1.5%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.
(1)	Represents shares of Common Stock that may be acquired pursuant to stock options or warrants that are or will become exercisable within 60 days after December 11, 2024.
(2)	Does not include shares of Common Stock held by Braslyn, Ltd., Golden Harbor Ltd. or Tavistock Holdings, Inc., in which Mr. Avery disclaims beneficial ownership, which are reported in the table below under Five Percent Holders. Mr. Avery is obligated to transfer any shares issued pursuant to any equity awards made to him by the Company, or the economic benefits thereof, to Tavistock Holdings, Inc.

84

Five Percent Holders

			Total Shares of
			Common Stock
			Beneficially
	Shares Owned	Right to Acquire	Owned
Name and Address of Beneficial Owner	(#)	(#)	(#)	Percentage
Entities affiliated with Golden Harbor Ltd.(1)	2,109,649	954,602	3,064,251	19.3%
Cay House
EP Taylor Drive N7776
Lyford Cay
New Providence C5
Entities affiliated with North Sound Management, Inc.(2)	2,088,588	1,110,000	3,198,588	19.9%
c/o Edward E. Murphy
115 East Putnam Avenue
Greenwich, CT 06830

(1)	Based on a Schedule 13D/A filed by Golden Harbor Ltd. and Joe Lewis with the SEC on November 12, 2024 and information provided by the holder. Represents shares beneficially owned by Golden Harbor Ltd., Tavistock Holdings, Inc., South Ocean Funding, LLC and/or Braslyn Ltd., each of which is controlled by Mr. Lewis. Total shares of Common Stock beneficially owned includes 465,385 shares issuable upon the exercise of Loan Warrants, 453,528 shares issuable upon the exercise of Exchange Warrants and 35,689 shares issuable pursuant to vested restricted stock units.
(2)	Based on a Schedule 13D filed by North Sound Management, Inc., North Sound Trading, LP and Brian Miller with the SEC on November 14, 2024 and information provided by the holder. Represents shares beneficially owned by North Sound Management, Inc., North Sound Trading, LP, and Mr. Miller. Total shares of Common Stock beneficially owned includes 56,410 shares issuable upon the exercise of Loan Warrants, 1,089,835 shares issuable upon the exercise of Exchange Warrants, subject to exercise limitation provisions in the Exchange Warrants and Loan Warrants. North Sound Trading, LP (“NS Trading”) was formed in order to engage in the acquiring, holding and disposing of investments in various companies. North Sound Management, Inc. ("NS Manager") was formed to act as the general partner of NS Trading, to make investments through NS Trading and to fulfill such other purposes as may be determined by NS Manager and Mr. Brian Miller from time to time. Mr. Miller is the sole shareholder of NS Manager. Accordingly, NS Manager and Mr. Miller each may be deemed to be a beneficial owner of the Common Stock and warrants held by NS Trading.

85

registering STOCKHOLDERS

The Common Stock being offered by the Registering Stockholders are those issued in connection with the Exchange Transactions and those issuable to the Registering Stockholders upon exercise of the Loan Warrants and the Exchange Warrants. For additional information regarding the issuances of those Warrants, see “Summary of the Prospectus – Recent Developments – Debt Reduction and Restructuring” above. We are registering the shares of Common Stock in order to permit the Registering Stockholders to offer the shares for resale from time to time.

The Registering Stockholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. We cannot advise you as to whether the Registering Stockholders will in fact sell any or all of such shares of Common Stock.

When we refer to the “Registering Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Registering Stockholders’ interest in the Common Stock being offered for sale other than through a public sale.

The table below lists the Registering Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Registering Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Registering Stockholder as of December 11, 2024, assuming exercise of the Warrants that are exercisable within 60 days of December 11, 2024, held by the Registering Stockholders on that date, without regard to any limitations on exercises. The third column lists the shares of Common Stock being offered by this prospectus by the Registering Stockholders.

In accordance with the terms of the July 2024 Registration Rights Agreement, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants issued to the Registering Stockholders, as described above under “Summary of the Prospectus – Recent Developments – July 2024 Private Placement,” determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the July 2024 Registration Rights Agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the Registering Stockholders pursuant to this prospectus.

Under the terms of the Warrants, a Registering Stockholder may not exercise any such Warrants to the extent such exercise would cause such Registering Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 19.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Registering Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

86

Name of Selling Securityholder	Number of shares of Common Stock beneficially owned prior to the offering	Maximum number of shares of Common Stock to be sold pursuant to this prospectus	Number of shares of Common Stock beneficially owned after the offering
North Sound Partners(1)	3,235,013	2,766,504	468,509
North Sound Ventures(2)	3,235,013	56,410	0
Golden Harbor Ltd.(3)	3,064,251	1,151,264	1,912,987
South Ocean Funding, LLC(4)	465,385	465,385	0
Wolverine Flagship Fund Trading Limited(5)	585,814	585,814	0
D. E. Shaw Valence Portfolios, L.L.C.(6)	370,000	370,000	0
Live Microsystems, Inc.(7)	132,389	132,389	0
JDS1 LLC(8)	93,678	93,678	0
Jay Newman(9)	180,000	180,000	0
McKenna & Associates, LLC(10)	76,364	75,360	0
MSSB as Custodian FBO Christopher H. Lytle (Bene) Traditional Inherited IRA(11)	99,475	51,232	48,243
Philip Brace(12)	133,790	28,205	105,585

(1)	Number of shares of Common Stock beneficially owned prior to the offering represents shares beneficially owned by North Sound Management, Inc., North Sound Trading, LP, and Brian Miller. Total shares of Common Stock beneficially owned includes 56,410 shares issuable upon the exercise of Loan Warrants and 1,089,835 shares issuable upon the exercise of Exchange Warrants, subject to exercise limitation provisions in the Exchange Warrants and Loan Warrants. NS Trading was formed in order to engage in the acquiring, holding and disposing of investments in various companies. NS Manager was formed to act as the general partner of NS Trading, to make investments through NS Trading and to fulfill such other purposes as may be determined by NS Manager and Mr. Brian Miller from time to time. Mr. Miller is the sole shareholder of NS Manager. Accordingly, NS Manager and Mr. Miller each may be deemed to be a beneficial owner of the Common Stock and warrants held by NS Trading. Maximum number of shares of Common Stock to be sold by North Sound Partners pursuant to this prospectus includes 1,089,835 shares issuable upon exercise of Exchange Warrants.
(2)	See footnote (1) above. Maximum number of shares of Common Stock to be sold by North Sound Ventures pursuant to this prospectus consists of shares issuable upon exercise of Loan Warrants.
(3)	Number of shares of Common Stock beneficially owned prior to the offering includes the 465,385 shares of Common Stock issuable upon exercise of the Loan Warrants held by South Ocean Funding, LLC, described in footnote (4). Maximum number of shares of Common Stock to be sold pursuant to this prospectus includes 453,528 shares issuable upon exercise of Exchange Warrants. The selling stockholder is controlled by Joe Lewis.
(4)	Number of shares of Common Stock beneficially owned consists of 465,385 shares of Common Stock issuable upon exercise of Loan Warrants. The Registering Stockholder is controlled by Joe Lewis.
(5)	Number of shares of Common Stock beneficially owned includes 236,074 shares of Common Stock issuable upon exercise of Exchange Warrants. Wolverine Asset Management, LLC (“WAM”) is the registered investment adviser which manages the selling securityholder and has voting and investment power of these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“WH”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of WH. Each of Robert R. Bellick, Christopher L. Gust, WTP, WH and WAM disclaims beneficial ownership of securities held by the Registering Stockholder.

87

(6)	Number of shares of Common Stock beneficially owned consists of shares of Common Stock issuable upon exercise of Exchange Warrants. D. E. Shaw Valence Portfolios, L.L.C. has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) such Common Stock. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) such Common Stock. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) such Common Stock. Edwin Jager, Maximilian Stone, Adam Deaton and Anoop Prasad, or their designees, exercise voting and investment control over such Common Stock on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) such Common Stock. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) such Common Stock. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of such Common Stock. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) such Common Stock and, therefore, David E. Shaw may be deemed to be the beneficial owner of such Common Stock. David E. Shaw disclaims beneficial ownership of such Common Stock.
(7)	Number of shares of Common Stock beneficially owned includes 51,487 shares of Common Stock issuable upon exercise of Exchange Warrants. Matthew Gerristen exercises sole or shared voting or dispositive power over the securities of the Company held by the Registering Stockholder.
(8)	Number of shares of Common Stock beneficially owned includes 36,687 shares of Common Stock issuable upon exercise of Exchange Warrants. Julian Singer exercises sole or shared voting or dispositive power over the securities of the Company held by the Registering Stockholder.
(9)	Number of shares of Common Stock beneficially owned consists of shares of Common Stock issuable upon exercise of Exchange Warrants.
(10)	Number of shares of Common Stock beneficially owned includes 29,687 shares of Common Stock issuable upon exercise of Exchange Warrants. Andrew J. McKenna is the sole member of the Registering Stockholder, which owns 45,673 shares of Common Stock and Exchange Warrants to purchase 29,687 shares of Common Stock. Kathleen L. McKenna is the wife of Andrew J. McKenna and the sole owner of a trust which is the sole owner of 1,004 shares of Common Stock (which are not being registered hereunder).
(11)	Number of shares of Common Stock beneficially owned includes 20,646 shares of Common Stock issuable upon exercise of Exchange Warrants.
(12)	Maximum number of shares of Common Stock to be sold pursuant to this prospectus consists of shares issuable upon exercise of Loan Warrants. Mr. Brace is the Executive Chairman of the Company.

88

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

Pursuant to the Audit Committee charter, the Audit Committee is responsible for implementing the Company’s written policies and procedures regarding transactions with a related person (as defined in SEC regulations). In considering related person transactions, the Audit Committee takes into account the relevant available facts and circumstances, including:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself from the deliberations. When reviewing a related person transaction, the Audit Committee determines in good faith whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.

Short-Term Loan Agreement and Exchange Transactions

On June 28, 2024, the Company entered into the Short-Term Loan Agreement with (i) South Ocean Funding, LLC (“South Ocean”), which is an affiliate of Golden Harbor Ltd. (“Golden Harbor”) and Tavistock Financial, LLC, and (ii) certain participant lenders (the “Participating Lenders”). The Loan Agreement established a senior secured $19.5 million loan facility (the “Term Loan”) under which the Company borrowed the $19.5 million on June 28, 2024 to partially fund the Company’s repurchase of $45.9 million in face value of 2025 Convertible Notes at a discount of 30% to face value.

The Term Loan matured on September 30, 2024, provided that the Company may request an extension of the maturity date of up to six months, to March 31, 2025, which South Ocean and each Participating Lender may grant or deny with respect to each of their respective portions of the Loan. The remaining outstanding balance of the Term Loan was paid off in November 2024 upon the closing of the Disposition. Borrowings under the Loan accrued interest at 12.0% per annum. Upon the repayment of the Term Loan, the Company paid an exit fee equal to 4.0% of the aggregate principal amount repaid.

As part of the Loan Agreement, the Participating Lenders contributed an aggregate of $3.0 million of participation interests in the Loan Agreement (the “Participation Interests”). The Participating Lenders consist of Philip Brace, the Company’s Executive Chairman, who acquired a $1.0 million Participation Interest, and North Sound Ventures, LP, which acquired a $2.0 million Participation Interest in the $19.5 million Loan. The remaining balance of the Term Loan was paid in full in November 2024, upon the consummation of the Disposition.

In connection with entering into the Loan Agreement, the Company paid an arrangement and administration fee of $150,000 to South Ocean.

89

In connection with the Loan Agreement, the Company issued to South Ocean and the Participating Lenders the Loan Warrants to purchase an aggregate of 550,000 shares of Common Stock. The Loan Warrants have an exercise price of $12.12 per share of Common Stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The Loan Warrants will expire four years from the date of issuance, are exercisable on a cash basis, and contain customary registration rights with respect to the shares of Common Stock issuable upon exercise of the Loan Warrants.

Also on June 28, 2024, the Company entered into separate binding Exchange Term Sheets with respect to privately-negotiated exchanges of $80 million face value of the 2025 Convertible Notes held by North Sound Partners and Golden Harbor Ltd., for a combination of long-term debt and equity. Pursuant to each respective Exchange Term Sheet, each of the noteholders agreed to exchange the 2025 Convertible Notes that they held at a discounted price of $700 per $1,000 face value, for an aggregate of (i) approximately 2.4 million shares of Common Stock, (ii) $31.8 million in principal amount of New Senior Secured Notes, and (iii) Exchange Warrants to purchase an aggregate of approximately 1.5 million shares of Common Stock at an exercise price of $12.12 per share. On November 6, 2024, the transactions consummated by the Exchange Term Sheets were consummated and the Company issued (i) to North Sound Partners 1,676,669 shares of Common Stock, Exchange Shares exercisable to purchase 1,089,835 shares and approximately $21.8 million in aggregate principal amount of New Senior Secured Notes and (ii) to Golden Harbor Ltd. 697,736 shares of Common Stock, Exchange Shares exercisable to purchase 435,528 shares and $10.0 million in aggregate principal amount of New Senior Secured Notes.

The New Senior Secured Notes bear interest at 9.0% per annum, payable paid in cash, in arrears, and on a semi-annual basis, and have a maturity date of May 1, 2029. The documentation of the New Senior Secured Notes includes a Base Indenture (the “Base Indenture”) and Supplemental Indenture (the “Supplemental Indenture” and, collectively with the Base Indenture, the “New Senior Secured Notes Indenture”) entered into by the Company and certain of its subsidiaries, as guarantors (the “Guarantors”) and a Pledge and Security Agreement (the “Security Agreement”), pursuant to which the New Senior Secured Notes are secured by a first priority lien on substantially all of Company’s assets. Pursuant to the terms of the New Senior Secured Notes Indenture, the Company may redeem all or part of the New Senior Secured Notes at any time prior to May 1, 2029 at a redemption price equal to 100% of the principal amount of the New Senior Secured Notes to be redeemed plus the present value at such redemption of the sum of all required interest payments from such redemption date through May 1, 2029, plus accrued and unpaid interest on such New Senior Secured Note to, but excluding, the redemption date. If the Company experiences a fundamental change (as defined in the New Senior Secured Notes Indenture), the holders of the New Senior Secured Notes will have the right to require the Company to repurchase the New Senior Secured Notes at a purchase price equal to the greater of (i) the amount that would be paid to redeem the New Senior Secured Notes as if the date of the repurchase was the redemption date and (ii) 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of such repurchase. The New Senior Secured Notes Indenture contains covenants customary for such senior secured debt, which put certain restrictions on the Company or the Guarantors’ ability to incur liens, sell or transfer assets, incur other indebtedness, pay dividends, make investments, enter into transactions with affiliates, make other distributions or payments on account of any redemption, retirement or purchase of any capital stock or pay certain other indebtedness. The New Senior Secured Notes Indenture also provides for customary events of default (subject in certain cases to customary grace and cure periods), which include payment defaults, a failure to pay certain judgments and certain events of bankruptcy and insolvency. These events of default are subject to a number of important qualifications, limitations and exceptions that are described in the New Senior Secured Notes Indenture.

In connection with the Exchange Transactions, the Company entered into a customary registration rights agreement with the Exchanging Noteholders (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission, within six months following the closing date of the Exchange Transactions, in order to effect a registration for the resale by the Exchanging Noteholders of the Shares and any shares of Common Stock issuable upon exercise of the Exchange Warrants. The Registration Rights Agreement also provides the Exchanging Noteholders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

As of the date hereof, affiliates of each of Golden Harbor Ltd. and North Sound Partners may be deemed to beneficially own more than 5% of the Company’s outstanding Common Stock. James B. Avery, a member of the Company’s Board of Directors, currently serves as Senior Managing Director of Tavistock Group, an affiliate of Golden Harbor Ltd.

90

On July 1, 2024, the Company entered into a binding term sheet with an individual retirement account held by Christopher Lytle’s mother (the “Chris Lytle IRA”) to exchange $375,000 in face amount of 2025 Convertible Notes at a discounted price of $700 per $1,000 face value, for a combination of shares and warrants. On October 24, 2024, the Company entered into a Repurchase Agreement with the Chris Lytle IRA, reflecting the terms of the binding term sheet, pursuant to which the Company agreed to issue the Chris Lytle IRA 30,586 shares of Common Stock and Exchange Warrants exercisable to purchase up to 20,646 shares of Common Stock. Christopher Lytle was a member of the Board until September 2024.

Interest Payments on 2025 Convertible Notes

In each of 2021, 2022 and 2023, the Company made interest payments to Golden Harbor Ltd., North Sound Trading, L.P., and the Lytle IRA in the amounts of $794,820, $1,805,180, and $12,188 respectively, pursuant to the 2025 Convertible Notes:

Participation Interests in Siena Loan Agreement

On May 2, 2023, (1) South Ocean Funding, LLC and North Sound Ventures, LP (the “Participants”) collectively purchased a $4.0 million last-out subordinated participation interest (the “Participation Interest”) in the Company’s Loan and Security Agreement (the “Credit Agreement”) with Siena Lending, LLC (“Siena”) pursuant to a Participation Agreement between the Participants and Siena (the “Participation Agreement”). In connection with the purchase of the Participation Interest, the Company agreed to pay the Participants an exit fee upon the earlier of (a) the scheduled maturity date of the Credit Agreement, (b) the termination of Siena’s commitment to make revolving loans prior to the scheduled maturity date of the Credit Agreement, and (c) the early redemption of the Participants’ Participation Interest under the Participation Agreement (the earliest to occur of the foregoing, the “Exit Event”). The aggregate exit fee payable to the Participants is equal to (i) 7.5% of the Participation Interest, if the Exit Event occurs on or before December 31, 2023, (ii) 10.0% of the Participation interest, if the Exit Event occurs between January 1, 2024 and June 30, 2024 and (iii) 12.5% of the Participation Interest, if the Exit Events occurs after June 30, 2024.

On April 19, 2024, in connection with the termination of the Credit Agreement, the Company was required to pay exit fees of $300,000 to South Ocean Funding, LLC and $100,000 to North Sound Ventures, LP as a result of the early redemption of the Participation Interest.

South Ocean Funding, LLC is an affiliate of Golden Harbor, Ltd. and North Sound Ventures, LP is an affiliate of North Sound Management, Inc. As of the date hereof, affiliates of each of Golden Harbor, Ltd. and North Sound Management, Inc. hold in excess of 5% of the Company’s outstanding Common Stock. James Avery, a member of our Board of Directors, currently serves as Senior Managing Director of Tavistock Group, an affiliate of South Ocean Funding, LLC.

91

PLAN OF DISTRIBUTION

The Registering Stockholders may, from time to time, sell, transfer or otherwise dispose of the shares of Common Stock or interests in the shares of Common Stock covered hereby:

•	on any stock exchange, market or trading facility on which the shares are traded or in private transactions; or
•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Registering Stockholders or the purchasers of the Common Stock (these discounts, concessions or commissions may be in excess of those customary in the types of transactions involved).

These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, at negotiated prices, or without cash consideration.

The Registering Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	sales on any national securities exchange or quotation on which the Common Stock may be listed or quoted at the time of the sale;
•	sales in the over-the-counter market;
•	sales in transactions other than on such exchanges or services or in the over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Registering Stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale or distribution; and
•	any other method permitted by applicable law.

The Registering Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Registering Stockholders to include the pledgee, transferee or other successors in interest of the Registering Stockholders under this prospectus.

In connection with the sale of our Common Stock or interests therein, the Registering Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Registering Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers or other financial institutions that in turn may sell these securities. The Registering Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

92

The aggregate proceeds to the Registering Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. The Registering Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through such agents. We will not receive any of the proceeds from this offering.

The Registering Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule.

The Registering Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If a Registering Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Registering Stockholders, the purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Registering Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Registering Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Registering Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Registering Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Registering Stockholders against certain liabilities, including under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

93

LEGAL MATTERS

Greenberg Traurig, LLP has passed upon the validity of the Common Stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of Inseego Corp. as of December 31, 2023 and December 31, 2022 and for the years then ended included in this prospectus have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the registration statement and the exhibits and any schedules filed therewith.

Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at https://www.investors.inseego.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

 The SEC permits us to “incorporate by reference” into this prospectus documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Inseego Corp.

9710 Scranton Road, Suite 200

San Diego, CA 92121

(858) 812-3400

Attn: Kurt Scheurman

Copies of these filings are also available through the “Investor Relations” section of our website at www.inseego.com. You can also read our electronic SEC filings on the internet at the SEC’s website at www.sec.gov.

94

F-1

INSEEGO CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share data)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,972	$2,409
Accounts receivable, net of allowance for expected credit losses of $130 and $617, respectively	15,612	18,202
Inventories	18,118	20,555
Prepaid expenses and other	3,627	4,937
Current assets held for sale	35,771	12,123
Total current assets	85,100	58,226
Property, plant and equipment, net of accumulated depreciation of $28,629 and $27,513, respectively	1,303	2,389
Intangible assets, net of accumulated amortization of $33,130 and $31,444, respectively	19,465	25,718
Goodwill	3,949	3,949
Operating lease right-of-use assets	3,117	4,022
Other assets	456	1,256
Non-current assets held for sale	–	26,237
Total assets	$113,390	$121,797
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$35,457	$23,408
Accrued expenses and other current liabilities	31,147	21,049
Short-term loan	6,000	–
2025 Convertible Notes, net	106,250	–
Revolving credit facility	–	4,094
Current liabilities held for sale	10,000	7,360
Total current liabilities	188,854	55,911
Long-term liabilities:
2025 Convertible Notes, net	–	159,912
Operating lease liabilities	2,979	3,972
Deferred tax liabilities, net	121	112
Other long-term liabilities	6,499	2,351
Non-current liabilities held for sale	–	1,644
Total liabilities	198,453	223,902
Commitments and contingencies (Note 10)
Stockholders’ deficit:
Preferred stock, par value $0.001; 2,000,000 shares authorized: Preferred stock, par value $0.001; 39,500 shares designated, 25,000 shares issued and outstanding as of both September 30, 2024 and December 31, 2023 (aggregate liquidation preference of $37,547,619)	–	–
Common stock, par value $0.001; 150,000,000 shares authorized, 12,542,691 and 11,878,557 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	13	12
Additional paid-in capital	825,851	810,138
Accumulated other comprehensive loss	(6,712)	(5,327)
Accumulated deficit	(904,215)	(906,928)
Total stockholders’ deficit	(85,063)	(102,105)
Total liabilities and stockholders’ deficit	$113,390	$121,797

See accompanying notes to condensed consolidated financial statements (unaudited).

F-2

INSEEGO CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Mobile solutions	$32,282	$22,534	$73,431	$64,469
Fixed wireless access solutions	9,723	11,114	37,222	42,489
Product	42,005	33,648	110,653	106,958
Services and other	12,027	7,709	32,504	24,409
Total revenues	54,032	41,357	143,157	131,367
Cost of revenues:
Product	33,592	42,788	86,812	101,375
Services and other	1,640	734	5,492	3,559
Total cost of revenues	35,232	43,522	92,304	104,934
Gross profit (loss)	18,800	(2,165)	50,853	26,433
Operating costs and expenses:
Research and development	5,176	5,200	15,032	14,369
Sales and marketing	4,125	3,893	12,176	13,703
General and administrative	4,822	3,429	12,695	12,326
Depreciation and amortization	3,154	3,848	10,098	13,125
Impairment of capitalized software	507	611	927	1,115
Total operating costs and expenses	17,784	16,981	50,928	54,638
Operating income (loss)	1,016	(19,146)	(75)	(28,205)
Other (expense) income:
Interest expense, net	(5,731)	(2,894)	(9,686)	(6,910)
Loss on extinguishment of revolving credit facility	–	–	(788)	–
Gain on debt restructurings, net	12,366	–	13,690	–
Other income (expense), net	(72)	45	(864)	50
Income (Loss) before income taxes	7,579	(21,995)	2,277	(35,065)
Income tax provision	36	30	171	44
Income (Loss) from continuing operations	7,543	(22,025)	2,106	(35,109)
Income from discontinued operations (net of income tax provision (benefit) of $266, $(46), $674, and $555, respectively)	1,426	220	3,032	3,263
Net income (loss)	8,969	(21,805)	5,138	(31,846)
Preferred stock dividends	(827)	(756)	(2,425)	(2,218)
Net income (loss) attributable to common stockholders	$8,142	$(22,561)	$2,713	$(34,064)
Per share data:
Net earnings (loss) per share
Basic
Continuing operations	$0.54	$(1.95)	$(0.03)	$(3.33)
Discontinued operations	0.12	0.02	0.25	0.29
Basic earnings per share (*)	$0.66	$(1.93)	$0.23	$(3.03)
Diluted
Continuing operations	$(0.16)	$(1.95)	$(0.03)	$(3.33)
Discontinued operations	0.11	0.02	0.25	0.29
Diluted earnings per share (*)	$(0.06)	$(1.93)	$0.23	$(3.03)
Weighted-average shares used in computation of net earnings (loss) per share
Basic (*)	12,336,503	11,696,755	12,036,989	11,224,722
Diluted (*)	13,218,293	11,696,755	12,036,989	11,224,722

Other comprehensive loss:
Foreign currency translation adjustment	(1,292)	(433)	(1,385)	(958)
Comprehensive income (loss)	$7,677	$(22,238)	$3,753	$(32,804)

(*)	Adjusted retroactively for reverse stock split that occurred on January 24, 2024, see Note 1. Rounding may affect summation.

See accompanying notes to condensed consolidated financial statements (unaudited).

F-3

INSEEGO CORP.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands)

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive (Loss)	Total Stockholders’
	Shares	Amount	Shares (*)	Amount (*)	Capital (*)	Deficit	Income	Deficit
Balance, June 30, 2023	25	$–	11,687	$12	$805,282	$(869,254)	$(6,855)	$(70,815)
Net loss	–	–	–	–	–	(21,805)	–	(21,805)
Foreign currency translation adjustment	–	–	–	–	–	–	(433)	(433)
Exercises of stock options, vesting of restricted stock units and stock issued under employee stock purchase plan, net of taxes withheld	–	–	16	–	3	–	–	3
Issuance of common shares in connection with a public offering, net of issuance costs	–	–	–	–
Share-based compensation	–	–	–	–	2,267	–	–	2,267
Preferred stock dividends	–	–	–	–	756	(756)	–	–
Balance, September 30, 2023	25	$–	11,703	$12	$808,308	$(891,815)	$(7,288)	$(90,783)

Balance, June 30, 2024	25	$–	11,910	$12	$816,002	$(912,357)	$(5,420)	$(101,763)
Net income	–	–	–	–	–	8,969	–	8,969
Foreign currency translation adjustment	–	–	–	–	–	–	(1,292)	(1,292)
Exercises of stock options, vesting of restricted stock units and stock issued under employee stock purchase plan, net of taxes withheld	–	–	146	–	213	–	–	213
Share-based compensation	–	–	–	–	1,229	–	–	1,229
Issuance of common stock in connection with debt restructurings	–	–	487	1	4,924	–	–	4,925
Issuance of common stock warrants in connection with debt restructurings	–	–	–	–	2,656	–	–	2,656
Preferred stock dividends	–	–	–	–	827	(827)	–	–
Balance, September 30, 2024	25	$–	12,543	$13	$825,851	$(904,215)	$(6,712)	$(85,063)

(*) Adjusted retroactively for reverse stock split that occurred on January 24, 2024, see Note 1

See accompanying notes to condensed consolidated financial statements (unaudited).

F-4

INSEEGO CORP.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands)

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive (Loss)	Total Stockholders’
	Shares	Amount	Shares (*)	Amount (*)	Capital	Deficit	Income	Deficit
Balance, December 31, 2022	25	$–	10,847	$11	$793,952	$(857,751)	$(6,330)	$(70,118)
Net loss	–	–	–	–	–	(31,846)	–	(31,846)
Foreign currency translation adjustment	–	–	–	–	–	–	(958)	(958)
Exercises of stock options, vesting of restricted stock units and stock issued under employee stock purchase plan, net of taxes withheld	–	–	52	–	51	–	–	51
Issuance of common shares in connection with a public offering, net of issuance costs	–	–	804	1	6,057	–	–	6,058
Share-based compensation	–	–	–	–	6,030	–	–	6,030
Preferred stock dividends	–	–	–	–	2,218	(2,218)	–	–
Balance, September 30, 2023	25	$–	11,703	$12	$808,308	$(891,815)	$(7,288)	$(90,783)

Balance, December 31, 2023	25	$–	11,879	$12	$810,138	$(906,928)	$(5,327)	$(102,105)
Net income	–	–	–	–	–	5,138	–	5,138
Foreign currency translation adjustment	–	–	–	–	–	–	(1,385)	(1,385)
Exercises of stock options, vesting of restricted stock units and stock issued under employee stock purchase plan, net of taxes withheld	–	–	177	–	207	–	–	207
Share-based compensation	–	–	–	–	2,815	–	–	2,815
Issuance of common stock in connection with debt restructurings	–	–	487	1	4,924	–	–	4,925
Issuance of common stock warrants in connection with debt restructurings	–	–	–	–	5,342	–	–	5,342
Preferred stock dividends	–	–	–	–	2,425	(2,425)	–	–
Balance, September 30, 2024	25	$–	12,543	$13	$825,851	$(904,215)	$(6,712)	$(85,063)

(*)	Adjusted retroactively for reverse stock split that occurred on January 24, 2024, see Note 1

See accompanying notes to condensed consolidated financial statements (unaudited).

F-5

INSEEGO CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$5,138	$(31,846)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,242	16,270
Loss on extinguishment of revolving credit facility	788	–
Gain on debt restructurings, net	(13,690)	–
Provision for expected credit losses	(231)	612
Impairment of capitalized software	927	1,115
Provision for excess and obsolete inventory	901	7,011
Impairment of operating lease right-of-use assets	139	–
Share-based compensation expense	2,815	6,030
Amortization of debt discount and debt issuance costs	4,435	2,048
Deferred income taxes	9	177
Non-cash operating lease expense	1,218	437
Other	6	–
Changes in assets and liabilities:
Accounts receivable	2,432	7,703
Inventories	(274)	7,685
Prepaid expenses and other assets	1,887	1,479
Accounts payable	12,284	1,162
Accrued expenses and other liabilities	14,683	2,561
Operating lease liabilities	(1,334)	(41)
Net cash provided by operating activities	45,375	22,403
Cash flows from investing activities:
Purchases of property, plant and equipment	(46)	(403)
Additions to capitalized software development costs and purchases of intangible assets	(3,608)	(6,114)
Net cash used in investing activities	(3,654)	(6,517)
Cash flows from financing activities:
Payments related to repurchases of 2025 Convertible Notes	(33,781)	–
Proceeds from issuance of short-term loan and warrants, net of issuance costs	19,350	–
Proceeds from a public offering of equity, net of issuance costs	–	6,057
Principal payments on financed assets	–	(360)
Net repayments on revolving credit facility	(4,882)	(7,851)
Repayments on short-term loan	(13,500)	–
Other financing activities	2	128
Net cash used in financing activities	(32,811)	(2,026)
Effect of exchange rates on cash	(1,682)	(2,057)
Net increase in cash and cash equivalents	7,228	11,803
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	2,409	3,241
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	5,110	3,902
Cash and cash equivalents, beginning of period	7,519	7,143
Cash, cash equivalents and restricted cash from continuing operations, end of period	11,972	14,424
Cash, cash equivalents and restricted cash from discontinued operations, end of period	2,775	4,522
Cash and cash equivalents, end of period	$14,747	$18,946

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$4,283	$3,336
Income taxes	$269	$217

Supplemental disclosures of non-cash investing and financing activities:
Transfer of inventories to rental assets	$2,043	$1,077
Capital expenditures financed through accounts payable or accrued liabilities	$262	$7,216
Equity value issued in exchange for 2025 Convertible Notes	$7,088	$–
Right-of-use assets obtained in exchange for operating leases liabilities	$508	$1,030

See accompanying notes to condensed consolidated financial statements (unaudited).

F-6

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1. Nature of Business and Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements (“Financial Statements”) have been prepared by Inseego Corp. (the “Company”, “we”, “us”) in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. The Financial Statements include the accounts of the Company and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. These Financial Statements should be read in conjunction with the audited consolidated financial statements and notes as of and for the year ended December 31, 2023, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”).

The condensed consolidated balance sheet as of December 31, 2023 was derived from the audited consolidated financial statements as of that date, but does not include all disclosures required by GAAP. In management’s opinion, the accompanying Financial Statements reflect all normal recurring adjustments necessary for their fair presentation. Other than described below, there have been no changes to the Company’s significant accounting policies described in the Form 10-K that have had a material impact on the Company’s Financial Statements. The results of operations for the interim periods presented are not necessarily indicative of results to be expected for any other interim period or for the year as a whole.

Planned Divestiture of the Telematics Business

On September 16, 2024, the Company and its subsidiary Inseego SA (Pty) Ltd (“Seller”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Light Sabre SPV Limited (which subsequently novated its benefits and obligations under the Purchase Agreement to Ctrack Holdings (the “Purchaser”)), pursuant to which Inseego agreed to sell to the Purchaser the entire issued share capital of the Company’s Inseego International Holdings Limited subsidiary in exchange for approximately $52 million in cash, subject to certain adjustments. Upon completion of the sale (the “Completion Date”), the Purchaser will acquire the fleet management and telematics solutions business of Inseego, which has operations in the United Kingdom, the European Union, Australia and New Zealand (the “Telematics Business”).

The Purchase Agreement is subject to closing conditions including, among others more fully described in the Purchase Agreement, the Purchaser finalizing financing arrangements to fund the purchase price. Unless fulfilled or otherwise waived by the parties, if any of the closing conditions are not fulfilled by December 31, 2024, the Purchase Agreement shall be terminated and the Sale Transaction shall not be completed.

As a result, within these condensed consolidated financial statements, the assets and liabilities associated with the Telematics Business disposal group have been classified as held for sale within the Condensed Consolidated Balance Sheet and its operations have been classified as discontinued operations within the Condensed Consolidated Statements of Operations and Comprehensive Income.

Refer to Note 2 – Discontinued Operations and Held for Sale for additional information regarding the Telematics Business, including the assets and liabilities divested and income from discontinued operations. Unless otherwise noted, disclosures within these remaining Notes to Condensed Consolidated Financial Statements relate solely to the Company's continuing operations.

Held for Sale and Discontinued Operations

In accordance with authoritative guidance for discontinued operations (Accounting Standards Codification (“ASC”) 205-20), the Company determined that the Telematics Business met held-for-sale and discontinued operations accounting criteria during the third quarter of 2024. Accordingly, the Company classified the results of the Telematics Business as discontinued operations in its condensed consolidated statements of operations for all periods presented. Additionally, the related assets and liabilities associated with the Telematics Business are classified as held for sale in the condensed consolidated balance sheets for all periods presented. The cash flows related to discontinued operations have not been segregated and are included in the condensed consolidated statements of cash flows.

Depreciation of property, plant and equipment and amortization of intangible and right-of-use assets are not recorded while these assets are classified as held for sale. For each period the disposal group remains classified as held for sale, its recoverability is reassessed and any necessary adjustments are made to its carrying value. No impairment upon classification as held for sale was recorded during the three or nine months ended September 30, 2024.

The results of discontinued operations are reported as Income from discontinued operations, net of tax in the Condensed Consolidated Statements of Comprehensive Income for the current and prior periods commencing in the period in which the held for sale criteria are met. Income from discontinued operations, net of tax includes direct costs attributable to the discontinued operations and excludes any cost allocations associated with any shared or corporate functions unless otherwise dedicated to the discontinued operations. Income from discontinued operations, net of tax will include any gain or loss recognized upon disposition or from adjustment of the carrying amount to fair value less costs to sell while classified as held for sale. Activity within comprehensive income directly associated with a divested business is not realized as a component of Income from discontinued operations, net of tax until completion of the sale or disposition.

F-7

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Segment Information

The Company has one reportable segment. The principal executive officer, who is also the Chief Operating Decision Maker, does not manage any part of the Company separately, and the allocation of resources and assessment of performance are based solely on the Company’s consolidated operations and financial results.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent liabilities. Actual results could differ materially from these estimates. Estimates are assessed each period and updated to reflect current information. Significant estimates include revenue recognition, warranty provision, capitalized software costs, allowance for credit losses, provision for excess and obsolete inventory, accrued liabilities related to our contract manufacturers, valuation of tangible and intangible long-lived assets, valuation of goodwill, valuation of derivatives, accruals relating to litigation, income taxes and share-based compensation expense.

Reclassifications

Certain amounts recorded in the prior period consolidated financial statements have been reclassified to conform to the current period financial statement presentation. These reclassifications had no effect on previously reported operating results.

During the fourth quarter of 2023, and as noted in the Form 10-K, the Company reclassified revenue on its Consolidated Statement of Operations. Historically, the Company classified revenues from products and services into two categories, IoT & Mobile Solutions and Enterprise SaaS Solutions. The Company is now classifying revenues from products and services into the following two categories: Product Revenue, which consists of our Mobile Solutions and Fixed Wireless Access Solutions, and Services and Other. Additionally, during 2023 the Company reclassified all depreciation and amortization expense previously recorded in the operating expense line items of research and development, sales and marketing, and general and administrative expenses on the Consolidated Statement of Operations into a separate line labeled Depreciation and amortization. All prior periods have been reclassified to conform to the current period presentation for these changes.

Reverse Stock Split

On January 24, 2024, the Company completed a 1-for-10 reverse stock split of its issued and outstanding common stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, each share of common stock issued and outstanding immediately prior to January 24th was automatically converted into one-tenth (1/10) of a share of common stock. The Reverse Stock Split affected all common stockholders uniformly and did not alter any stockholder's percentage interest in the Company's equity, except to the extent that the Reverse Stock Split would result in a stockholder owning a fractional share. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive a fractional share instead were entitled to receive cash in lieu of such fractional share.

The Reverse Stock Split did not change the par value of the common stock or the authorized number of shares of common stock. All outstanding convertible notes entitling their holders to purchase or obtain or convert into shares of our common stock were adjusted, as required by the terms of these securities.

All common share and per-share amounts in this Form 10-Q have been retroactively restated to reflect the effect of the Reverse Stock Split.

F-8

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Liquidity

During 2024, the Company entered into a series of agreements, as part of its overall capital structure management, to reduce its total debt and restructure its outstanding 3.25% convertible notes due 2025 (the “2025 Convertible Notes”), as follows:

(1) Convertible Debt Repurchases and Exchanges Completed prior to September 30, 2024 (the “Completed Repurchases and Exchanges”):

(a) the Company repurchased, for cash, all of the $45.9 million in principal amount of the 2025 Convertible Notes held by certain entities managed by Highbridge Capital Management, LLC (such entities, “Highbridge”), the second largest note holder as of the date of such purchase, at a discount of 30% to face value, plus accrued interest;

(b) the Company repurchased, for cash, $3.0 million of principal amount of the 2025 Convertible Notes from a separate single holder at discount of 45% to face value, plus accrued interest;

(c) the Company repurchased from a holder approximately $4.7 million of principal amount of the 2025 Convertible Notes in exchange for approximately 0.3 million shares of the Company’s Common Stock and warrants to purchase an aggregate of approximately 0.2 million shares of the Company’s Common Stock, plus accrued interest. See Note 8 – Stockholders' Equity (Deficit) for further details regarding these warrants;

(d) the Company repurchased from two related holders approximately $1.5 million in aggregate principal amount of the 2025 Convertible Notes in exchange for approximately 0.1 million shares of the Company’s common stock and warrants to purchase an aggregate of approximately 0.1 million shares of the Company’s common stock. See Note 8 – Stockholders' Equity (Deficit) for further details regarding these warrants;

(2) Short-Term Loan Agreement: to finance a portion of the Completed Repurchases and Exchanges, the Company agreed to a $19.5 million loan (“Short-Term Loan”) from (i) South Ocean Funding, LLC (“South Ocean”), which is an affiliate of Golden Harbor Ltd. (“Golden Harbor”), and Tavistock Financial, LLC, and (ii) certain participant lenders (the “Participating Lenders”). The Short-Term Loan was originally scheduled to mature on September 30, 2024 but maturity has subsequently been extended to November 30, 2024. Borrowings under the Short-Term Loan bear interest at 12.0% per annum. Upon any repayment or prepayment of the amounts borrowed under the Short-Term Loan (including at maturity), the Company will be required to pay an exit fee equal to 4.0% of the aggregate principal amount prepaid or repaid. See Note 5 – Debt below for further details regarding the Short-Term Loan; and

(3) Convertible Debt Repurchases and Exchanges Completed Subsequent to September 30, 2024 (the “Subsequently Completed Repurchases and Exchanges”): On November 6, 2024 the Company completed the previously-announced privately-negotiated exchanges of $91.5 million in aggregate principal amount of the 2025 Convertible Notes held by certain holders of the 2025 Convertible Notes pursuant to binding term sheets that were previously entered into with such holders, including the binding term sheets entered into on June 28, 2024 with North Sound Partners and Golden Harbor Ltd. In connection with the Subsequently Completed Repurchases and Exchanges, the Company issued to these noteholders in concurrent private placement transactions an aggregate of (i) approximately 2.4 million shares of the Company’s Common Stock, (ii) approximately $40.9 million in principal amount of new senior secured notes due in 2029 (the “New Senior Secured Notes”), and (iii) warrants to purchase an aggregate of approximately 2.1 million shares of the Company’s Common Stock. See Note 12 – Subsequent Events below for further details regarding the Subsequently Completed Repurchases and Exchanges, including information about the warrants and New Senior Secured Notes issued in relation to these transactions.

As of September 30, 2024, the Company had available cash and cash equivalents totaling $12.0 million. During the three-months ended September 30, 2024, the Company voluntarily prepaid $13.5 million of the outstanding principal balance under the Short-Term Loan Agreement, so that on September 30, 2024, the outstanding principal balance under the Short-Term Loan was $6.0 million.

The 2025 Convertible Notes had a principal balance of $106.8 million as of September 30, 2024 and mature on May 1, 2025. Taking into account the Completed Repurchases and Exchanges and the Subsequently Completed Repurchases and Exchanges, the Company has subsequently repurchased and/or exchanged approximately $146.9 million, or 90.8%, of the face value of the 2025 Convertible Notes that was outstanding as of December 31, 2023.

The Company generated positive cash flow from operations both for the year ended December 31, 2023 and in the nine months ended September 30, 2024. In April 2024, the Company received a $15.0 million upfront payment from a customer in connection with a two-year service contract. Based on the factors above, and to reduce financing costs, the Company voluntarily paid-off and terminated its Credit Facility (as defined below) effective April 18, 2024. These factors have had a positive impact on our liquidity.

F-9

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

While the Company’s liquidity and financial results have had several positive developments recently, as noted above, the Company has a history of operating and net losses and overall usage of cash from operating and investing activities. The Company’s ability to maintain profitable operations and continue to generate positive cash flows is dependent upon achieving a level and mix of revenues adequate to support its evolving cost structure. In order to effect the restructuring or refinancing of the Company’s obligations, or if events or circumstances occur such that the Company does not meet its operating plan as expected, or if the Company becomes obligated to pay unforeseen expenditures, the Company may be required to raise capital, reduce planned research and development activities, incur additional restructuring charges or reduce other operating expenses and capital expenditures, which could have an adverse impact on the Company’s ability to achieve its intended business objectives.

During the previous two quarters, the Company had disclosed that there was substantial doubt about its ability to continue as a going concern within one year of the issuance dates of the quarterly reports on Form 10-Q for those quarters, primarily as a result of the outstanding balance and due date of the 2025 Convertible Notes. In performing this assessment for the current quarter, taking into account the Company’s liquidity position as a whole, including the repurchases and exchanges of 2025 Convertible Notes noted above, the liquidity anticipated to be provided from the sale of the Telematics Business, and cash inflows expected to be provided by its continuing operations, the Company has concluded that there is no longer substantial doubt about the Company’s ability to continue as a going concern within one year of issuance of these financial statements.

Note 2. Discontinued Operations and Held for Sale

As noted in Note 1 – Nature of Business and Significant Accounting Policies, on September 16, 2024, the Company entered into the Purchase Agreement to sell its Telematics Business. As a result, within these condensed consolidated financial statements, the assets and liabilities associated with the Telematics Business disposal group have been classified as held for sale within the Condensed Consolidated Balance Sheet and its operations have been classified as discontinued operations within the Condensed Consolidated Statements of Operations and Comprehensive Income.

The following table summarizes Income from discontinued operations, net of tax included in the Condensed Consolidated Statements of Operations and Comprehensive Income for the three and nine months ended September 30, 2024 and 2023 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Services and other revenues	$7,862	$7,226	$22,895	$21,567
Services and other cost of revenues	3,222	3,166	9,876	9,022
Gross profit from discontinued operations	4,640	4,060	13,019	12,545
Operating costs and expenses:
Research and development	293	473	967	1,345
Sales and marketing	1,289	1,255	3,625	3,698
General and administrative	1,884	1,146	4,799	3,404
Depreciation and amortization	360	392	1,060	1,112
Total operating costs and expenses	3,826	3,266	10,451	9,559
Operating income from discontinued operations	814	794	2,568	2,986
Other (expense) income:
Interest income, net	3	3	10	8
Other income (expense), net	875	(623)	1,128	824
Income from discontinued operations before income taxes	1,692	174	3,706	3,818
Income tax provision (benefit)	266	(46)	674	555
Income from discontinued operations, net of tax	$1,426	$220	$3,032	$3,263

F-10

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

The following table summarizes the held for sale assets and liabilities included in the Condensed Consolidated Balance Sheet (in thousands):

	September 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$2,775	$5,110
Accounts receivable, net	4,803	4,414
Inventories	2,092	2,325
Prepaid expenses and other	380	274
Current assets held for sale (*)	10,050	12,123
Non-current assets:
Property, plant and equipment, net	323	369
Rental assets, net	4,932	5,083
Intangible assets, net	990	1,422
Goodwill	17,973	17,973
Operating lease right-of-use assets	1,503	1,390
Non-current assets held for sale (*)	25,721	26,237
Total assets held for sale (*)	$35,771	$38,360
LIABILITIES
Current liabilities:
Accounts payable	$1,650	$1,387
Accrued expenses and other current liabilities	6,410	5,973
Current liabilities held for sale (*)	8,060	7,360
Long-term liabilities:
Operating lease liabilities	1,335	1,067
Deferred tax liabilities, net	600	568
Other long-term liabilities	5	9
Non-current liabilities held for sale (*)	1,940	1,644
Total liabilities held for sale (*)	$10,000	$9,004

(*) Assets and liabilities of the held for sale Telematics Business are presented as current in the Condensed Consolidated Balance Sheet at September 30, 2024, as the Company expects to complete the disposition within one year.

As permitted under ASC 205-20-50-5b(2), the Company has elected not to adjust the Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2024 and 2023 to exclude cash flows attributable to discontinued operations. The table below sets forth, for the periods presented, significant selected financial information related to discontinued activities included in the accompanying condensed consolidated financial statements (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Non-cash items included in net (loss) income:
Depreciation and amortization	$969	$1,032	$2,921	$2,867
Share-based compensation	$35	$144	$101	$390
Cash flows from investing activities:
Purchases of property, plant and equipment	$(14)	$(173)	$(17)	$(334)
Non-cash investing activities:
Transfer of inventories to rental assets	$698	$412	$2,043	$1,077
Right-of-use assets obtained in exchange for operating leases liabilities	$362	$93	$508	$1,030

F-11

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 3. Financial Statement Details

Inventories

Inventories consist of the following (in thousands):

	September 30, 2024	December 31, 2023
Finished goods	$17,796	$18,939
Raw materials and components	322	1,616
Total inventories	$18,118	$20,555

Prepaid expenses and other

Prepaid expenses and other consists of the following (in thousands):

	September 30, 2024	December 31, 2023
Rebate receivables	$1,407	$1,950
Receivables from contract manufacturers	716	1,823
Software licenses	770	504
Other	734	660
Total prepaid expenses and other	$3,627	$4,937

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30, 2024	December 31, 2023
Royalties	$968	$845
Payroll and related expenses	7,778	3,608
Professional fees	–	–
Accrued interest	2,042	1,038
Deferred revenue	9,212	2,717
Operating lease liabilities	1,303	1,226
Accrued contract manufacturing liabilities	5,049	7,537
Other	4,795	4,078
Total accrued expenses and other current liabilities	$31,147	$21,049

Other long-term liabilities

Other long-term liabilities consist of the following (in thousands):

	September 30, 2024	December 31, 2023
Long-term deferred revenue	$6,352	$1,704
Other	147	647
Total other long-term liabilities	$6,499	$2,351

As of September 30, 2024, of the $6.4 million long-term deferred revenue balance, $5.9 million relates to performance obligations expected to be satisfied between one and two years, and $0.5 million relates to performance obligations expected to be satisfied between two and three years from September 30, 2024.

F-12

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 4. Fair Value Measurements

The Company’s only financial instrument measured at fair value on a recurring basis is its interest make-whole payment derivative liability on its 2025 Convertible Notes (see Note 5 – Debt). The fair value of that liability was zero as of both September 30, 2024 and December 31, 2023.

The fair value of the interest make-whole payment derivative liability was determined using a Monte Carlo model using the following key assumptions:

	September 30, 2024	December 31, 2023
Volatility	90.80%	77.00%
Stock price	$16.33 per share	$2.20 per share
Credit spread	17.08%	92.20%
Term	0.59 years	1.34 years
Dividend yield	– %	– %
Risk-free rate	4.31%	4.60%

There was no change in the fair value of the interest make-whole liability for the three and nine months ended September 30, 2024 or September 30, 2023.

Other Financial Instruments

The carrying values of the Company’s other financial assets and liabilities approximate their fair values because of their short-term nature, with the exception of the 2025 Convertible Notes. The 2025 Convertible Notes are carried at amortized cost, adjusted for changes in the fair value of the embedded derivative.

Note 5. Debt

Short-Term Loan

On June 28, 2024, the Company entered into a Loan and Security Agreement (the “Short-Term Loan Agreement”), among South Ocean, as lender (“Lender”), the Participating Lenders, the Company, as borrower, and two of the Company’s wholly-owned subsidiaries, Inseego Wireless, Inc. and Inseego North America LLC as guarantors (collectively, the “Guarantors,” and together with the Company, the “Loan Parties”). The Loan Agreement establishes the Short-Term Loan.

The Company’s obligations under the Short-Term Loan Agreement are guaranteed by the Guarantors. Subject to the requirements of the Short-Term Loan Agreement, certain of the Company’s other subsidiaries may become guarantors and Loan Parties of the Loan Agreement after closing. The Loan Parties’ obligations under the Loan Agreement are secured by a continuing security interest in substantially all property of each Loan Party, subject to certain excluded collateral, as defined in the Short-Term Loan Agreement.

The Short-Term Loan was originally scheduled to mature on September 30, 2024 but maturity has subsequently been extended to November 30, 2024. Borrowings under the Short-Term Loan bear interest at 12.0% per annum. Upon any repayment or prepayment of the amounts borrowed under the Short-Term Loan (including at maturity), the Company is required to pay an exit fee equal to 4.0% of the aggregate principal amount prepaid or repaid.

The Short-Term Loan Agreement contains certain customary covenants, which include, but are not limited to, restrictions on indebtedness, liens, fundamental changes, restricted payments, asset sales, and investments, and places limits on various other payments. The Short-Term Loan Agreement contains certain customary provisions with respect to the definition of, and remedies with respect to, events of default.

Also on June 28, 2024, as part of the Short-Term Loan Agreement, the Participating Lenders contributed an aggregate of $3.0 million of participation interests in the Short-Term Loan Agreement (the “Participation Interests”). The Participating Lenders consist of Philip Brace, the Company’s Executive Chairman, who acquired a $1.0 million Participation Interest, and North Sound Ventures, LP, which acquired a $2.0 million Participation Interest in the $19.5 million Loan. As of the date hereof, affiliates of each of the Lender and North Sound Ventures, LP may be deemed to beneficially own more than 5% of the Company’s outstanding Common Stock. James B. Avery, a member of the Company’s Board of Directors, currently serves as Senior Managing Director of Tavistock Group, an affiliate of the Lender. Accordingly, the Lender and the Participating Lenders are considered related parties of the Company.

F-13

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

In connection with entering into the Short-Term Loan Agreement, the Company paid an arrangement and administration fee of $0.2 million to the Lender (the “Loan Costs”). Additionally in connection with the Short-Term Loan Agreement, the Company issued to the Lender and the Participating Lenders warrants (the “Loan Warrants”) to purchase an aggregate of 550,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). See Note 8 – Stockholders' Equity (Deficit) for further details regarding the Loan Warrants.

The gross proceeds received under the Short-Term Loan Agreement, along with the Loan Costs, were allocated between the Short-Term Loan and the Loan Warrants based on their relative fair values at issuance.

During the three-months ended September 30, 2024, the Company voluntarily prepaid $13.5 million of the outstanding principal balance under the Short-Term Loan Agreement, so that as of September 30, 2024, the outstanding principal balance under the Short-Term Loan Agreement was $6.0 million. The debt discount originally recorded as a result of the allocation of the net proceeds between the Short-Term Loan and the Loan Warrants of $3.3 million was fully amortized to interest expense during the months ended September 30, 2024. As a result, the amount recorded in the Condensed Consolidated Balance Sheets as of September 30, 2024 is solely comprised of the principal balance outstanding.

2025 Convertible Notes

In 2020, the Company completed both a registered public offering and a privately negotiated exchange agreement that resulted in the issuance of the 2025 Convertible Notes. After taking into account exchanges and redemptions occurring in prior periods, the outstanding principal balance of the 2025 Convertible Notes was $106.8 million and $161.9 million as of September 30, 2024 and December 31, 2023, respectively.

The 2025 Convertible Notes were issued under an indenture, dated May 12, 2020 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated May 12, 2020 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

The 2025 Convertible Notes will mature on May 1, 2025, unless earlier repurchased, redeemed or converted. The 2025 Convertible Notes are senior unsecured obligations of the Company and bear interest at an annual rate of 3.25%, payable semi-annually in arrears on May 1 and November 1 of each year.

Holders of the 2025 Convertible Notes may convert the 2025 Convertible Notes into shares of the Company’s common stock (together with cash in lieu of any fractional share), at their option, at any time until the close of business on the scheduled trading day immediately before the maturity date. Upon conversion of the 2025 Convertible Notes, the Company will deliver for each $1,000 principal amount of 2025 Convertible Notes converted a number of shares of the Company’s common stock (together with cash in lieu of any fractional share), equal to the conversion rate.

As of September 30, 2024, the conversion rate for the 2025 Convertible Notes is 7.92896 shares of common stock per $1,000 principal amount of 2025 Convertible Notes, which represents a conversion price of approximately $126.12 per share, and is subject to adjustment upon the occurrence of certain events, including, but not limited to, certain stock dividends, splits and combinations, the issuance of certain rights, options or warrants to holders of the common stock, certain distributions of assets, debt securities, capital stock or other property to holders of the common stock, cash dividends on the common stock and certain Company tender or exchange offers.

If a fundamental change (as defined in the Indenture) occurs at any time prior to the maturity date, then the noteholders may require the Company to repurchase their 2025 Convertible Notes at a cash repurchase price equal to the principal amount of the 2025 Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. If a make-whole fundamental change (as defined in the Indenture) occurs, then the Company will in certain circumstances increase the conversion rate for a specified period of time.

The 2025 Convertible Notes are be redeemable, in whole or in part, at the Company’s option at any time, and from time to time, on or after May 6, 2023 through the last scheduled trading day before the maturity date, at a cash redemption price equal to the principal amount of the 2025 Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, as long as the last reported sale price per share of the common stock exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (ii) the trading day immediately before the date the Company sends such notice.

F-14

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

The Indenture contains customary events of default. If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving the Company) occurs and is continuing, the Trustee, by notice to the Company, or the holders of the 2025 Convertible Notes representing at least 25% in aggregate principal amount of the outstanding 2025 Convertible Notes, by notice to the Company and the Trustee, may declare 100% of the principal of, and all accrued and unpaid interest on, all of the then outstanding 2025 Convertible Notes to be due and payable immediately. Upon the occurrence of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of, and all accrued and unpaid interest on, all of the then outstanding 2025 Convertible Notes will automatically become immediately due and payable. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture will, for the first 360 days after such event of default, consist exclusively of the right to receive additional interest on the 2025 Convertible Notes.

Interest make-whole payment

The 2025 Convertible Notes also include an interest make-whole payment feature whereby if the last reported sale price of the Company’s common stock for each of the five trading days immediately preceding a conversion date is greater than or equal to $105.10, the Company will, in addition to the other consideration payable or deliverable in connection with such conversion, make an interest make-whole payment to the converting holder equal to the sum of the present values of the scheduled payments of interest that would have been made on the 2025 Convertible Notes to be converted had such notes remained outstanding from the conversion date through the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date. The present values will be computed using a discount rate equal to 1%. The Company will satisfy its obligation to pay the interest make-whole payment, at its election, in cash or shares of common stock (together with cash in lieu of fractional shares). The Company has determined that this feature is an embedded derivative and has recognized the fair value of this derivative as a liability in the consolidated balance sheets, with subsequent changes to fair value to be recorded at each reporting period on the consolidated statement of operations in other income, net. See Note 4 – Fair Value Measurements, for more information on this derivative liability.

2025 Convertible Note Repurchases and Exchanges

On May 24, 2024, the Company entered into a repurchase agreement with a single holder of the 2025 Convertible Notes, resulting in the settlement of $3.0 million of outstanding principal at a purchase price of 55% of par. The repurchase price was equal to the aggregate principal amount at 55% of par, plus accrued and unpaid interest up to, but excluding, the repurchase date. The total repurchase payment was $1.7 million. The repurchase resulted in a gain of $1.3 million, net of costs incurred directly with executing the transaction, recorded within gain (loss) on debt restructurings, net in the nine months ended September 30, 2024 on the condensed consolidated statement of operations.

On June 28, 2024, the Company agreed to purchase, for cash, all of the $45.9 million in face value of the 2025 Convertible Notes held by Highbridge, then the second largest noteholder, at a discount of 30% to face value. This transaction closed in July 2024 and resulted in a gain of $13.4 million recorded within gain (loss) on debt restructurings, net in the nine months ended September 30, 2024 on the condensed consolidated statement of operations.

On July 18, 2024, the Company entered into an agreement with a holder of approximately $4.7 million in principal amount of the 2025 Convertible Notes, pursuant to which the Company repurchased the holder’s 2025 Convertible Notes in exchange for approximately 0.3 million shares of the Company’s Common Stock and warrants to purchase an aggregate of approximately 0.2 million shares of the Company’s Common Stock, plus accrued interest. See Note 8 – Stockholders' Equity (Deficit) for further details regarding these warrants.

On August 2, 2024, the Company entered into an agreement with two related holders of approximately $1.5 million in principal amount of the 2025 Convertible Notes, pursuant to which the Company repurchased the holders’ 2025 Convertible Notes in exchange for approximately 0.1 million shares of the Company’s common stock and warrants to purchase an aggregate of approximately 0.1 million shares of the Company’s common stock. See Note 8 – Stockholders' Equity (Deficit) for further details regarding these warrants.

As a result of the July 18 and August 2, 2024 repurchases, the Company recorded a loss of $1.0 million within gain (loss) on debt restructurings, net in the three and nine months ended September 30, 2024 on the condensed consolidated statement of operations

As of September 30, 2024 and December 31, 2023, $106.8 million and $161.9 million of principal amount of the 2025 Convertible Notes was outstanding, respectively, $80.4 million of which was held by related parties.

F-15

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

The 2025 Convertible Notes consist of the following (in thousands):

	September 30, 2024	December 31, 2023
Principal	$106,824	$161,898
Add: fair value of embedded derivative	–	$–
Less: unamortized debt discount	(320)	$(1,106)
Less: unamortized issuance costs	(254)	$(880)
Net carrying amount	$106,250	$159,912

The effective interest rate of the liability component of the 2025 Convertible Notes was 4.17% and 4.23% for the three months ended September 30, 2024 and 2023, respectively, and 4.17% and 4.27% for the nine months ended September 30, 2024 and 2023, respectively.

The following table sets forth total interest expense recognized related to the 2025 Convertible Notes (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Contractual interest expense	$879	$1,315	$3,499	$3,946
Amortization of debt discount	$138	$207	550	621
Amortization of debt issuance costs	$110	$165	438	494
Total interest expense	$1,127	$1,687	$4,487	$5,061

The contractual interest expense on the 2025 Convertible Notes recorded within interest expense, net on the consolidated statements of operations attributable to related parties was $0.7 million in the three months ended September 30, 2024 and 2023 and $2.0 million in the nine months ended September 30, 2024 and 2023. As of September 30, 2024 and December 31, 2023, accrued interest due to related parties of $1.1 million and $0.4 million was included within accrued expenses and other current liabilities on the condensed consolidated balance sheets, respectively.

Asset-backed Revolving Credit Facility

In August 2022, the Company entered into a Loan and Security Agreement (as subsequently amended, the “Credit Agreement”), by and among Siena Lending Group LLC, as lender (“Lender”), Inseego Wireless, Inc., a Delaware corporation (“Inseego Wireless”), a subsidiary of the Company, and Inseego North America LLC, an Oregon limited liability company and indirect subsidiary of the Company, as borrowers (together with Inseego Wireless, the “Borrowers”), and the Company, as guarantor (together with the Borrowers, the “Credit Facility Parties”).

The Credit Agreement established a secured asset-backed revolving credit facility which was comprised of a maximum $50 million revolving credit facility (“Credit Facility”), with a minimum borrowing amount for interest calculations of $4.5 million upon execution of the Credit Agreement. Availability under the Credit Facility was determined monthly by a borrowing base comprised of a percentage of eligible accounts receivable and eligible inventory of the Borrowers. Outstanding amounts exceeding the borrowing base were to be repaid immediately. The Borrowers’ obligations under the Credit Agreement were guaranteed by the Company. The Credit Facility Parties’ obligations under the Credit Agreement were secured by a continuing security interest in all property of each Credit Facility Party, subject to certain Excluded Collateral (as defined in the Credit Agreement).

F-16

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

On May 2, 2023, (1) two related parties, South Ocean Funding, LLC and North Sound Ventures, LP (collectively, the “Credit Facility Participants”) collectively purchased a $4.0 million last-out subordinated participation interest in the Credit Agreement (the “Credit Facility Participation Interest”) from the Lender, and (2) the Borrowers entered into an amendment to the Credit Agreement which increased the borrowing base under the Credit Facility by $4.0 million, increased the minimum borrowing amount for interest calculations to $8.5 million, and modified certain covenants. In connection with the purchase of the Credit Facility Participation Interest, we agreed to pay the Credit Facility Participants an aggregate exit fee (the “Exit Fee”) ranging from 7.5% to 12.5% of the amount of the Credit Facility Participation Interest, payable upon the earlier to occur of (a) the maturity date of the Credit Facility, (b) termination of the Lender’s commitment to make revolving loans prior to the scheduled maturity date of the Credit Facility, and (c) the early redemption of the Credit Facility Participation Interest, as applicable. Further, the purchase of the Credit Facility Participation Interest granted an option for the Credit Facility Participants to purchase the subject revolving loan or to redeem its Credit Facility Participation Interest under certain circumstances. The Credit Facility Participants are each affiliates of beneficial holders of greater than five percent of our outstanding common stock.

Effective April 18, 2024, the Company exercised its right to voluntarily pay-off and terminate the Credit Facility. As a result of the termination, the Company paid the outstanding balance and related termination fees on the Credit Facility of approximately $3.0 million. The Company also paid the Exit Fee in the aggregate amount of $0.4 million to the Credit Facility Participants. South Ocean Funding, LLC is an affiliate of Golden Harbor, Ltd. and North Sound Ventures, LP is an affiliate of North Sound Management, Inc. As of April 18, 2024, each of Golden Harbor, Ltd. and North Sound Management, Inc. were beneficial owners of in excess of 5% of the Company’s outstanding common stock. As a result of the voluntary pay-off, the Company recorded a loss on extinguishment of debt of $0.8 million within other (expense) income, net on the condensed consolidated statements of operations during the nine months ended September 30, 2024.

The effective interest rate of the average outstanding balance for the Credit Facility was 36.1%, which includes 8.3% related to amortization of original issuance costs, and 58.7%, which includes 27.3% related to amortization of original issuance costs, for the nine months ended September 30, 2024 and 2023, respectively. The following table sets forth total interest expense recognized related to the Credit Facility (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Contractual interest expense	$–	$587	$312	$810
Amortization of debt issuance costs	–	472	117	705
Total interest expense	$–	$1,059	$429	$1,515

Note 6. Share-based Compensation

During the three and nine months ended September 30, 2024 and 2023, the Company granted awards under the 2018 Omnibus Incentive Compensation Plan, previously named the Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “2018 Plan”), and the 2015 Incentive Compensation Plan (the “2015 Plan”). The Compensation Committee of the Board of Directors administers the plans. Under the 2018 Plan, shares of common stock may be issued upon the exercise of stock options, in the form of restricted stock, or in settlement of restricted stock units (“RSUs”) or other awards, including awards with alternative vesting schedules such as performance-based criteria.

The following table presents total share-based compensation expense within each functional line item on the condensed consolidated statements of operations for the three and nine months ended September 30, 2024 and 2023 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cost of revenues	$23	$213	$75	$580
Research and development	196	598	437	1,288
Sales and marketing	103	315	314	901
General and administrative	871	997	1,888	2,870
Income from discontinued operations, net of tax	36	144	101	391
Total	$1,229	$2,267	$2,815	$6,030

F-17

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Stock Options

The Compensation Committee of the Board of Directors determines eligibility, vesting schedules and exercise prices for stock options granted. The Company generally uses the Black-Scholes option pricing model to estimate the fair value of its stock options. For performance stock awards subject to market-based vesting conditions, fair values are determined using the Monte-Carlo simulation model. Stock options generally have a term of ten years and vest over a three to four-year period.

The following table summarizes the Company’s stock option activity for the nine months ended September 30, 2024:

Outstanding – December 31, 2023	545,872
Granted	44,250
Exercised	(333)
Canceled	(271,438)
Outstanding – September 30, 2024	318,351
Exercisable – September 30, 2024	196,498

At September 30, 2024, total unrecognized compensation expense related to stock options was $0.5 million, which is expected to be recognized over a weighted-average period of 3.16 years.

Restricted Stock Units

Pursuant to the 2018 Plan and the 2015 Plan, the Company may issue RSUs that, upon satisfaction of vesting conditions, allow recipients to receive common stock. Issuances of such awards reduce common stock available under the 2018 Plan and 2015 Plan for stock incentive awards. The Company measures compensation cost associated with grants of RSUs at fair value, which is generally the closing price of the Company’s stock on the date of grant. RSUs generally vest over a three- to four-year period.

The following table summarizes the Company’s RSU activity for the nine months ended September 30, 2024:

Non-vested – December 31, 2023	203,008
Granted	1,105,362
Vested	(154,983)
Forfeited	(14,749)
Non-vested – September 30, 2024	1,138,638

At September 30, 2024, total unrecognized compensation expense related to RSUs was $7.8 million, which is expected to be recognized over a weighted-average period of 3.41 years.

Note 7. Earnings (Loss) per Share

Basic earnings (loss) per share (“EPS”) excludes dilution and is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock using the treasury stock method. Potentially dilutive securities (consisting primarily of the 2025 Convertible Notes calculated using the if-converted method and warrants, stock options and RSUs calculated using the treasury stock method) are excluded from the diluted EPS computation in loss periods and when their effect would be anti-dilutive.

F-18

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

The calculation of basic and diluted earnings per share was as follows (in thousands, except per share data):

	Income/(Loss) (Numerator)	Shares* (Denominator)	Per-Share Amount
For the three months ended September 30, 2024
Basic EPS
Income (Loss) from continuing operations	$7,543
Less: preferred stock dividends	(827)
Income (loss) from continuing operations attributable to common stockholders	6,716	12,337	$0.54
Income from discontinued operations, net of tax	1,426	12,337	$0.12
Income (loss) attributable to common stockholders	$8,142	12,337	$0.66
Diluted EPS
Income (loss) from continuing operations attributable to common stockholders	$6,716	12,337
Effect of dilutive 2025 Convertible Notes	(8,879)	882
Diluted EPS from continuing operations	$(2,163)	13,218	$(0.16)

Income from discontinued operations, net of tax	$1,426	12,337
Effect of dilutive 2025 Convertible Notes		882
Diluted EPS from discontinued operations	$1,426	13,218	$0.11

Income (loss) attributable to common stockholders	$8,142	12,337
Effect of dilutive 2025 Convertible Notes	(8,879)	882
Diluted EPS from net income	$(737)	13,218	$(0.06)

For the three months ended September 30, 2023
Basic and Diluted EPS
Income (Loss) from continuing operations	$(22,025)
Less: preferred stock dividends	(756)
Income (loss) from continuing operations attributable to common stockholders	(22,781)	11,697	$(1.95)
Income from discontinued operations, net of tax	220	11,697	$0.02
Income (loss) attributable to common stockholders	$(22,561)	11,697	$(1.93)

For the nine months ended September 30, 2024
Basic and Diluted EPS
Income (Loss) from continuing operations	$2,106
Less: preferred stock dividends	(2,425)
Income (loss) from continuing operations attributable to common stockholders	(319)	12,037	$(0.03)
Income from discontinued operations, net of tax	3,032	12,037	$0.25
Income (loss) attributable to common stockholders	$2,713	12,037	$0.23

For the nine months ended September 30, 2023
Basic and Diluted EPS
Income (Loss) from continuing operations	$(35,109)
Less: preferred stock dividends	(2,218)
Income (loss) from continuing operations attributable to common stockholders	(37,327)	11,225	$(3.33)
Income from discontinued operations, net of tax	3,263	11,225	$0.29
Income (loss) attributable to common stockholders	$(34,064)	11,225	$(3.03)

(*)	Adjusted retroactively for reverse stock split that occurred on January 24, 2024, see Note 1. Rounding may affect summation.

F-19

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

The following is a summary of outstanding anti-dilutive potential shares of common stock that have been excluded from diluted net loss per share attributable to common stockholders because their inclusion would have been anti-dilutive as of September 30, 2024 and 2023 (in thousands):

	As of September 30,
	2024	2023
2025 Convertible Notes*	847	1,409
Common stock warrants	875	–
Non-qualified stock options	318	732
Restricted stock units	1,139	433
Employee stock purchase plan	–	610
Total	3,179	3,184

(*) The impact of the 2025 Convertible Notes was included in the computation of diluted EPS for the three months ended September 30, 2024 as it was dilutive for the period.

Additional shares of the Company’s common stock, and warrants to purchase shares of the Company’s common stock, were issued after September 30, 2024. See Note 12. Subsequent Events for further details.

Note 8. Stockholders' Equity (Deficit)

Loan Warrants

As noted in Note 5 – Debt, on June 28, 2024 in connection with the Short-Term Loan Agreement, the Company agreed to issue to the Lender and the Participating Lenders Loan Warrants to purchase an aggregate of 550,000 shares of the Company’s Common Stock. The Loan Warrants have an exercise price of $12.12 per share of Common Stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The Loan Warrants will expire on June 28, 2028, are exercisable on a cash basis, and contain customary registration rights with respect to the shares of Common Stock issuable upon exercise of the Loan Warrants. As of September 30, 2024, none of the Loan Warrants have been exercised.

The proceeds from the Short-Term Loan Agreement, along with the related Loan Costs incurred, were allocated to the Loan Warrants and Short-Term Loan based on their relative fair values. This allocation resulted in the Warrants having a net value of $3.2 million that the Company recorded within Additional Paid-In Capital within the Company’s Condensed Consolidated Statements of Stockholders’ Deficit.

2025 Convertible Note Repurchases

As discussed in Note 5 – Debt, on July 18, 2024, the Company entered into an agreement with a holder of approximately $4.7 million in principal amount of the 2025 Convertible Notes, pursuant to which the Company repurchased the holder’s 2025 Convertible Notes in exchange for approximately 0.3 million shares of the Company’s common stock and warrants to purchase an aggregate of approximately 0.2 million shares of the Company’s common stock, plus accrued interest. The warrants have an exercise price of $13.37, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions.

As discussed in Note 5 – Debt, on August 2, 2024, the Company entered into an agreement with two related holders of approximately $1.5 million in principal amount of the 2025 Convertible Notes, pursuant to which the Company repurchased the holders’ 2025 Convertible Notes in exchange for approximately 0.1 million shares of the Company’s common stock and warrants to purchase an aggregate of approximately 0.1 million shares of the Company’s common stock, plus accrued interest. The warrants have an exercise price of $11.03, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions.

These warrants expire four years from their dates of issuance, are exercisable on a cash basis and are otherwise in substantially the same form as the Loan Warrants. The Company granted the holder customary registration rights with respect to the common shares and the shares of common stock issuable upon exercise of the warrants. As of September 30, 2024, none of these warrants have been exercised.

F-20

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Public Equity Offering

In January 2021, the Company entered into an Equity Distribution Agreement with Canaccord Genuity LLC (the “Agent”), pursuant to which the Company could offer and sell, from time to time, through or to the Agent, up to $40.0 million of shares of its common stock (the “ATM Offering”). The Company did not sell any shares under the ATM Offering during the three months ended September 30, 2023. During the nine months ended September 30, 2023 the Company sold 803,596 shares of common stock, at an average price of $7.54 per share, for net proceeds of $6.1 million, after deducting underwriter fees and discounts. Effective as of November 2, 2023, the Equity Distribution Agreement was terminated by the Company, and there will be no further sales under the ATM Offering.

Preferred Stock

The Company has a total of 2,000,000 shares of preferred stock authorized for issuance at a par value of $0.001 per share, 150,000 of which have been designated Series D Preferred Stock and 39,500 of which have been designated Series E Preferred Stock. As of September 30, 2024 and December 31, 2023, the Company had 25,000 shares of Series E preferred stock issued and outstanding.

Note 9. Geographic Information and Concentrations of Risk

Geographic Information

The following table details the Company’s revenues by geographic region based on shipping destination (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
United States and Canada	$51,072	$40,181	$137,356	$129,458
Europe (including United Kingdom)	$2,866	$1,172	4,243	1,242
Other	$94	$4	1,558	667
Total	$54,032	$41,357	$143,157	$131,367

Concentrations of Credit Risk

For the three months ended September 30, 2024, two customers accounted for 38.6% and 36.7% of revenues, respectively. For the three months ended September 30, 2023, two customers accounted for 41.3% and 34.8% of revenues, respectively.

For the nine months ended September 30, 2024, two customers accounted for 43.3% and 31.9% of revenues, respectively. For the nine months ended September 30, 2023, two customers accounted for 36.8% and 33.5%, respectively, of revenues.

As of September 30, 2024, three customers accounted for 42.4%, 24.0%, and 20.9% of accounts receivable, net, respectively. As of December 31, 2023, two customers accounted for 51.9% and 12.7% of accounts receivable, net, respectively.

Note 10. Commitments and Contingencies

Noncancellable Purchase Obligations

The Company typically enters into commitments with its contract manufacturers that require future purchases of goods or services in the three to four quarters following the balance sheet date. Such commitments are noncancellable (“noncancellable purchase obligations”). As of September 30, 2024, future payments under these noncancellable purchase obligations were approximately $64.3 million.

Legal

The Company is, from time to time, party to various legal proceedings arising in the ordinary course of business. The Company is regularly required to directly or indirectly participate in other U.S. patent infringement actions pursuant to its contractual indemnification obligations to certain customers. Based on an evaluation of these matters the Company currently believes that liabilities arising from, or sums paid in settlement of these existing matters, if any, would not have a material adverse effect on its consolidated results of operations or financial condition.

F-21

INSEEGO CORP.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Indemnification

In the normal course of business, the Company periodically enters into agreements that require the Company to indemnify and defend its customers for, among other things, claims alleging that the Company’s products infringe upon third-party patents or other intellectual property rights. The Company’s maximum exposure under these indemnification provisions cannot be estimated but the Company does not believe that there are any matters individually or collectively that would have a material adverse effect on its consolidated results of operations or financial condition.

Note 11. Income Taxes

Income taxes for both periods consisted primarily of foreign income taxes at certain of the Company’s international entities and state taxes for its U.S.-based entities. The Company’s income tax expense differs from the expected expense based on statutory rates primarily due to full valuation allowances at all of its U.S.-based entities. The increase in the Company’s income tax provision for the nine months ended September 30, 2024 compared to the same period in 2023, was driven primarily by U.S. state taxes in states which have either chosen to temporarily suspend the use of net operating losses or have franchise taxes calculated on modified gross profit.

Note 12. Subsequent Events

Subsequently Completed Repurchases and Exchanges

As discussed in Note 1 – Nature of Business and Significant Accounting Policies above, on November 6, 2024 the Company completed the previously-announced private exchanges of $91.5 million in aggregate principal amount of the 2025 Convertible Notes held by certain holders of the 2025 Convertible Notes pursuant to binding term sheets that were previously entered into with such holders, including the binding term sheets entered into on June 28, 2024 with North Sound Partners and Golden Harbor Ltd. In connection with the Subsequently Completed Repurchases and Exchanges, the Company issued to these noteholders in concurrent private placement transactions an aggregate of (i) approximately 2.4 million shares of the Company’s Common Stock, (ii) approximately $40.9 million in principal amount of New Senior Secured Notes, and (iii) warrants to purchase an aggregate of approximately 2.1 million shares of the Company’s Common Stock.

The New Senior Secured Notes bear interest at 9.0% per annum, to be paid in cash, in arrears, and on a semi-annual basis, and will have a maturity date of May 1, 2029. The New Notes are secured by a first priority lien on substantially all of Company’s assets.

The warrants have exercise prices ranging from $11.27 to $15.77 per share of Common Stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The warrants expire four years from the date of issuance and will be exercisable on a cash basis.

Affiliates of two of the noteholders involved in the Subsequently Completed Repurchases and Exchanges - Golden Harbor Ltd. and North Sound Partners - may be deemed to beneficially own more than 5% of the Company’s outstanding Common Stock. James B. Avery, a member of the Company’s Board of Directors, currently serves as Senior Managing Director of Tavistock Group, an affiliate of Golden Harbor Ltd.

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Inseego Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Inseego Corp. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive loss, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2018.

Philadelphia, Pennsylvania

February 21, 2024

F-23

INSEEGO CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$7,519	$7,143
Accounts receivable, net of allowance for expected credit losses of $1,113 and $541, respectively	22,616	25,259
Inventories	22,880	37,976
Prepaid expenses and other	5,211	7,978
Total current assets	58,226	78,356
Property, plant and equipment, net of accumulated depreciation of $28,920 and $26,049, respectively	2,758	5,390
Rental assets, net of accumulated depreciation of $7,003 and $5,484, respectively	5,083	4,816
Intangible assets, net of accumulated amortization of $39,987 and $31,629, respectively	27,140	41,383
Goodwill	21,922	21,922
Operating lease right-of-use assets	5,412	6,662
Other assets	1,256	1,420
Total assets	$121,797	$159,949
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$24,795	$29,018
Accrued expenses and other current liabilities	27,022	27,945
Revolving credit facility, net	4,094	–
Total current liabilities	55,911	56,963
Long-term liabilities:
2025 Notes, net	159,912	158,427
Revolving credit facility, net	–	7,851
Operating lease liabilities	5,039	5,903
Deferred tax liabilities, net	680	323
Other long-term liabilities	2,360	600
Total liabilities	223,902	230,067
Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, par value $0.001; 2,000,000 shares authorized:
Series E Preferred stock, par value $0.001; 39,500 shares designated, 25,000 shares issued and outstanding as of December 31, 2023 and 2022 (aggregate liquidation preference of $35,123)	–	–
Common stock, par value $0.001; 150,000,000 shares authorized, 11,878,557 shares issued and outstanding as of December 31, 2023 and 10,846,815 shares issued and outstanding as of December 31, 2022 (*)	12	11
Additional paid-in capital (*)	810,138	793,952
Accumulated other comprehensive loss	(5,327)	(6,329)
Accumulated deficit	(906,928)	(857,752)
Total stockholders’ deficit	(102,105)	(70,118)
Total liabilities and stockholders’ deficit	$121,797	$159,949

(*) Adjusted retroactively for reverse stock split that occurred on January 24, 2024, see Note 1

See accompanying notes to consolidated financial statements.

F-24

INSEEGO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended December 31,
	2023	2022
Revenues:
Mobile solutions	$80,498	$143,524
Fixed wireless access solutions	54,900	43,602
Product revenues	135,398	187,126
Services and other	60,290	58,197
Total revenues	195,688	245,323
Cost of revenues:
Product	127,157	161,943
Services and other	16,077	16,471
Total cost of revenues	143,234	178,414
Gross profit	52,454	66,909
Operating costs and expenses:
Research and development	21,513	38,290
Sales and marketing	21,504	32,825
General and administrative	20,721	26,208
Depreciation and amortization	19,759	24,490
Impairment of capitalized software	5,239	3,014
Total operating costs and expenses	88,736	124,827
Operating loss	(36,282)	(57,918)
Other income (expense):
Interest expense, net	(9,072)	(8,606)
Other income (expense), net	54	(1,910)
Loss before income taxes	(45,300)	(68,434)
Income tax provision (benefit)	885	(465)
Net loss	(46,185)	(67,969)
Series E preferred stock dividends and deemed dividends	(2,991)	(2,736)
Net loss attributable to common stockholders	$(49,176)	$(70,705)
Per share data:
Net loss per common share:
Basic and diluted (*)	$(4.32)	$(6.59)
Weighted-average shares used in computation of net loss per common share:
Basic and diluted (*)	11,372,069	10,726,933

(*) Adjusted retroactively for reverse stock split that occurred on January 24, 2024, see Note 1

See accompanying notes to consolidated financial statements.

F-25

INSEEGO CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2023	2022
Net loss	(46,185)	(67,969)
Other comprehensive (loss) gain:
Foreign currency translation adjustment	1,002	2,202
Total comprehensive loss	(45,183)	(65,767)

See accompanying notes to consolidated financial statements.

F-26

INSEEGO CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive (Loss)	Total Stockholders’
	Shares	Amount	Shares (*)	Amount	Capital	Deficit	Income	Deficit
Balance, December 31, 2021	25	$–	10,538	$105	$770,619	$(787,047)	$(8,531)	$(24,854)
Net loss	–	–	–	–	–	(67,969)	–	(67,969)
Foreign currency translation adjustment	–	–	–	–	–	–	2,202	2,202
Adjustment relating to extinguishment of 2022 Notes	–	–	–	–	1,728	–	–	1,728
Exercise of stock options, vesting of RSUs and stock issued under ESPP	–	–	310	3	1,187	–	–	1,190
Taxes withheld on net settled vesting of RSUs	–	–	(1)	–	(290)	–	–	(290)
Share-based compensation	–	–	–	–	17,875	–	–	17,875
Series E preferred stock dividends	–	–	–	–	2,736	(2,736)	–	–
Impact of retroactively adjusted stock split				(97)	97
Balance, December 31, 2022	25	–	10,847	11	793,952	(857,752)	(6,329)	(70,118)
Net loss	–	–	–	–	–	(46,185)	–	(46,185)
Foreign currency translation adjustment	–	–	–	–	–	–	1,002	1,002
Vesting of RSUs and stock issued under ESPP, net of taxes withheld	–	–	228	3	(308)	–	–	(305)
Issuance of common shares in connection with a public offering, net of issuance costs	–	–	804	8	6,049	–	–	6,057
Share-based compensation	–	–	–	–	7,444	–	–	7,444
Series E preferred stock dividends	–	–	–	–	2,991	(2,991)	–	–
Impact of retroactively adjusted reverse stock split				(10)	10			–
Balance, December 31, 2023	25	$–	11,879	$12	$810,138	$(906,928)	$(5,327)	$(102,105)

(*) Adjusted retroactively for reverse stock split that occurred on January 24, 2024, see Note 1

See accompanying notes to consolidated financial statements.

F-27

INSEEGO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(46,185)	$(67,969)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	22,522	27,206
Fair value adjustment on derivative instrument	–	(926)
Provision for expected credit losses	446	189
Impairment of capitalized software	5,239	3,014
Provision for excess and obsolete inventory	9,562	2,614
Write-off of capitalized inventory order fees	1,275	–
Impairment of operating lease right-of-use assets	469	–
Share-based compensation expense	7,444	17,875
Amortization of debt discount and debt issuance costs	1,953	2,960
Loss on debt conversion and extinguishment, net	–	450
Deferred income taxes	388	(570)
Non-cash operating lease expense	1,726	1,268
Changes in assets and liabilities, net of effects of divestiture:
Accounts receivable	1,891	2,441
Inventories	669	(3,065)
Prepaid expenses and other assets	2,441	5,642
Accounts payable	(1,860)	(26,313)
Accrued expenses other liabilities	1,110	3,450
Operating lease liabilities	(1,925)	(1,555)
Net cash provided by (used in) operating activities	7,165	(33,289)
Cash flows from investing activities:
Purchases of property, plant and equipment	(704)	(1,481)
Additions to capitalized software development costs and purchases of intangible assets	(9,465)	(11,838)
Net cash used in investing activities	(10,169)	(13,319)
Cash flows from financing activities:
Net repayment of bank and overdraft facilities	(186)	(569)
Net (repayments) borrowings on asset-backed revolving credit facility	(3,757)	7,851
Payment of debt issuance costs on asset-backed revolving credit facility	–	(1,126)
Principal payments under finance lease obligations	–	(62)
Principal payments on financed assets	–	(1,567)
Proceeds from a public offering, net of issuance costs	6,057	–
Proceeds from stock option exercises and ESPP	97	900
Net cash provided by financing activities	2,211	5,427
Effect of exchange rates on cash	1,169	(1,488)
Net increase (decrease) in cash, cash equivalents and restricted cash	376	(42,669)
Cash, cash equivalents and restricted cash, beginning of period	7,143	49,812
Cash and cash equivalents, end of period	$7,519	$7,143

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$6,013	$5,535
Income taxes	$142	$168

Supplemental disclosures of non-cash activities:
Transfer of inventories to rental assets	$3,415	$442
Right-of-use assets obtained in exchange for operating leases liabilities	$1,030	$705
Capital expenditures financed through accounts payable or accrued liabilities	$98	$2,276

See accompanying notes to consolidated financial statements.

F-28

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies

Inseego Corp. (the “Company”, “Inseego”, “We” or “Our”) is a leader in the design and development of fixed and mobile wireless products as well as cloud solutions for businesses, consumers, and governments around the globe. Our products and solutions are powered by our key wireless innovations in mobile and FWA technologies, including a suite of products employing the 5G NR standards, and purpose-built SaaS cloud platforms.

Inseego is a Delaware corporation formed in 2016 and is the successor to Novatel Wireless, Inc., a Delaware corporation formed in 1996, resulting from an internal reorganization that was completed in November 2016. The Company’s principal executive office is located at 9710 Scranton Road, Suite 200, San Diego, CA 92121. The Company’s corporate offices are also located at 9710 Scranton Road, Suite 200, San Diego CA 92121 and its sales and engineering offices are located throughout the world. Inseego’s common stock trades on the NASDAQ Global Select Market under the trading symbol “INSG.”

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Basis of presentation

The consolidated financial statements of Inseego Corp. present information in accordance with generally accepted accounting principles in the U.S. (“GAAP”), have been prepared pursuant to the rules and regulations of the SEC and, in the opinion of management, present fairly the consolidated financial position, results of operations and cash flows of the Company and its wholly-owned subsidiaries for the periods presented.

Reclassifications

Certain amounts recorded in the prior period consolidated financial statements have been reclassified to conform to the current period financial statement presentation. These reclassifications had no effect on previously reported operating results.

During 2023 the Company has reclassified revenue on the Consolidated Statement of Operations. Historically, the Company classified revenues from products and services into two categories, IoT & Mobile Solutions and Enterprise SaaS Solutions. The Company is now classifying revenues from products and services into the following two categories: Product Revenue, which consists of our Mobile Solutions and Fixed Wireless Access Solutions, and Services and Other. See Revenue Recognition below for a description of these groupings. Additionally, during 2023 the Company reclassified all depreciation and amortization expense previously recorded in the operating expense line items of research and development, sales and marketing, and general and administrative expenses on the Consolidated Statement of Operations into a separate line labeled Depreciation and amortization. All prior periods have been reclassified to conform to the current period presentation for these changes.

Reverse Stock Split

On January 24, 2024, the Company completed a 1-for-10 reverse stock split of its issued and outstanding common stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, each share of common stock issued and outstanding immediately prior to January 24th were automatically converted into one-tenth (1/10) of a share of common stock. The Reverse Stock Split affected all common stockholders uniformly and did not alter any stockholder's percentage interest in the Company's equity, except to the extent that the Reverse Stock Split would result in a stockholder owning a fractional share. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive a fractional share instead were entitled to receive cash in lieu of such fractional share.

The Reverse Stock Split did not change the par value of the common stock or the authorized number of shares of common stock. All outstanding convertible notes entitling their holders to purchase or obtain or convert into shares of our common stock were adjusted, as required by the terms of these securities.

All common share and per-share amounts in this Form 10-K have been retroactively restated to reflect the effect of the Reverse Stock Split.

F-29

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Information

The Company has one reportable segment. The Chief Executive Officer, who is also the Chief Operating Decision Maker, does not manage any part of the Company separately, and the allocation of resources and assessment of performance is based solely on the Company’s consolidated operations and financial results.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent liabilities. Actual results could differ materially from these estimates. Estimates are assessed each period and updated to reflect current information. Significant estimates include revenue recognition, capitalized software costs, allowance for credit losses, provision for excess and obsolete inventory, accrued liabilities related to our contract manufacturers, valuation of tangible and intangible long-lived assets, valuation of goodwill, valuation of derivatives, accruals relating to litigation, income taxes and share-based compensation expense.

Risks and Uncertainties

We may be affected by various macroeconomic factors and the current and future conditions in the global financial markets. The global credit and financial markets have recently experienced volatility and disruptions, including diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, rising interest rates, inflation, increases in unemployment rates and uncertainty about economic stability. The inflationary pressures impacting the global supply chain could potentially increase the cost of revenues in the current and future years. The ongoing inflation challenges could adversely impact future revenues, gross margins and financial results.

Furthermore, a global semiconductor supply shortage continues to have wide-ranging impacts across the technology industry. While the shortage has not materially impacted the Company’s operations and financial results, it may negatively impact the Company’s customers and the supply of materials needed for testing and production timeline. The Company’s suppliers, contract manufacturers, and customers are all taking actions to reduce the impact of the semiconductor shortage; however, if the shortage persists, the impact on operations and financial results could be material.

Liquidity

As of December 31, 2023, the Company had available cash and cash equivalents totaling $7.5 million, working capital of $2.3 million, and $3.2 million of availability to borrow under its secured asset-backed Credit Facility (as defined below).

The Company has a history of operating and net losses and overall usage of cash from operating and investing activities. The Company’s management believes that its cash and cash equivalents on-hand, together with anticipated cash flows from operations, expected availability under its secured asset-backed Credit Facility, and anticipated savings from ongoing cost reduction efforts, will be sufficient to meet its cash flow needs for the next twelve months from the filing date of this report. The Company’s ability to attain profitable operations and generate positive cash flow is dependent upon achieving a level and mix of revenues adequate to support its evolving cost structure. If events or circumstances occur such that the Company does not meet its operating plan as expected, or if the Company becomes obligated to pay unforeseen expenditures as a result of potential litigation or otherwise, the Company may be required to raise capital, reduce planned research and development activities, incur additional restructuring charges or reduce other operating expenses and capital expenditures, which could have an adverse impact on the Company’s ability to achieve its intended business objectives.

The Company’s Credit Facility has a maturity date of December 31, 2024. The Company’s convertible 2025 Notes (as defined below) have a principal balance of $161.9 million and matures on May 1, 2025. The Company’s intention is to restructure or refinance the Credit Facility and the 2025 Notes, however there can be no assurance that any required or desired restructuring or financing will be available on terms favorable to the Company, or at all. See Note 5 – Debt for more information on the Credit Facility and the 2025 Notes.

F-30

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash, Cash Equivalents, and Restricted Cash

Cash and cash equivalents include highly liquid investments with original maturities of three months or less. The Company’s cash and cash equivalents are generally held with large financial institutions worldwide to reduce the amount of exposure to credit risk. Cash and cash equivalents are recorded at market value, which approximates cost. There are no cash equivalents as of December 31, 2023 or December 31, 2022. Gains and losses associated with the Company’s foreign currency denominated demand deposits are recorded as a component of other income, net, in the consolidated statements of operations. Restricted cash held in escrow as of December 31, 2021 was released during 2022 and we no longer have any restricted cash on our balance sheet as of December 31, 2023 and December 31, 2022.

Revenue Recognition

The Company’s products and services primarily include intelligent mobile hotspots, wireless routers for IoT applications, USB modems, integrated telematics and mobile tracking hardware devices, which are supported by applications software and cloud services designed to enable customers to easily analyze data insights and configure and manage their hardware.

The Company classifies its revenues from the sale of its products and services into two categories, Product Revenue, which consists of our Mobile Solutions and Fixed Wireless Access Solutions, and Services and Other.

See geographic disaggregation information in Note 12 – Geographic Information and Concentrations of Risk.

Mobile solutions: Our Mobile wireless product portfolio consists of intelligent mobile broadband solutions, HD quality VoLTE products, 4G mobile solutions and an advanced 5G portfolio of mobile products. Our mobile broadband solutions, sold under the MiFi brand, are actively used by millions of end users annually to provide secure and convenient high-speed access to corporate, public and personal information through the Internet and enterprise networks. Our mobile portfolio includes cloud offerings with Inseego Connect for device management, and 5G SD EDGE for secure networking enabling corporate managed mobile remote workforce.

Fixed wireless access solutions: Our Fixed Wireless Solutions product portfolio consists of indoor, outdoor and industrial wireless broadband solutions. Our Fixed Wireless solutions, sold under the Wavemaker and Skyus brands, are sold by wireless operators such as T-Mobile, U.S. Cellular and Verizon Wireless along with distribution and channel partners.

Services and other: Services and other primarily consists of various subscription offerings within the Company’s telematics platforms, which provide fleet vehicle, aviation ground vehicle and asset tracking and performance information, and other telematics applications; services performed under our Inseego Subscribe SaaS application, which provides managed the selection, deployment, and spend of customers’ wireless assets; and non-recurring engineering services provided to our customers.

Revenue Recognition Criteria

The Company follows Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (as amended, “ASC 606”), which provides guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate. The standard requires that an entity recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The Company recognizes revenue upon transfer of control of products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company determines revenue recognition according to the following five steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when, or as, performance obligations are satisfied. Substantially all of our product revenues are recognized at a point in time, while substantially all of our service and other revenues are recognized over time.

F-31

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Customer Contracts

The Company routinely enters into a variety of agreements with customers, including quality agreements, pricing agreements and master supply agreements which outline the general commercial terms and conditions under which the Company does business with a specific customer, including shipping terms and pricing for the products and services that the Company offers. The Company also sells to some customers solely based on purchase orders. The Company has concluded, for the vast majority of its revenues, that its contracts with customers are either a purchase order or the combination of a purchase order with a master supply agreement.

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

Performance Obligations

The Company’s performance obligations are established when a customer submits a purchase order notification (in writing, electronically or verbally) for goods and services, and the Company accepts the order. The Company identifies performance obligations as the delivery of the requested product or service in appropriate quantities and to the location specified in the customer’s contract and/or purchase order. The Company generally recognizes revenue upon the satisfaction of these criteria when control of the product or service has been transferred to the customer at which time the Company has an unconditional right to receive payment. The Company’s prices are fixed and have no history of being affected by contingent events that could impact the transaction price. The Company does not offer price concessions and does not accept payment that is less than the price stated upon acceptance of a customer purchase order.

The Company enters into contracts that may include various combinations of products and services which are generally capable of being distinct and accounted for as separate performance obligations.

Hardware. Hardware revenue from the sale of the Company’s devices is recognized when the Company transfers control to the customer, typically at the time when the product is delivered, shipped or installed, at which time, title passes to the customer and there are no further performance obligations with regards to the hardware device. The Company also considered the performance obligations in its customer master supply agreements and determined that, for the majority of its revenue, the Company generally satisfies performance obligations at a point in time upon delivery of the product to the customer.

Maintenance and support services revenue. Periodically, the Company sells separately-priced warranty contracts that extend beyond the Company’s base warranty period. The separately priced service contracts range from 12 to 36 months. The Company typically receives payment at the inception of the contract and recognizes revenue as earned on a straight-line basis over the term of the contract. The Company’s estimated allowances for product warranties can vary from actual results and the Company may have to record additional charges to cost of revenue.

Within cost of revenue, the Company records an estimate to reflect its standard warranty obligation to end users to provide for replacement of a defective product. The standard obligation period for most regions is 12 months. Factors that affect the warranty obligation include product failure rates, material usage, and service delivery costs incurred in correcting product failures.

SaaS and other services. SaaS subscription revenue is recognized over time on a ratable basis over the contract term beginning on the date that its service is made available to the customer. Subscription periods range from monthly to multi-year, with the majority of contracts being one to three years in length. Revenues from the Company’s SaaS subscription services represent a single promise to provide continuous access to its software solutions and their processing capabilities, in the form of a service, through one of the Company’s data centers or a hosted data center. As each day of providing access to the software is substantially the same, and the customer simultaneously receives and consumes the benefits as access is provided, the Company has determined that its subscription services arrangements include a single performance obligation comprised of a series of distinct services. The Company’s SaaS subscriptions also include an unspecified volume of call center support and any remote system diagnostic and software upgrades as needed. These services are combined with the recurring monthly subscription service since they are highly interrelated and interdependent.

F-32

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our telematics services include devices which collect and transmit information from vehicles or other assets. The Company’s customers have an option to purchase the monitoring device or lease it over the term of the contract. If the customer purchases the hardware device, the Company recognizes the revenue at a point in time as discussed above. Because the Company’s rental asset contracts qualify as operating leases under Accounting Standards Codification (“ASC”) 842, Leases, and the contracts also include services to operate and maintain the underlying asset, the Company has elected to combine the lease and non-lease components because the service is the predominant element in the eyes of the customer and the pattern of service delivery is the same for both elements. The Company recognizes revenue ratably over time throughout the term of the contract.

Professional services revenue. From time to time, the Company enters into special engineering design service agreements. Revenues from engineering design services are designed to meet specifications of a particular product, and therefore do not create an asset with an alternative use. The Company recognizes revenue based on the achievement of certain applicable milestones and the amount of payment the Company believes it is entitled to at the time.

Multiple performance obligations. The Company’s contracts with customers may include commitments to transfer multiple products and services to a customer. When hardware, software and services are sold in various combinations, judgment is required to determine whether each performance obligation is considered distinct and accounted for separately, or not distinct and accounted for together with other performance obligations. The Company considered the performance obligations in its customer master supply agreements and determined that, for the majority of its revenue, the Company generally satisfies performance obligations at a point in time upon delivery of the product to the customer.

In instances where the software elements included within hardware for various products are considered to be functioning together with non-software elements to provide the tangible product’s essential functionality, these arrangements are accounted for as a single distinct performance obligation.

Judgment is required to determine the stand-alone selling price (“SSP”) for each distinct performance obligation. When available, the Company uses observable inputs to determine SSP. In instances where SSP is not directly observable, such as when the Company does not sell the product or service separately, it determines the SSP based on a cost-plus model as market and other observable inputs are seldom present based on the proprietary nature of the Company’s products.

Contract Assets

The Company capitalizes sales commissions earned by its sales force as contract acquisition costs if such costs are significant and both incremental and recoverable. Any capitalized sales commissions are either deferred and amortized over a period of benefit exceeding one year or are expensed as incurred if the period of benefit is one year or less. There were no contract assets related to customer acquisition costs as of December 31, 2023 or 2022 since the Company’s customer contracts are predominantly hardware sales that are immediately recognized as revenue upon either shipment or delivery, and therefore the related contract acquisition costs are also immediately recognized. Sales commissions are included in sales and marketing expense as incurred. Sales commissions associated with SaaS offerings are not material.

Contract Liabilities

Timing of revenue recognition may differ from the timing of invoicing to customers. If customers are invoiced for subscription services in advance of the service period, then deferred revenue is recorded. Contract liabilities are also recorded when the Company collects payments in advance of performing the services. As of December 31, 2023 and 2022, the Company had contract liabilities comprised of $5.6 million and $5.1 million of short-term deferred revenue included within accrued expenses and other current liabilities and $1.7 million and $0.6 million of long-term deferred revenue included within other long-term liabilities on the consolidated balance sheets, respectively.

Cost of Revenues

Cost of revenues includes the costs associated with the manufacturing of our portfolio of hardware devices, as well as direct personnel costs for employees and contractors, depreciation and amortization, and other period adjustments related to costs of inventories sold or for sale or use in manufacturing.

F-33

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shipping and Handling Charges

Fees charged to customers for shipping and handling of products are included in product revenues, and costs for shipping and handling of products are included as a component of sales and marketing expense. Shipping and handling costs were approximately $1.0 million and $2.3 million for the years ended December 31, 2023 and December 31, 2022, respectively.

Taxes Collected from Customers

Taxes collected on the value of transaction revenue are excluded from product and services revenues and cost of sales and are accrued in current liabilities until remitted to governmental authorities.

Accounts Receivable and Allowance for Expected Credit Losses

Accounts receivable are customer obligations generally due under normal trade terms for the industry. Credit terms are granted and periodically revised based on evaluations of the customer’s financial condition. The Company performs ongoing credit evaluations of its customers. The Company’s payment terms are generally net 30 days from invoice date and could go up to 90 days for large carrier customers.

The Company recognizes an allowance for credit losses at the time a receivable is recorded based on its estimate of expected credit losses and adjusts this estimate over the life of the receivable as needed. The Company evaluates the aggregation and risk characteristics of a receivable pool and develops loss rates that reflect historical collections, current forecasts of future economic conditions over the time horizon the Company is exposed to credit risk, and payment terms or conditions that may materially affect future forecasts. As needed, amounts are written-off when determined to be uncollectible.

As of December 31, 2023 and 2022, the Company reported $22.6 million and $25.3 million, respectively, of accounts receivable, net of allowances of $1.1 million and $0.5 million, respectively.

Inventories and Provision for Excess and Obsolete Inventory

Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. Inbound shipping and handling costs are classified as a component of cost of revenues in the consolidated statements of operations. The Company reviews the components of its inventory and its inventory purchase commitments on a regular basis for excess and obsolete inventory based on estimated future usage and sales. Write-downs in inventory value or losses on inventory purchase commitments depend on various items, including factors related to customer demand, economic and competitive conditions, technological advances or new product introductions by the Company or its customers that vary from its current expectations. Whenever inventory is written down, a new cost basis is established and the inventory is not subsequently written up if market conditions improve.

Intangible Assets other than Goodwill

Intangible assets include purchased finite-lived and indefinite-lived intangible assets resulting from previous acquisitions, along with the costs of non-exclusive and perpetual worldwide software technology licenses and capitalized software development costs for both internal and external use. Finite-lived intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets, which range from two to ten years. Indefinite-lived intangible assets, including in-process capitalized software development costs, are not amortized; however, they are tested for impairment annually, and between annual tests, if certain events occur indicating that the carrying amounts may be impaired.

F-34

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Software Development Costs for External Use

Software development costs for external use are expensed as incurred until technological feasibility has been established, at which time those costs are capitalized as intangible assets until the software is available for general release to customers. Capitalized software development costs are amortized on a straight-line basis over the estimated economic life. The straight-line recognition method approximates the manner in which the expected benefit will be derived. Costs incurred to enhance existing software or after the software is available for general release to customers are expensed in the period they are incurred and included in research and development expense in the consolidated statements of operations. At each balance sheet date, the unamortized capitalized software development cost for external use is compared to its net realizable value by analyzing critical inputs such as expected future lifetime revenue. The amount by which unamortized software costs exceed the net realizable value, if any, is recognized as a charge to amortization expense in the period it is determined.

Software Development Costs for Internal Use

Costs incurred in the preliminary stages of development are expensed as incurred and included in research and development expense in the consolidated statements of operations. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized. Capitalization ceases upon completion of all substantial testing performed to ensure the product is ready for its intended use. The Company also capitalizes costs related to specific upgrades and enhancements of internal-use software when it is probable that the expenditures will result in additional functionality. Maintenance and training costs are expensed as incurred. Capitalized internal-use software costs are recorded as intangible assets and are amortized on a straight-line basis to general and administrative expense in the consolidated statement of operations over the estimated useful life of the software. The Company tests these assets for impairment whenever events or circumstances occur that could impact their recoverability.

Valuation of Indefinite-Lived Intangible Assets

The Company performs an annual impairment review of indefinite-lived assets during the fourth quarter of each year, and more frequently if the Company believes indicators of impairment exist. To review for impairment, the Company first assesses qualitative factors to determine whether events or circumstances lead to a determination that it is more likely than not that the fair value of the asset is less than its carrying amount. The Company’s qualitative assessment is based on various macroeconomic, industry-specific, and company specific factors. These factors include: (i) industry or economic trends; (ii) current, historical, or projected financial performance, and; (iii) the Company’s market capitalization. After assessing the totality of events and circumstances, if the Company determines that it is not more likely than not that the fair value of the asset is less than its carrying amount, then no further assessment is performed. If the Company determines that it is more likely than not that the fair value of the asset is less than its carrying amount, then the Company calculates the fair value of the asset and compares the fair value to the asset’s carrying value. An impairment charge is recognized if the asset’s estimated fair value is less than it’s carrying value. The Company did not record any impairment losses related to indefinite-lived intangible assets during the years ended December 31, 2023 and 2022.

Goodwill

Goodwill represents the excess purchase price over estimated fair value of net assets of businesses acquired in a business combination. Goodwill is tested for impairment during the fourth quarter of each year, and more frequently if the Company believes indicators of impairment exist.

Valuation of Goodwill

Goodwill is tested for impairment at the reporting unit level by first assessing qualitative factors to determine whether events or circumstances lead to a determination that it is more likely than not that the fair value of the Company’s reporting unit is less than its carrying amount. The Company’s qualitative assessment is based on various macroeconomic, industry-specific, and company specific factors. These factors include: (i) industry or economic trends; (ii) current, historical, or projected financial performance, and; (iii) the Company’s market capitalization. After assessing the totality of events and circumstances, if the Company determines that it is not more likely than not that the fair value of the Company’s reporting unit is less than its carrying amount, no further assessment is performed. If the Company determines that it is more likely than not that the fair value of the Company’s reporting unit is less than its carrying amount, the Company calculates the fair value of the reporting unit and compares the fair value to the reporting unit’s carrying amount. An impairment charge is recognized if the fair value of the business (reporting unit) is less than its carrying value. The Company has identified two reporting units for the purpose of goodwill impairment testing, Ctrack and Inseego North America (“INA”), and performed a qualitative test for goodwill impairment of the two reporting units during the fourth fiscal quarter. Based upon the results of qualitative testing, the Company believed that it was more-likely-than not that the fair value of these reporting units were greater than their respective carrying values. For the years ended December 31, 2023 and 2022, the Company recorded no impairment loss related to goodwill.

F-35

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-Lived Assets

The Company periodically evaluates the carrying value of the unamortized balances of its long-lived assets, including property, plant and equipment and rental assets, to determine whether impairment of these assets has occurred or whether a revision to the related amortization periods should be made. If the carrying value of the long-lived asset group exceeds the estimated future undiscounted cash flows, an impairment loss is recorded based on the amount by which the asset group’s carrying amount exceeds its fair value. Fair value is determined based on an evaluation of the assets’ associated discounted future cash flows or appraised value. For the years ended December 31, 2023 and 2022, the Company had no impairment loss related to long-lived assets, except for the impairment of the capitalized software development costs for internal and external use, described further Note 3 – Goodwill and Other Intangible Assets.

Property, Plant and Equipment

Property, plant and equipment are initially stated at cost and depreciated using the straight-line method. Land is not depreciated. Buildings are depreciated over 50 years. Leasehold improvements are depreciated over the shorter of the related remaining lease period or useful life, not to exceed 5 years. Product tooling is depreciated over 13 months. Computer equipment, purchased software, vehicles, production equipment, and furniture and fixtures, are depreciated over lives ranging from 2 to 7 years. Amortization of equipment under finance leases is included in depreciation expense.

Expenditures for repairs and maintenance are expensed as incurred. Expenditures for major renewals and betterment that extend the useful lives of existing property, plant and equipment are capitalized and depreciated. Upon retirement or disposition of property, plant and equipment, any resulting gain or loss is recognized in other income (expense), net, in the consolidated statements of operations.

Rental Assets

The cost of rental assets, which represents fleet management and vehicle tracking hardware installed in customers’ vehicles where such hardware is provided as part of a fixed term contract with the customer, is capitalized and disclosed separately in the consolidated balance sheets. The Company recognizes depreciation expense on rental assets to costs of services and other revenues on a straight-line basis over the term of the contract, generally three to four years, commencing on installation of the rental asset.

Convertible Debt Instruments

The Company evaluates embedded features within convertible debt that will be settled in shares upon conversion under ASC 815, Derivatives and Hedging (“ASC 815”) to determine whether the embedded feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings.

If an embedded derivative is bifurcated from share-settled convertible debt, then the Company records the debt component at cost less a debt discount equal to the bifurcated derivative’s fair value. The Company amortizes the debt discount over the life of the debt instrument as additional non-cash interest expense utilizing the effective interest method. The convertible debt and the derivative liability are presented in total on the consolidated balance sheet. The derivative liability is remeasured at each reporting period with changes in fair value recorded in the consolidated statements of operations within other income (expense), net.

Derivative Financial Instruments

The Company evaluates stock warrants, debt instruments and other contracts to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for under the relevant sections of ASC 815. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative financial instrument and is marked-to-market at each balance sheet date and recorded as an asset or liability. In the event that the fair value is recorded as an asset or liability, the change in fair value is recorded in the consolidated statements of operations as other income or other expense. Upon conversion, exercise or expiration of a derivative financial instrument, the instrument is marked to fair value.

F-36

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Research and Development

Research and development expense consists primarily of personnel costs for our engineers engaged in the design and development of our products, software and technologies, project material costs, services, depreciation and amortization. Such costs are charged to research and development expense as they are incurred, to the extent not capitalized as software development costs for external or internal use.

Lease Accounting

Lessee Arrangements

The Company determines if an arrangement contains a lease at inception. The Company primarily leases office space, automobiles and equipment. Certain of the Company’s leases contain provisions that provide for one or more options to renew at the Company’s sole discretion. Certain real estate leases also include executory costs such as common area maintenance. The Company accounts for lease and non-lease components, including common area maintenance, as a single lease component as a practical expedient election. None of the Company’s operating lease agreements contain any material residual value guarantees or material restrictive covenants.

Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The lease term includes the base non-cancelable term, and any renewal options that are reasonably certain to be exercised at the commencement date. The Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. ROU assets also include any lease prepayments made and exclude lease incentives. Rental expense related to operating leases is recognized on a straight-line basis over the lease term. The Company has elected the practical expedient to exclude any short-term lease, defined as a lease with an original term of 12 months or less, from the provisions of ASC 842, Leases.

Variable lease payments that do not depend on an index or rate are excluded from the measurement of ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred.

The Company has elected not to present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise.

Lessor Arrangements

The Company serves as lessor for certain monitoring device leases and classifies such arrangements as operating leases. Accordingly, the Company carries rental devices at historical cost less accumulated depreciation and impairment, if any. The Company combines the lease and the non-lease components under these arrangements because the service is the predominant element from the customer’s perspective and the pattern of service delivery is the same for both elements. The Company accounts for the combined component as a single performance obligation under ASC 606.

Foreign Currency Transactions

Foreign currency transactions are transactions denominated in a currency other than a subsidiary’s functional currency. A change in the exchange rate between a subsidiary’s functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. Such increase or decrease is reported by the Company as a foreign currency transaction gain or loss within Other income (expense), net, in the consolidated statements of operations. We recognize foreign currency transaction gains and losses primarily on intercompany transactions between certain subsidiaries in foreign countries. Based upon historical experience, the Company anticipates repayment of these transactions in the foreseeable future and recognizes realized and unrealized gains and losses on these transactions in the period in which they occur.

F-37

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency Translation

Assets and liabilities of the Company’s international subsidiaries in which the local currency is the functional currency are translated into U.S. Dollars at period-end exchange rates. Income and expenses are translated into U.S. Dollars at the average exchange rates during the period. The resulting translation adjustments are included in the Company’s consolidated balance sheets as a component of accumulated other comprehensive loss.

Income Taxes

The Company recognizes federal, state and foreign current tax liabilities or assets based on its estimate of taxes payable to or refundable by tax authorities in the current fiscal year. The Company also recognizes federal, state and foreign deferred tax liabilities or assets based on the Company’s estimate of future tax effects attributable to temporary differences and carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. The Company evaluates deferred income taxes on a quarterly basis to determine if valuation allowances are required by considering available evidence. If the Company is unable to generate sufficient future taxable income in certain tax jurisdictions, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, the Company could be required to increase its valuation allowance against its deferred tax assets which could result in an increase in the Company’s effective tax rate and an adverse impact on operating results. The Company will continue to evaluate the necessity of the valuation allowance based on the remaining deferred tax assets.

The Company recognizes the impact of an uncertain income tax position on an income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Uncertain tax positions are recognized in the first subsequent financial reporting period in which that threshold is met or from changes in circumstances such as the expiration of applicable statutes of limitations. The Company’s policy is to include interest and penalties related to such positions as a component of income tax expense.

Litigation

The Company is, from time to time, party to various legal proceedings arising in the ordinary course of business. The Company records a loss when information indicates that a loss is both probable and reasonably estimable. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, the Company records the minimum estimated liability related to the claim. As additional information becomes available, the Company revises its estimates, if necessary. The Company expenses litigation costs as incurred.

Share-Based Compensation

The Company has granted stock options and restricted stock units (“RSUs”) to employees, non-employee consultants and non-employee members of our Board of Directors. The Company also has an employee stock purchase plan (“ESPP”) for eligible employees. The Company measures the compensation cost associated with all share-based payments based on grant date fair values. The fair value of each stock option and stock purchase right is estimated on the date of grant using an option pricing model that meets certain requirements. The Company generally uses the Black-Scholes option pricing model to estimate the fair value of its stock options and stock purchase rights. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the Company’s stock price and a number of assumptions, including expected volatility, expected term, risk-free interest rate and expected dividends.

F-38

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For grants of stock options, the Company uses a blend of historical and implied volatility for traded options on its stock in order to estimate the expected volatility assumption required in the Black-Scholes model. The Company’s use of a blended volatility estimate in computing the expected volatility assumption for stock options is based on its belief that while the implied volatility is representative of expected future volatility, the historical volatility over the expected term of the award is also an indicator of expected future volatility. Due to the short duration of stock purchase rights under the Company’s ESPP, the Company utilizes a blended volatility estimate that consists of implied volatility and historical volatility in order to estimate the expected volatility assumption of the Black-Scholes model.

The expected term of stock options granted is estimated using historical experience. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected terms of the Company’s stock options and stock purchase rights. The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts. The Company estimates forfeitures at the time of grant and revises these estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company estimates its forfeiture rate assumption for all types of share-based compensation awards based on historical forfeiture rates related to each category of award.

Compensation cost associated with grants of restricted stock units are measured at fair value, which has historically been the closing price of the Company’s common stock on the date of grant.

The Company recognizes share-based compensation expense over the requisite service period of each individual award, which generally equals the vesting period, using the straight-line method for awards that contain only service conditions. For awards that contain performance conditions, the Company recognizes the share-based compensation expense on a straight-line basis for each vesting tranche, when achievement of that tranche is considered probable.

The Company evaluates the assumptions used to value stock awards on a quarterly basis. If factors change and the Company employs different assumptions, share-based compensation expense may differ significantly from what it has recorded in the past. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any remaining unearned share-based compensation expense.

Retirement Savings Plan

The Company has a defined contribution 401(k) retirement savings plan (the “Plan”). Substantially all of the Company’s U.S. employees are eligible to participate in the Plan after meeting certain minimum age and service requirements. The Company matches 50% of the first 6% of an employee’s designated deferral of their eligible compensation. Employees may make discretionary contributions to the Plan subject to Internal Revenue Service limitations. Employer matching contributions under the Plan were $0.7 million and $0.9 million for the years ended December 31, 2023 and 2022, respectively. Employer matching contributions vest immediately.

Net Loss Per Share Attributable to Common Stockholders

Net loss attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares that were outstanding during the period. Diluted net loss attributable to common stockholders (“EPS”) reflects the potential dilution that could occur if securities or other contracts to acquire common stock were exercised or converted into common stock. Potentially dilutive securities are excluded from the diluted EPS computation in loss periods as their effect would be anti-dilutive.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). A fair value measurement reflects the assumptions market participants would use in pricing an asset or liability based on the best available information. These assumptions include the risk inherent in a particular valuation technique (such as a pricing model) and the risks inherent in the inputs to the model.

F-39

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company classifies inputs to measure fair value using a three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The categorization of financial instruments within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels and is defined as follows:

Level 1:    Pricing inputs are based on quoted market prices for identical assets or liabilities in active markets (e.g., NYSE or NASDAQ). Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:    Pricing inputs include benchmark yields, trade data, reported trades and broker dealer quotes, two-sided markets and industry and economic events, yield to maturity, Municipal Securities Rule Making Board reported trades and vendor trading platform data. Level 2 includes those financial instruments that are valued using various pricing services and broker pricing information including Electronic Communication Networks and broker feeds.

Level 3:    Pricing inputs include significant inputs that are generally less observable from objective sources, including the Company’s own assumptions.

The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

Comprehensive Loss

Comprehensive loss consists of two components: net loss and other comprehensive loss. Other comprehensive loss refers to losses that are recorded as an element of stockholders’ deficit and are excluded from net loss. The Company’s other comprehensive loss is currently composed of foreign currency translation adjustments.

Recently Adopted Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity's Own Equity (Subtopic 815-40)-Accounting For Convertible Instruments and Contracts in an Entity's Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted net income per share calculation in certain areas. The guidance is effective for annual and interim periods beginning after December 15, 2021. The Company adopted the ASU in the first quarter of 2022 and there was no impact to the consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The ASU addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. The ASU is effective for annual and interim periods beginning after December 15, 2021. The Company adopted the ASU in the first quarter of 2022 and there was no impact to the consolidated financial statements.

In September 2022, the FASB issued ASU No. 2022-04, Liabilities—Supplier Finance Programs (Subtopic 405-50). The ASU requires disclosure of the key terms of outstanding supplier finance programs and a rollforward of the related obligations. The ASU does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The ASU is effective for annual and interim periods beginning after December 15, 2022, except for the rollforward requirement, which is effective for annual periods beginning after December 15, 2023. The Company adopted the ASU in the first quarter of 2023 and there was no impact to the consolidated financial statements.

F-40

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements Not Yet Adopted

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC's Disclosure Update and Simplification Initiative. The FASB issued the standard to introduce changes to US GAAP that originate in either SEC Regulation S-X or S-K, which are rules about the form and content of financial reports. The provisions of the standard are contingent when the SEC removes the related disclosure provisions from Regulation S-X and S-K. The company does not expect the provisions of the standard to have a material impact on the Company's financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires that an entity report segment information in accordance with Topic 280, Segment Reporting. The amendment in the ASU is intended to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. The amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact of the new standard on its consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid information. Early adoption is permitted. A public entity should apply the amendments in ASU 2023-09 prospectively to all annual periods beginning after December 15, 2024. The Company is currently evaluating the impact of this standard on our consolidated financial statements and related disclosures.

Note 2. Financial Statement Details

Inventories

Inventories consist of the following (in thousands):

	December 31,
	2023	2022
Finished goods	$21,264	$31,153
Raw materials and components	1,616	6,823
Total inventories	$22,880	$37,976

During the year ended December 31, 2023, the Company recorded a write-down of $9.6 million to reflect inventories at net realizable value, in addition to a $1.3 million write-off of capitalized inventory order fees. Further, management accrued an additional $6.8 million in net charges for contract manufacturing liabilities (whose remaining balance is accrued in the Accrued Expenses and Other Current Liabilities section below) related to excess materials at the contract manufacturers’ sites. All $17.7 million of these charges are recorded in product cost of revenues on the consolidated statement of operations.

F-41

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prepaid expenses and other

Prepaid expenses and other consists of the following (in thousands):

	December 31,
	2023	2022
Rebate receivables	$1,950	$2,038
Receivables from contract manufacturers	1,823	3,561
Other	1,438	2,379
Total prepaid expenses and other	$5,211	$7,978

Property, plant and equipment

Property, plant and equipment consists of the following (in thousands):

	December 31,
	2023	2022
Test equipment	$19,717	$19,724
Computer equipment and purchased software	4,590	4,603
Product tooling	5,153	5,007
Furniture and fixtures	1,331	1,214
Vehicles	115	119
Leasehold improvements	772	772
Total property, plant and equipment, gross	31,678	31,439
Less—accumulated depreciation and amortization	(28,920)	(26,049)
Total property, plant and equipment, net	$2,758	$5,390

Rental assets

Rental assets consist of the following (in thousands):

	December 31,
	2023	2022
Rental assets	$12,086	$10,300
Less—accumulated depreciation	(7,003)	(5,484)
Total rental assets	$5,083	$4,816

F-42

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation and amortization

Depreciation and amortization expense related to property, plant and equipment, including rental assets and property, plant and equipment under finance leases, was $6.1 million and $7.1 million for the years ended December 31, 2023 and 2022, respectively.

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2023	2022
Royalties	$845	$992
Payroll and related expenses	4,159	8,873
Warranty obligations	480	480
Professional fees	310	738
Accrued interest	1,038	1,112
Deferred revenue	5,583	5,060
Customer advances	–	2,828
Operating lease liabilities	1,681	1,759
Accrued contract manufacturing liabilities	7,537	1,416
Value added tax payables	531	449
Other	4,858	4,238
Total accrued expenses and other current liabilities	$27,022	$27,945

Note 3. Goodwill and Other Intangible Assets

The Company had a goodwill balance of $21.9 million at both December 31, 2023 and 2022.

The Company’s intangible assets are comprised of the following (in thousands):

	December 31, 2023
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Finite-lived intangible assets:
Developed technologies	$4,751	$(4,465)	$286
Trademarks and trade names	9,513	(7,950)	1,563
Customer relationships	8,500	(7,447)	1,053
Capitalized software development costs	41,275	(17,320)	23,955
Other	2,884	(2,805)	79
Total finite-lived intangible assets	$66,923	$(39,987)	26,936
Indefinite-lived intangible assets:
In-process capitalized software development costs			204
Total intangible assets			$27,140

F-43

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2022
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Finite-lived intangible assets:
Developed technologies	$4,534	$(4,016)	$518
Trademarks and trade names	9,513	(7,105)	2,408
Customer relationships	8,500	(6,597)	1,903
Capitalized software development costs	40,767	(11,686)	29,081
Other	2,884	(2,225)	659
Total finite-lived intangible assets	$66,198	$(31,629)	34,569
Indefinite-lived intangible assets:
In-process capitalized software development costs			6,814
Total intangible assets			$41,383

Amortization expense for the years ended December 31, 2023 and 2022 was approximately $16.4 million and $20.1 million, respectively, including approximately $14.3 million and $17.9 million related to capitalized software development costs for the years ended December 31, 2023 and 2022, respectively.

For the years ended December 31, 2023 and 2022, the Company recorded $5.2 million and $3.0 million, respectively, of impairment losses on intangible assets related to capitalized software.

The following table represents details of the amortization of finite-lived intangible assets that is estimated to be expensed in the future (in thousands):

2024	$11,115
2025	6,617
2026	3,151
2027	2,716
2028	2,166
Thereafter	1,171
Total	$26,936

Note 4. Fair Value Measurements

The Company’s only financial instrument measured at fair value on a recurring basis is its interest make-whole payment derivative liability on its 2025 Notes (see Note 5 – Debt). The fair value of that liability was zero as of both December 31, 2023 and 2022.

The fair value of the interest make-whole payment derivative liability was determined using a Monte Carlo model with the following key assumptions:

	December 31, 2023	December 31, 2022
Volatility	77%	50%
Stock price	$2.20 per share	$8.40 per share
Credit spread	92.20%	56.52%
Term	1.34 years	2.34 years
Dividend yield	–%	–%
Risk-free rate	4.60%	4.35%

F-44

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair value of the interest make-whole derivative liability at December 31, 2023 and December 31, 2022 was determined using assumptions which include an implied credit spread rate for notes with a similar term, the expected volatility and dividend yield of the Company’s common stock and the risk-free interest rate.

During the years ended December 31, 2023 and 2022, there were no conversions of the 3.25% convertible senior notes due 2025 (the “2025 Notes”) into shares of the Company’s common stock.

During the year ended December 31, 2023, there was no change in the fair value of the interest make-whole liability. For the year ended December 31, 2022, the Company recorded a $0.9 million gain as a result of the changes in fair value of the interest make-whole liability within other income (expense), net on the consolidated statement of operations.

Other Financial Instruments

The carrying values of the Company’s other financial assets and liabilities approximate their fair values because of their short-term nature, with the exception of the 2025 Notes. The 2025 Notes are carried at amortized cost, adjusted for changes in fair value of the embedded derivative.

Note 5. Debt

Convertible Notes

2025 Notes

In May 2020, the Company completed both a registered public offering, and a privately negotiated exchange agreement, that resulted in the issuance of the 2025 Notes. After taking into account exchanges and redemptions occurring in prior periods, the outstanding principal balance of the 2025 Notes was $161.9 million as of both December 31, 2023 and December 31, 2022.

The 2025 Notes were issued under an indenture, dated May 12, 2020 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated May 12, 2020 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

The 2025 Notes will mature on May 1, 2025, unless earlier repurchased, redeemed or converted. The 2025 Notes are senior unsecured obligations of the Company and bear interest at an annual rate of 3.25%, payable semi-annually in arrears on May 1 and November 1 of each year.

Holders of the 2025 Notes may convert the 2025 Notes into shares of the Company’s common stock (together with cash in lieu of any fractional share), at their option, at any time until the close of business on the scheduled trading day immediately before the maturity date. Upon conversion of the 2025 Notes, the Company will deliver for each $1,000 principal amount of 2025 Notes converted a number of shares of the Company’s common stock (together with cash in lieu of any fractional share), equal to the conversion rate.

The initial conversion rate for the 2025 Notes is 7.92896 shares of common stock per $1,000 principal amount of 2025 Notes, which represents an initial conversion price of approximately $126.12 per share, and is subject to adjustment upon the occurrence of certain events, including, but not limited to, certain stock dividends, splits and combinations, the issuance of certain rights, options or warrants to holders of the common stock, certain distributions of assets, debt securities, capital stock or other property to holders of the common stock, cash dividends on the common stock and certain Company tender or exchange offers.

F-45

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

If a fundamental change (as defined in the Indenture) occurs at any time prior to the maturity date, then the noteholders may require the Company to repurchase their 2025 Notes at a cash repurchase price equal to the principal amount of the 2025 Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. If a make-whole fundamental change (as defined in the Indenture) occurs, then the Company will in certain circumstances increase the conversion rate for a specified period of time.

The 2025 Notes will be redeemable, in whole or in part, at the Company’s option at any time, and from time to time, on or after May 6, 2023 through the last scheduled trading day before the maturity date, at a cash redemption price equal to the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, as long as the last reported sale price per share of the common stock exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (ii) the trading day immediately before the date the Company sends such notice.

The Indenture contains customary events of default. If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving the Company) occurs and is continuing, the Trustee, by notice to the Company, or the holders of the 2025 Notes representing at least 25% in aggregate principal amount of the outstanding 2025 Notes, by notice to the Company and the Trustee, may declare 100% of the principal of, and all accrued and unpaid interest on, all of the then outstanding 2025 Notes to be due and payable immediately. Upon the occurrence of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of, and all accrued and unpaid interest on, all of the then outstanding 2025 Notes will automatically become immediately due and payable. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture will, for the first 360 days after such event of default, consist exclusively of the right to receive additional interest on the 2025 Notes.

Interest make-whole payment

The 2025 Notes also include an interest make-whole payment feature whereby if the last reported sale price of the Company’s common stock for each of the five trading days immediately preceding a conversion date is greater than or equal to $105.10, the Company will, in addition to the other consideration payable or deliverable in connection with such conversion, make an interest make-whole payment to the converting holder equal to the sum of the present values of the scheduled payments of interest that would have been made on the 2025 Notes to be converted had such notes remained outstanding from the conversion date through the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date. The present values will be computed using a discount rate equal to 1%. The Company will satisfy its obligation to pay the interest make-whole payment, at its election, in cash or shares of common stock (together with cash in lieu of fractional shares). The Company has determined that this feature is an embedded derivative and has recognized the fair value of this derivative as a liability in the consolidated balance sheets, with subsequent changes to fair value to be recorded at each reporting period on the consolidated statement of operations in other income, net. See Note 4 – Fair Value Measurements, for more information on this derivative liability.

As of December 31, 2023 and 2022, $161.9 million of principal of the 2025 Notes was outstanding, $80.4 million of which were held by related parties. Assuming no repurchases or conversions of the 2025 Notes prior to May 1, 2025, the entire principal balance of $161.9 million of the 2025 Notes is due on May 1, 2025.

The 2025 Notes consist of the following (in thousands):

	December 31,
	2023	2022
Principal	$161,898	$161,898
Add: fair value of embedded derivative	–	–
Less: unamortized debt discount	(1,106)	(1,933)
Less: unamortized issuance costs	(880)	(1,538)
Net carrying amount	$159,912	$158,427

F-46

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effective interest rate of the liability component of the 2025 Notes was 4.17% for the twelve months ended December 31, 2023 and 2022. The following table sets forth total interest expense recognized related to the 2025 Notes (in thousands):

	Year Ended December 31,
	2023	2022
Contractual interest expense	$5,262	$5,262
Amortization of debt discount	828	828
Amortization of debt issuance costs	659	659
Total interest expense	$6,749	$6,749

The contractual interest expense on the 2025 Notes recorded within interest expense, net on the consolidated statements of operations attributable to related parties was $2.6 million and $2.6 million in the years ended December 31, 2023 and 2022, respectively. As of both December 31, 2023 and 2022, accrued interest due to related parties of $0.4 million was included within accrued expenses and other current liabilities on the consolidated balance sheets.

Asset-Backed Revolving Credit Facility

On August 5, 2022, the Company entered into a Loan and Security Agreement (the “Credit Agreement”), by and among Siena Lending Group LLC, as lender (“Lender”), Inseego Wireless, Inc., a Delaware corporation (“Inseego Wireless”), a subsidiary of the Company, and Inseego North America LLC, an Oregon limited liability company, an indirect subsidiary of the Company, as borrowers (together with Inseego Wireless, the “Borrowers”), and the Company, as guarantor (together with the Borrowers, the “Loan Parties”) as subsequently amended (see Note 13 – Subsequent Events for further information on the most recent amendment) . The Credit Agreement establishes a secured asset-backed revolving credit facility which is comprised of a maximum $50 million revolving credit facility (“Credit Facility”), with a minimum borrowing amount for interest calculations of $4.5 million upon execution of the Credit Agreement. The Credit Facility matures on December 31, 2024. Availability under the Credit Facility is determined monthly by a borrowing base comprised of a percentage of eligible accounts receivable and eligible inventory of the Borrowers. Outstanding amounts exceeding the borrowing base must be repaid immediately. The Borrowers’ obligations under the Credit Agreement are guaranteed by the Company. The Loan Parties’ obligations under the Credit Agreement are secured by a continuing security interest in all property of each Loan Party, subject to certain Excluded Collateral (as defined in the Credit Agreement).

Borrowings under the Credit Facility may take the form of base rate (“Base Rate”) loans or Secured Overnight Financing Rate (“SOFR”) loans. SOFR loans will bear interest at a rate per annum equal to Term SOFR (as defined in the Credit Agreement as the Term SOFR Reference Rate for a term of one month on the day) plus the Applicable Margin (as defined in the Credit Agreement), with a Term SOFR floor of 1%. Base Rate loans will bear interest at a rate per annum equal to the Applicable Margin plus the greatest of (a) the per annum rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal, (b) the sum of the Federal Funds Rate (as defined in the Credit Agreement) plus 0.5% and (c) 3.50% per annum.

The Applicable Margin varies depending on the average outstanding amount for a preceding month. If the average outstanding amount for a preceding month is less than $15 million, the Applicable Margin will be 2.50% for Base Rate loans and 3.50% for SOFR loans. If the average outstanding amount for a preceding month is between $15 million and $25 million, the Applicable Margin will be 3.00% for Base Rate loans and 4.00% for SOFR loans. If the average outstanding amount for a preceding month is greater than $25 million, the Applicable Margin will be 4.5% for Base Rate loans and 5.50% for SOFR loans. The Company pays monthly fees of 0.4% per annum on the unused portion of the Credit Facility.

The Credit Agreement contains a financial covenant whereby the Loan Parties shall not permit the consolidated Liquidity (as defined in the Amended Credit Agreement) to be less than $8 million at any time (the “Liquidity Covenant”). The Credit Agreement also contains certain customary covenants, which include, but are not limited to, restrictions on indebtedness, liens, fundamental changes, restricted payments, asset sales, and investments, and places limits on various other payments. The Company determined that the term “Eligible Accounts”, as defined in the Credit Agreement would have excluded certain balances used in the determination of eligible collateral upon which the Company’s borrowing base is calculated and that exclusion would have resulted in a violation of the Liquidity Covenant as of December 31, 2022. Accordingly, to clarify this matter and others, the Loan Parties agreed to amend the Credit Agreement (as amended, the “Amended Credit Agreement”) to modify and clarify the definitions of “Eligible Accounts”, “Permitted Indebtedness” and also “Eligible Inventory.” The Amended Credit Agreement was entered into on February 25, 2023 with an effective date of December 15, 2022. The Company was in compliance with the financial covenants of the Amended Credit Agreement as of December 31, 2023.

F-47

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On May 2, 2023, (1) two related parties (the “Participants”) collectively purchased a $4.0 million last-out subordinated participation interest in the Amended Credit Agreement (the “Participation Interest”) from the Lender, and (2) the Borrowers entered into an amendment to the Amended Credit Agreement which increased the borrowing base under the Credit Facility by $4.0 million, increased the minimum borrowing amount for interest calculations to $8.5 million, and modified certain covenants. In connection with the purchase of the Participation Interest, we agreed to pay the Participants an aggregate exit fee ranging from 7.5% to 12.5% of the amount of the Participation Interest, payable upon the earlier to occur of (a) the maturity date of the Credit Facility, (b) termination of the Lender’s commitment to make revolving loans prior to the scheduled maturity date of the Credit Facility, and (c) the early redemption of the Participation Interest, as applicable. Further, the purchase of the Participation Interest granted an option for the Participants to purchase the subject revolving loan or to redeem its Participation Interest under certain circumstances. The Participants are each affiliates of beneficial holders of greater than five percent of our outstanding common stock. Accretion of the exit fee attributable to related parties recorded within interest expense, net on the consolidated statements of operations was $0.2 million for the year ended December 31, 2023.

Upon execution of the Credit Agreement on August 5, 2022, the Company paid $1.1 million of debt issuance costs, which are being amortized to interest expense throughout the term of the agreement. Amortization expense of $0.5 million and $0.2 million related to debt issuance cost was recognized for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, there were $0.5 million and $0.9 million of unamortized debt issuance costs on the Credit Facility included within prepaid expenses and other and other assets on the consolidated balance sheets, respectively. As of December 31, 2023, the Company had outstanding borrowings of $4.1 million and availability of $3.2 million. The Company’s policy is to classify outstanding borrowings as long-term so long as such borrowings are not expected to exceed the borrowing base over the 12 months subsequent to the balance sheet date, in which case, any excess borrowings would be classified as short-term.

The effective interest rate of the average outstanding balance of the Credit Facility was 54.5%, which includes 14.4% related to amortization of original issuance costs, and 17.7%, which includes 8.5% related to amortization of original issuance costs, for the twelve months ended December 31, 2023 and 2022, respectively. The higher interest rates relate to the fact that there is a minimum borrowing amount for interest calculations under the Credit Facility. The following table sets forth total interest expense recognized related to the Credit Facility (in thousands):

	Year Ended December 31,
	2023	2022
Contractual interest expense	$861	$211
Amortization of debt issuance costs	466	194
Total interest expense	$1,327	$405

Note 6. Income Taxes

The Company’s loss before income taxes for the years ended December 31, 2023 and 2022 is comprised of the following (in thousands):

	Year Ended December 31,
	2023	2022
Domestic	$(47,703)	$(63,939)
Foreign	2,403	(4,495)
Loss before income taxes	$(45,300)	$(68,434)

F-48

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The (benefit) provision for income taxes for the years ended December 31, 2023 and 2022 is comprised of the following (in thousands):

	Year Ended December 31,
	2023	2022
Current:
Federal	$–	$–
State	20	50
Foreign	477	55
Total current	497	105
Deferred:
Federal	9	15
State	–	–
Foreign	379	(585)
Total deferred	388	(570)
(Benefit) Provision for income taxes	$885	$(465)

The Company’s net deferred tax liabilities consist of the following (in thousands):

	December 31,
	2023	2022
Deferred tax assets:
Accrued expenses	$1,175	$715
Provision for excess and obsolete inventory	4,679	759
Capitalized research and experimental expenditures	8,629	8,986
Convertible debt	3,526	9,782
Depreciation and amortization	1,725	–
Interest expense limitation	18,689	12,722
Net operating loss and tax credit carryforwards	114,813	112,297
Share-based compensation	3,065	3,375
Right-of-use-asset	2,209	2,294
Unrecognized tax benefits	–	1,942
Deferred tax assets	158,510	152,872
Valuation allowances	(155,158)	(145,431)
Deferred tax assets, net of valuation allowances	3,352	7,441
Deferred tax liabilities:
Operating lease liability	(2,607)	(2,518)
Acquired intangible assets	(555)	(599)
Depreciation and amortization	–	(4,288)
Unrealized foreign currency gains	(870)	(359)
Deferred tax liabilities	(4,032)	(7,764)
Deferred tax liabilities, net	$(680)	$(323)

F-49

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recognizes federal, state and foreign current tax liabilities or assets based on its estimate of taxes payable to or refundable by tax authorities in the current fiscal year. The Company also recognizes federal, state and foreign deferred tax liabilities or assets based on the Company’s estimate of future tax effects attributable to temporary differences and carryforwards. The Company records a valuation allowance to reduce any deferred tax assets by the amount of any tax benefits that, based on available evidence and judgment, are not expected to be realized.

The Company assesses whether a valuation allowance should be recorded against its deferred tax assets based on the consideration of all available evidence, using a “more likely than not” realization standard. The four sources of taxable income that must be considered in determining whether deferred tax assets will be realized are: (1) future reversals of existing taxable temporary differences (i.e., offset of gross deferred tax assets against gross deferred tax liabilities); (2) taxable income in prior carryback years, if carryback is permitted under the applicable tax law; (3) tax planning strategies; and (4) future taxable income exclusive of reversing temporary differences and carryforwards.

During the years ended December 31, 2023 and 2022, the Company recognized valuation allowances of $10.1 million, and $13.6 million, respectively, related to its deferred tax assets created in those respective years for entities with historical losses and full valuation allowances. Based on the Company’s current position on valuation allowance, no net income tax benefits resulted in the Company’s consolidated statements of operations from the operating losses created during those years.

Beginning January 1, 2022, we are required to capitalize certain research and development expenditures in accordance with Section 174 of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, instead of expensing such expenditures, as previously allowed. Amortization of such capitalized expenditures are allowed over a 5-year period if incurred domestically or a 15-year period if incurred outside the United States.

The (benefit) provision for income taxes reconciles to the amount computed by applying the statutory federal income tax rate of 21% in 2023 and 2022 to loss before income taxes as follows (in thousands):

	Year Ended December 31,
	2023	2022
Federal tax benefit, at statutory rate	$(9,154)	$(14,371)
State benefit, net of federal benefit	711	(370)
Foreign tax rate difference	148	(259)
Valuation allowance against future tax benefits	9,727	13,564
Research and development credits	(760)	(2,222)
Share-based compensation	1,622	1,010
Non-deductible officers compensation	–	108
True-up of prior year provisions	(1,474)	2,123
Other	65	(48)
(Benefit) Provision for income taxes	$885	$(465)

At December 31, 2023, the Company had U.S. federal net operating loss carryforwards (“NOLs”) related to tax years 2021 and prior of approximately $405.1 million. Approximately $106.9 million of these NOLs have no expiration date. The remainder will begin to expire in 2024, unless previously utilized. Some of these NOLs may be limited by either past or future changes in control events. The Company has California NOLs at December 31, 2023 of approximately $64.2 million, which begin to expire in 2028, unless previously utilized, and foreign NOLs for its active foreign subsidiaries of approximately $25.5 million, which generally have no expiration date. At December 31, 2023, the Company had federal research and development tax credit carryforwards, net of unrecognized tax benefits, of approximately $10.9 million, which begin to expire in 2026, unless previously utilized, and California research and development tax credit carryforwards, net of unrecognized tax benefits, of approximately $10.9 million, which have no expiration date.

F-50

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to Internal Revenue Code (“IRC”) Sections 382 and 383, annual use of the Company’s net operating loss and research and development credit carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a rolling three-year period. An analysis was performed for the period through December 31, 2023 and did not identify any events of cumulative change in ownership during the review period. The Company will continue monitoring any future changes in stock ownership.

It is the Company’s intention to reinvest undistributed earnings of its foreign subsidiaries and thereby indefinitely postpone their remittance. Accordingly, no provision has been made for foreign withholding taxes on U.S. income taxes which may become payable if undistributed earnings of the foreign subsidiary were paid as dividends to the Company.

On March 27, 2020, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) which includes modifications to the limitation on business interest expense and net operating loss provisions, and provides a payment delay of employer payroll taxes during 2020 after the date of enactment. Payments of approximately $1.4 million of employer payroll taxes otherwise due in 2020, were delayed with 50% due and paid by December 31, 2021 and the remaining 50% in February 2023. The CARES Act did not have a material impact on the Company’s consolidated financial statements.

The Company follows the accounting guidance related to financial statement recognition, measurement and disclosure of uncertain tax positions. The Company recognizes the impact of an uncertain income tax position on an income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. No income tax benefit was recognized during the years ended December 31, 2023 and 2022. At December 31, 2023 and 2022, the Company did not have interest expense related to uncertain tax positions or a liability for unrecognized tax benefits. The Company does not expect changes to its uncertain tax position in the next twelve months.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

Balance at December 31, 2021	$41,629
Increases related to current and prior year tax positions	1,286
Balance at December 31, 2022	42,915
Increases related to current and prior year tax positions	506
Decreases from lapses of statute of limitations and prior year tax positions	(30,782)
Balance at December 31, 2023	$12,639

There are no tax benefits that, if recognized, would affect the effective tax rate that are included in the balances of unrecognized tax benefits at December 31, 2023.

The Company and its subsidiaries file U.S., state and foreign income tax returns in jurisdictions with various statutes of limitations. The Company’s tax returns are subject to examination by federal, state and foreign taxing authorities. The Company’s federal and state tax returns are subject to examination for the years beginning in 2020 and 2019, respectively. Net operating loss carryforwards arising prior to these years are also open to examination, if and when utilized. The Company believes appropriate provisions for all outstanding issues have been made for all jurisdictions and all open years. However, because audit outcomes and the timing of audit settlements are subject to significant uncertainty, the Company’s current estimate of the total amounts of unrecognized tax benefits could increase or decrease for all open years.

On August 16, 2022, Congress passed, and the President signed into law, the Inflation Reduction Act of 2022 (the “IRA”), which includes certain business tax provisions. The IRA provides for excise taxes on corporate stock buy-backs and a minimum tax on corporate financial statement income in excess of $1.0 billion. These new provisions became effective January 1, 2023. The Company does not expect the IRA to have a material impact on the Company’s effective tax rate or income tax expense for the year ending December 31, 2023.

F-51

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Preferred Stock and Common Stock

Preferred Stock

The Company has a total of 2,000,000 shares of preferred stock authorized for issuance at a par value of $0.001 per share, 150,000 of which have been designated Series D Preferred Stock and 39,500 of which have been designated Series E Preferred Stock. As of December 31, 2023, the Company had 25,000 shares of Series E preferred stock issued and outstanding.

Each share of Series E Preferred Stock entitles the holder thereof to receive, when and if declared by the Company out of assets legally available therefor, cumulative cash dividends at an annual rate of 9.00% payable quarterly in arrears on January 1 April 1, July 1 and October 1 of each year, beginning on October 1, 2019. If dividends are not declared and paid in any quarter, or if such dividends are declared but holders of the Series E Preferred Stock elect not to receive them in cash, the quarterly dividend will be deemed to accrue and will be added to the Series E Base Amount (as defined below). The Series E Preferred Stock has no voting rights unless otherwise required by law. The Series E Preferred Stock is perpetual and has no maturity date. However, the Company may, at its option, redeem shares of the Series E Preferred Stock, in whole or in part, on or after July 1, 2022, at a price equal to 110% of the Series E Base Amount plus (without duplication) any accrued and unpaid dividends. The “Series E Base Amount” means $1,000 per share, plus any accrued but unpaid dividends, whether or not declared by the Company’s board of directors, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock. In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series E Preferred Stock will be entitled to receive, after satisfaction of liabilities to creditors and subject to the rights of holders of any senior securities, but before any distribution of assets is made to holders of common stock or any other junior securities, the Series E Base Amount plus (without duplication) any accrued and unpaid dividends.

Dividends declared, but not paid, related to the Series E Preferred Stock resulted in $10.1 million and $7.1 million of dividends accrued, approximating $404.93 and $285.29 per preferred share, as of December 31, 2023 and 2022, respectively.

Common Stock

As of December 31, 2023, the Company had 150,000,000 shares of $0.001 par value common stock authorized for issuance and 11,878,557 shares issued and outstanding.

In January 2021, the Company entered into an Equity Distribution Agreement with Canaccord Genuity LLC (the “Agent”), pursuant to which the Company may offer and sell, from time to time, through or to the Agent, up to $40.0 million of shares of its common stock (the “ATM Offering”). There were no sales under the ATM during the year ended December 31, 2022. During the year ended December 31, 2023 the Company sold 803,596 shares of common stock, at an average price of $7.54 per share, for net proceeds of $5.9 million, after deducting underwriter fees and discounts. Effective as of November 2, 2023, the Equity Distribution Agreement was terminated by the Company, and there will be no further sales under the ATM Offering.

Note 8. Share-based Compensation

During the years ended December 31, 2023 and 2022, the Company granted awards under the 2018 Omnibus Incentive Compensation Plan, previously named the Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “2018 Plan”). The Compensation Committee of the Board of Directors administers the plans. Under the 2018 Plan, shares of common stock may be issued upon the exercise of stock options, in the form of restricted stock, or in settlement of RSUs or other awards, including awards with alternative vesting schedules such as performance-based criteria. The 2018 Plan authorizes 3,275,309 shares, of which 910,076 remain available for future grants.

During the year ended December 31, 2023 and 2022, the Board of Directors of the Company approved and the Company granted RSUs to eligible employees under the 2018 Plan, previously named the Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “2018 Plan”), as annual bonus payments. During the years ended December 31, 2023 and 2022, the total charges related to bonus payments were $1.2 million and $8.8 million, respectively.

F-52

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2023 and 2022, the following table presents total share-based compensation expense in each functional line item on the consolidated statements of operations (in thousands):

	Year Ended December 31,
	2023	2022
Cost of revenues	$772	$2,110
Research and development	1,526	5,369
Sales and marketing	1,215	3,528
General and administrative	3,931	6,868
Total	$7,444	$17,875

Stock Options

The Compensation Committee of the Board of Directors determines eligibility, vesting schedules and exercise prices for stock options granted. For performance stock awards subject to market-based vesting conditions, fair values are determined using the Monte-Carlo simulation model. Stock options generally have a term of ten years and vest over a three- to four-year period.

The following table presents the weighted-average assumptions used in the Black-Scholes valuation model by the Company in calculating the fair value of each stock option granted:

	Year Ended December 31,
	2023	2022
Expected dividend yield	–%	–%
Risk-free interest rate	4.3%	1.8%
Volatility	174%	78%
Expected term (in years)	4.4	5.7

The weighted-average fair value of stock option awards granted during the years ended December 31, 2023 and 2022 was $3.16 and $29.10, respectively.

F-53

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company’s stock option activity for the years ended December 31, 2023 and 2022 (dollars in thousands, except per share data):

	Stock Options Outstanding	Weighted-Average Exercise Price Per Option	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding — December 31, 2021	808,579	48.05
Granted	150,500	46.30
Exercised	(37,069)	13.70
Canceled	(108,714)	79.65
Outstanding — December 31, 2022	813,296	46.50
Granted	82,825	4.13
Exercised	–	–
Canceled	(350,249)	38.39
Outstanding — December 31, 2023	545,872	44.16	6.30	1
Vested and Expected to Vest — December 31, 2023	504,839	45.74	6.08	–
Exercisable — December 31, 2023	365,246	49.57	5.07	–

The total intrinsic value of stock options exercised to purchase common stock during the years ended December 31, 2022 was approximately $3.7 million.

As of December 31, 2023, total unrecognized share-based compensation expense related to non-vested stock options was $3.0 million, which is expected to be recognized over a weighted-average period of approximately 2.78 years. The Company recognized approximately $4.0 million and $5.9 million of share-based compensation expense related to the vesting of stock option awards during the years ended December 31, 2023 and 2022, respectively.

Restricted Stock Units

Pursuant to the 2018 Plan and the 2015 Plan, the Company may issue RSUs that, upon satisfaction of vesting conditions, allow recipients to receive common stock. Issuances of such awards reduce common stock available under the 2018 Plan and 2015 Plan for stock incentive awards. The Company measures compensation cost associated with grants of RSUs at fair value, which is generally the closing price of the Company’s stock on the date of grant. RSUs generally vest over a three- to four-year period.

A summary of restricted stock unit activity under all plans for the years ended December 31, 2023 and 2022 is presented below:

	Number of Shares	Weighted-Average Grant-Date Fair Value
Non-vested — December 31, 2021	124,772	76.54
Granted	254,405	45.08
Vested	(227,882)	45.32
Forfeited	(33,458)	34.52
Non-vested — December 31, 2022	117,837	73.30
Granted	366,713	5.78
Vested	(246,706)	12.92
Forfeited	(34,836)	39.77
Non-vested — December 31, 2023	203,008	19.84

F-54

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the years ended December 31, 2023 and 2022, the total fair value of shares vested was $1.2 million and $9.5 million, respectively.

As of December 31, 2023, there was $2.3 million of unrecognized share-based compensation expense related to non-vested RSUs, which is expected to be recognized over a weighted-average period of 1.39 years. The Company recognized approximately $3.3 million and $11.7 million of share-based compensation expense related to the vesting of RSUs during the years ended December 31, 2023 and 2022, respectively.

2000 Employee Stock Purchase Plan

The ESPP permits eligible employees of the Company to purchase newly issued shares of common stock, at a price equal to 85% of the lower of the fair market value on (i) the first day of the offering period or (ii) the last day of each six-month purchase period, through payroll deductions of up to 10% of their annual cash compensation. Under the ESPP, a maximum of 532,400 shares of common stock may be purchased by eligible employees.

During the years ended December 31, 2023 and 2022, the Company issued 64,150 shares and 52,567 shares, respectively, under the ESPP. The Company recognized approximately $0.1 million and $0.3 million of share-based compensation expense related to the ESPP during the years ended December 31, 2023 and 2022, respectively.

Note 9. Loss per Share

Basic EPS excludes dilution and is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock using the treasury stock method. Potentially dilutive securities (consisting primarily of the convertible notes calculated using the if-converted and treasury stock method and warrants, stock options and RSUs calculated using the treasury stock method) are excluded from the diluted EPS computation in loss periods and when the applicable exercise price is greater than the market price on the period end date as their effect would be anti-dilutive.

The calculation of basic and diluted earnings per share was as follows (in thousands, except share and per share data):

	Year Ended December 31,
	2023	2022
Net loss attributable to common stockholders	$(49,176)	$(70,705)
Weighted-average common shares outstanding*	11,372,069	10,726,933
Basic and diluted net loss per share	$(4.32)	$(6.59)

(*) Adjusted retroactively for reverse stock split that occurred on January 24, 2024, see Note 1

F-55

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of outstanding potential shares of common stock that have been excluded from the computation of diluted net loss per share attributable to common stockholders because their inclusion would have been anti-dilutive:

	Year Ended December 31,
(in thousands)	2023	2022
Convertible notes	1,291	1,409
Non-qualified stock options	546	813
Restricted stock units	203	118
Employee Stock Purchase Plan	25	43
Total	2,065	2,383

Note 10. Commitments and Contingencies

Noncancellable Purchase Obligations

The Company typically enters into commitments with its contract manufacturers that require future purchases of goods or services in the upcoming three to four quarters following the balance sheet date. Such commitments are noncancellable (“noncancellable purchase obligations). As of December 31, 2023, future payments under these noncancellable purchase obligations were approximately $33.9 million.

Legal

The Company is, from time to time, party to various legal proceedings arising in the ordinary course of business. The Company is regularly required to directly or indirectly participate in other U.S. patent infringement actions pursuant to its contractual indemnification obligations to certain customers. Based on an evaluation of these matters the Company currently believes that liabilities arising from, or sums paid in settlement of these existing matters, if any, would not have a material adverse effect on its consolidated results of operations or financial condition.

Indemnification

In the normal course of business, the Company periodically enters into agreements that require the Company to indemnify and defend its customers for, among other things, claims alleging that the Company’s products infringe upon third-party patents or other intellectual property rights. The Company’s maximum exposure under these indemnification provisions cannot be estimated but the Company does not believe that there are any matters individually or collectively that would have a material adverse effect on its consolidated results of operations or financial condition.

F-56

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Leases

The components of the right-of-use assets and lease liabilities were as follows (in thousands):

	Balance Sheet Classification	December 31, 2023	December 31, 2022
Operating right-of-use assets, net	Operating lease right-of-use assets	$5,412	$6,662

Current operating lease liabilities	Accrued expenses and other current liabilities	$1,681	$1,759
Non-current operating lease liabilities	Operating lease liabilities	5,039	5,903
Total operating lease liabilities		$6,720	$7,662

Weighted-average remaining lease term (in years)		4.2	4.1
Weighted-average discount rate		9.0	9.0

The components of lease cost were as follows (in thousands):

	Year Ended December 31, 2023
	2023	2022

Operating lease costs included in operating costs and expenses	$2,303	$2,453

Supplemental cash flow information related to leases was as follows (in thousands):

	Year Ended December 31, 2023
	2023	2022

Operating cash flows related to operating leases	$2,369	$2,464
Operating right-of-use assets obtained in exchange for lease liabilities	$1,030	$705

F-57

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The future minimum payments under operating leases were as follows at December 31, 2023 (in thousands):

2024	$2,208
2025	1,904
2026	1,878
2027	1,282
2028	148
Thereafter	723
Total minimum operating lease payments	8,143
Less: amounts representing interest	(1,423)
Present value of net minimum operating lease payments	6,720
Less: current portion	(1,681)
Long-term portion of operating lease obligations	$5,039

Note 12. Geographic Information and Concentrations of Risk

Geographic Information

The following table details the Company’s long-lived tangible assets, excluding financial instruments and tax assets, classified by the location of the controlling statutory company (in thousands):

	December 31,
	2023	2022
United States	$7,667	$12,103
United Kingdom	5,159	4,259
Other	1,683	1,926
Total	$14,509	$18,288

The following table details the Company’s net revenues by geographic region based on shipping destination (in thousands):

	Year Ended December 31,
	2023	2022
United States and Canada	$163,491	$201,799
Europe (including United Kingdom)	26,097	27,562
Australia	5,982	11,250
Other	118	4,712
Total	$195,688	$245,323

F-58

INSEEGO CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentrations of Risk

For the year ended December 31, 2023, three customers accounted for 31.6%, 27.2% and 15.0% of net revenues, respectively. For the year ended December 31, 2022, two customers accounted for 35.1% and 32.2% of net revenues, respectively.

At December 31, 2023, two customers accounted for 41.8% and 10.2% of total accounts receivable, net, respectively. At December 31, 2022, two customers accounted for 37.4% and 21.9% of total accounts receivable, net, respectively.

Note 13. Subsequent Events

On February 19, 2024, Ashish Sharma resigned as Chief Executive Officer and President of the Company, to be effective as of February 23, 2024. In addition, the Company’s board of directors (the “Board”) appointed Philip G. Brace, a member of the Board, as Executive Chairman, effective as of February 19, 2024.

On February 20, 2024, we entered into a fourth amendment (the “Fourth Amendment”) of the Credit Agreement. The Fourth Amendment relaxed the financial covenants under the Credit Agreement by decreasing the minimum liquidity level we are required to maintain from $10 million to $8 million. No costs were incurred by the Company in connection with the Fourth Amendment.

F-59

INSEEGO CORP.

UP TO 5,956,241 SHARES OF COMMON STOCK

PROSPECTUS

December 30, 2024